THIS IS NOT A SOLICITATION OF ACCEPTANCE OR REJECTION OF THE PLAN. ACCEPTANCES OR REJECTIONS MAY NOT BE SOLICITED UNTIL A DISCLOSURE STATEMENT HAS BEEN APPROVED BY THE BANKRUPTCY COURT. THIS DISCLOSURE STATEMENT IS BEING SUBMITTED FOR APPROVAL BUT HAS NOT BEEN APPROVED BY THE BANKRUPTCY COURT.

                         UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF NEW JERSEY

-----------------------------------------------

In re:

GREATE BAY HOTEL AND CASINO, INC., a New Jersey  Case No. 98-10001 (JW), et seq.
Corporation, GB HOLDINGS, INC., a Delaware                               -- ---
Corporation, and GB PROPERTY FUNDING CORP., a    (Jointly Administered)
Delaware Corporation,
                                                  Chapter 11
                           Debtors.

-----------------------------------------------




                FIFTH AMENDED SUPPLEMENT TO THE MASTER DISCLOSURE
              STATEMENT PURSUANT TO SECTION 1125 OF THE BANKRUPTCY
                CODE WITH REGARD TO THE FIFTH AMENDED JOINT PLAN
                OF REORGANIZATION FILED BY THE OFFICIAL COMMITTEE
                      OF UNSECURED CREDITORS AND HIGH RIVER

                                            COOPER PERSKIE APRIL NIEDELMAN
                                             WAGENHEIM & LEVENSON
                                            1125 Atlantic Avenue
                                            Atlantic City, NJ  08041
                                            (609) 344-3161
                                            Eric A. Browndorf (EB-5610)
                                            Attorneys for the Official Committee
                                            Of Unsecured Creditors

                                            BERLACK, ISRAELS & LIBERMAN LLP
                                            120 West 45th Street
                                            New York, New York 10036
                                            (212) 704-0100
                                            Edward S. Weisfelner (ESW-5581)
                                            Attorneys for High River, Cyprus
                                            LLC, and Larch LLC

                                TABLE OF CONTENTS

ARTICLE I         INTRODUCTION.............................................................1

ARTICLE II        SUMMARY OF THE TREATMENT OF CLAIM AND

                  INTERESTS UNDER THE COMMITTEE/HIGH RIVER PLAN............................4

ARTICLE III       SUMMARY OF THE COMMITTEE/HIGH RIVER PLAN.................................6
      3.01  Investment by High River.......................................................6
      3.02. Treatment of Administrative Expense Claims.....................................7
      3.03  Treatment of Priority Tax Claims...............................................7
      3.04  Treatment of Old Notes Trustee Fees and Expenses...............................8
      3.05  Unsecured Creditors Fund Expenses..............................................7
      3.06  Classification and Treatment of Claims and Interests...........................8
      3.07  Description of New Notes......................................................10
      3.08  Issuance of New Common Stock..................................................11
      3.09  Regulatory Conditions.........................................................12
      3.10  Other Plan Provisions.........................................................13

ARTICLE IV        REORGANIZATION VALUE UNDER THE

                  COMMITTEE/HIGH RIVER PLAN...............................................26

ARTICLE V         GOVERNANCE OF THE REORGANIZED DEBTORS...................................23
      5.01  Post-Confirmation Management..................................................23
      5.02  Post Effective Date Control by High River.....................................25

ARTICLE VI        ALTERNATIVES TO THE PLAN................................................25

ARTICLE VII        VOTING REQUIREMENTS....................................................30
      7.01  Parties In Interest Entitled to Vote..........................................30
      7.02  Record Date...................................................................31
      7.02  Voting Procedures.............................................................31

ARTICLE VIII      REQUIREMENTS FOR CONFIRMATION
                  OF THE COMMITTEE/HIGH RIVER PLAN........................................31
      8.01  Acceptance of the High River Plan.............................................32
      8.02  Best Interests Test...........................................................32
      8.03  Feasibility...................................................................33
      8.04  Confirmation Without Acceptance of All Impaired Classes.......................33

ARTICLE IX        FEDERAL TAX CONSEQUENCES................................................34
      9.01  Federal Income Tax Consequences to Holders of Claims and Interests............35
      9.02  Importance of Obtaining Professional Tax Assistance...........................37

                                       i







ARTICLE X         CERTAIN FACTORS TO BE CONSIDERED........................................37
      10.01    Variances from Projections.................................................37
      10.02    Registration and Listing of Plan Securities................................37
      10.03    Recovery on New Common Stock...............................................38
      10.04    Recovery Class 4 Claims....................................................38
      10.05    Risk of Delay or Non-Occurrence of the Confirmation Date
               and the Effective Date.....................................................39
      10.06    Regulatory Issues..........................................................39
      10.07    Competition in Atlantic City Casino Industry...............................39
      10.08    Significant Holders........................................................39
      10.09    Trademarks.................................................................39

ARTICLE XI        RECOMMENDATION..........................................................41


                                       ii

                                    EXHIBITS

D-1. Fifth Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated April 7, 2000 proposed by the Official Committee of Unsecured Creditors and High River

D-2      Icahn Letter(s) regarding financial ability of Larch and Cyprus

D-3 The Debtors' Global Development Plan 2000 - 2002 and Unaudited Projections for Periods 1999-2002

D-4 Pro Forma Effective Date Fresh Start Balance Sheet and Tax Attributes' Reduction Schedule

D-5      Analysis of the Committee/High River Plan

D-6      Unfair Discrimination Analysis of the Park Place Plan

D-7 Comparison of Recoveries Under the Committee/High River Plan and the Park Place Plan.

                                    ARTICLE I

                                  INTRODUCTION

         The official committee of unsecured creditors appointed in the above-captioned cases (the "Committee"), together with Cyprus LLC ("Cyprus") and Larch LLC ("Larch"), each either a direct or indirect wholly owned limited liability corporation owned by Carl C. Icahn (hereinafter collectively referred to as "High River" and, together with the Committee, the "Proponents"), provide this Fifth Amended Supplement (the "Disclosure Supplement") to the Second Amended Master Disclosure Statement (together with the Disclosure Supplement, the "Disclosure Statement") prepared by the Debtors in the above-captioned cases (the "Debtors"). The purpose of the Disclosure Statement is to disclose information deemed to be material, important, and necessary in order for Creditors and other interested parties to arrive at a reasonably informed decision in exercising their right to vote for acceptance of the Fifth Amended Joint Plan of Reorganization for the Debtors dated April 7, 2000, proposed by the Proponents (the "Committee/High River Plan" or the "Plan") which is presently on file with the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"). Unless otherwise defined herein, all capitalized terms used herein shall have the meaning given to them in the Committee/High River Plan.

         ANY REPRESENTATiONS OR INDUCEMENTS MADE TO SECURE ACCEPTANCE OF THE COMMITTEE/HIGH RIVER PLAN OTHER THAN AS CONTAINED IN THIS disclosure STATEMENT SHOULD NOT BE RELIED UPON.

         UNLESS EXPRESSLY STATED TO BE THE CASE, THE FINANCIAL INFORMATION IN THIS DISCLOSURE STATEMENT HAS BEEN PROVIDED BY THE DEBORS AND HAS NOT BEEN SUBJECTED TO A CERTIFIED AUDIT OR INDEPENDENTLY VERIFIED BY TEH PROPONENTS, ALTHOUGH THE PROPONENTS HAVE REVIEWED THIS INFORMATION AND BELIEVE IT IS REASONABLE AND HAVE ATTEMPTED TO PROVIDE ACCURATE INFORMATION FOR USE IN THIS DISCLOSURE STATEMENT.

         A COPY OF THE COMITTEE/HIGH RIVER PLAN HAS BEEN FURNISHED TO YOU CONTEMPORANEOUSLY WITH THIS DISCLOSURE STATEMENT AND SHOULD BE READ IN ITS ENTIRETY. ALL SUMMARIES OR OTHER REFERENCES IN THIS DISCLOSURE STATEMENT TO THE COMMITTEE/HIGH RIVER PLAN ARE QUALIFIED BY THE ACTUAL TERMS OF the PLAN. IN THE EVENT OF ANY CONFLICT BETWEEN THIS DISCLOSURE STATEMENT AND THE COMMITTEE/HIGH RIVER PLAN, the PLAN WILL GOVERN.

         On January 5, 1998 (the "Petition Date"), GBHC, Holdings, and Funding filed voluntary petitions for relief under chapter 11, title 11, United States Code, 11 U.S.C. ss.ss. 101-1330 (the "Bankruptcy Code"). The Debtors continue to operate their businesses and manage their properties pursuant to sections 1107(a) and 1108 of the Bankruptcy Code as debtors-in-possession.

         The Committee was formed by the Office of the United States Trustee on January 11, 1998 to protect the interests of unsecured creditors. The Committee retained the law firm of Cooper, Perskie, April, Niedelman, Wagenheim & Levenson, P.A. to represent its interests and advocate for the unsecured creditors in the chapter 11 cases. The Committee retained Ernst & Young LLP ("Ernst & Young") to serve as its accountants.

         Cyprus and Larch are two recently-formed Delaware limited liability companies. Larch is wholly-owned by Carl C. Icahn and Cyprus is owned by Starfire Holding Corporation and Barberry Corporation, each of which is wholly-owned by Mr. Icahn. Collectively, Cyprus and Larch hold approximately $62,833,000 (or 34%) of Old Notes. Mr. Icahn has been and continues to be an active owner and investor in various gaming entities. Mr. Icahn's related entities operate the Stratosphere Hotel and Casino in Las Vegas, Nevada, and own approximately 89.6% of its common stock. In addition, Mr. Icahn's related entities own and operate Arizona Charlie's, Inc. another Las Vegas, Nevada casino. In addition, Mr. Icahn's related entities also recently acquired the Boulder Strip's Sunrise Suites Hotel and Casino. Sunrise Suites is a complex that includes an approximately 300 room hotel and a 224 space RV park. The casino which is expected to open by May 31, 2000, will consist of a casino of approximately 800 slot machines, 10 table games, 3 restaurants and a food court. It will be operated under the name "Arizona Charlies East."

         Mr. Icahn's related entities also hold approximately $34 million (approximately 40%) of the Bonds of the Claridge at Park Place, Inc., approximately $6 million (approximately 12%) of the Bonds of Pioneer Finance Corporation ("Pioneer"), an affiliate of a hotel and casino operation in Laughlin, Nevada, and approximately $19 million (approximately 12%) of the Bonds of Santa Fe Hotel, Inc., a hotel and casino operation in Las Vegas, Nevada that is the indirect parent of Pioneer.

         On February 16, 2000, the New Jersey Casino Control Commission ("Casino Commission") determined that High River and Carl C. Icahn were security holder qualifiers of the Sands Casino Hotel, eligible for interim casino authorization, and deemed their applications for interim casino authorization complete. On March 1, 2000, the Casino Commission approved the form of Interim Casino Authorization Trust Agreement, pursuant to which the Old Notes held by High River (and any proceeds thereof, including securities issued in exchange therefore) will be transferred to a Trustee no later than March 17, 2000. The New Jersey Division of Gaming Enforcement must investigate and report on the application no later than May 17, 2000, the latest date which the Proponents expect High River and Carl C. Icahn to receive Interim Casino Authorization.

         On October 4, 1999, the Debtors filed their Third Modified Joint Plan of Reorganization (the "Stand Alone Plan"). The Proponents initially supported the Stand Alone Plan. However, the confirmation hearing on the Stand Alone Plan was adjourned upon the submission of a term sheet containing the outline of a plan (as thereafter reduced to a written plan of reorganization and filed with the Bankruptcy Court, the "Park Place Plan") proposed by Park Place
Entertainment Corp. ("Park Place") in conjunction with Merrill Lynch Asset Management ("Merrill"). After reviewing the term sheet, High River determined to propose a plan which it believes would result in a superior capital structure and provide more value to the Creditors.

         AFTER INPUT FROM THE COMMITTEE'S ACCOUNTANTS ERNST & YOUNG, AND DUE CONSIDERATION OF ALL ALTERNATIVES, THE COMMITTEE HAS DECIDED TO REMAN AS A CO-PROPONENT OF THE COMMITTEE/HIGH RIVER PLAN BECAUSE THE COMMITTEE BELIEVES THAT SUCH PLAN WILL PROVIDE A MORE CERTAIN AND SUBSTANTIALLY HIGHER DISTRIBUTION FOR THE UNSECURED CREDITORS THAN THE PARK PLACE PLAN AND IS MORE ADVANTAGEOUS FOR THE REORGANIZED DEBTORS IN THAT IT RESULTS IN LESS DEBT AND A GREATER CASH INFUSION. IN ADDITION, THE COMMITTEE/HIGH RIVER PLAN DOES NOT OBLIGATE THE REORGANIZED DEBTORS TO MAKE ANY PAYMENT UNDER A MANAGEMENT AGREEMENT (AS DOES THE PARK PLACE PLAN) AND AS A RESULT THERE WILL BE NO DIMINUTION IN VALUE TO THE REORGANIZED DEBTORS. INCLUDED WITH THE DISCLOSURE STATEMENT ARE LETTERS OF RECCOMENDATION FROM EACH OF THE PROPONENTS OUTLINING, IN THEIR OPINION, THE RELATIVE MERITS OF THE COMMITTEE/HIGH RIVER PLAN OVER THE PARK PLACE PLAN.

--------------------------------------------------------------------------------
         FOR THE REASONS SET FORTH HEREIN AND IN THE LETTERS, THE COMMITTEE AND HIGH RIVER ENTHUSIASTICALLY RECOMMEND THE COMMITTEE/HIGH RIVER PLAN AND URGE ALL HOLDERS OF GENERAL UNSECURED CLAIMS IN CLASS 4 AND ALL HOLDERS OF OLD NOTES IN CLASS 2 TO VOTE TO ACCEPT THE COMMITTEE/HIGH RIVER PLAN AND VOTE TO REJECT THE PARK PLACE PLAN.

         TO THE EXTENT ANY CREDITOR VOTES TO ACCEPT BOTH PLANS, THE PROPONENTS STRONGLY RECOMMEND THAT SUCH CREDITOR INDICATE ON ITS BALLOT FORMS THAT IT PREFERS THE COMMITTEE/HIGH RIVER PLAN.

--------------------------------------------------------------------------------

                                   ARTICLE II

           SUMMARY OF THE TREATMENT OF CLAIMS AND INTERESTS UNDER THE
                           COMMITTEE/HIGH RIVER PLAN
                           --------------------------

         The Committee/High River Plan separates creditors and shareholders of the Debtors into seven (7) classes, one of which is not impaired and does not vote. Three other classes, those of Intercompany Note Claims, Other Subordinated Claims, and Old Common Stock Interests, are receiving no distributions under the Committee/High River Plan, and are therefore deemed to have voted to reject the Committee/High River Plan. The following is a summary of the classification and treatment of Claims and Interests under the Committee/High River Plan:

Class        Description            Estimated Claim           Voting Rights               Terms of Distribution
                                       Amount
-----        -----------             -------------            -------------               ---------------------
 1           Priority Claims           de minimus             Unimpaired, not entitled    Paid in full in Cash.
                                                              to vote
 2           Allowed Claims of Old     $191,344,000           Impaired, entitled to vote  Receive pro rata portion of $110
             Notes                                                                        million in New Notes and 5,375,000 shares
                                                                                          of New Common Stock (after the effect of
                                                                                          the subordination of the Intercompany
                                                                                          Notes).

 3           Other Secured Claims        $400,000             Impaired, entitled to (1)   Either paid in full or otherwise treated,
                                                                                          depending upon the option selected by the
                                                                                          Proponents.

 4           General Unsecured Claims  $6,500,000 to          Impaired, entitled to vote  Receive pro rata share of
                                       $6,900,000 (2)                                     $5,360,000 Cash, which constitutes an
                                                                                          estimated 80% recovery on the midpoint of
                                                                                          the Proponents' estimate of total Allowed
                                                                                          General Unsecured Claims, or such higher
                                                                                          amount, up to 100% of the estimated total
                                                                                          Allowed amount of such Claims, as may be
                                                                                          determined to be consistent with section
                                                                                          1129(b) of the Bankruptcy Code.

(1) Subject to the Proponents' right under the Committee/High River Plan to render Holders of Claims in Class 3 unimpaired.

(2)  The Debtors estimate of total Allowed General Unsecured Claims is $6.7 million.



                                       4







5             Intercompany Notes       $18,482,000           Impaired, deemed to reject   Allocated 995,079 shares of New
                                                                                          Common Stock which are then
                                                                                          distributed to Holders of Old
                                                                                          Notes pursuant to applicable
                                                                                          subordination agreements.
                                                                                          Retains no property and receives
                                                                                          no distribution.

6             Other Subordinated            -0-              Impaired, deemed to reject   None.
              Claims
7             Old Common Stock              N/A              Impaired, deemed to reject  None.
              Interest


                Calculation of Estimated Recoveries On Old Notes

         The Allowed amount of total Old Note Claims is deemed to be $191,344,000, which includes both principal plus accrued prepetition interest. The appraised value of the Collateral securing the Old Note Claims is approximately $110,000,000. Utilizing these assumptions and pursuant to section 506 of the Bankruptcy Code, holders of Old Note Claims are deemed to have an Allowed Secured Claim in the amount of $110,000,000 and an Allowed unsecured deficiency Claim in the amount of $81,344,000. Under the Committee/High River Plan, the holders of Old Notes will receive (a) New Notes in the aggregate principal amount of $110 million and (b) 5,375,000 shares of New Common Stock, representing 53.75% of the equity of the Reorganized Debtors (after the effect of the subordination of the Intercompany Notes).

         The Proponents believe that the value of the New Notes is their face amount, i.e., $110 million. Park Place and Merrill Lynch contest this valuation. There are a variety of methodologies that can be utilized to determine the value the New Common Stock. One method is to use the actual market value, i.e., the amount a third party, High River, is paying for 46.25% of the New Common Stock. Using this methodology, the value of the New Common Stock to be distributed to holders of Old Notes is approximately $75.5 million, based on the fact that High River is paying $65 million for the remaining 46.25% of New Common Stock. Utilizing these values, under the Committee/High River Plan the Holders of Old Notes will recover 100% of the Allowed amount of their Secured Claim and approximately 75.7% of the Allowed amount of their unsecured deficiency Claim, for a total recovery of approximately 97% on the total Allowed amount of Old Notes.

         Alternatively, the value of the New Common Stock can be derived from projections of the future financial performance of the Reorganized Debtors. Based on recently updated financial projections prepared by the Debtors, a copy of which is annexed hereto as Exhibit D-3, and using valuation methodologies similar to those adopted by the Park Place Plan, the implied value of the New Common Stock to be distributed to Holders of Old Notes is in the range of $66 million to $83.4 million. The details of this valuation analysis are annexed hereto as Exhibit D-5. Utilizing these forms of implied valuation, under the Committee/High River Plan the Holders of Old Notes will recover 100% of the Allowed amount of their Secured Claim and a range from

66% to 84% of the Allowed amount of their unsecured deficiency Claim, for a total recovery in a range from 92% to 101% of the total Allowed amount of the Old Notes.

                     Recoveries on General Unsecured Claims

         Total Allowed General Unsecured Claims (Class 4) are estimated by the Proponents to be approximately $6.5 million to $6.9 million. The Debtors have estimated the amount to be approximately $6.7 million. Under the Committee/High River Plan, Class 4 Creditors will receive their pro rata share of Cash in the amount of $5,360,000, representing an estimated 80% recovery on the midpoint of the Proponents' estimate of total Class 4 Claims. Park Place has taken the position in their plan that Class 4 Claims may receive a distribution of 100% of the Allowed amount of the Claims without running afoul of the prohibition on unfair discrimination found in section 1129(b) of the Bankruptcy Code. The Proponents believe Park Place is wrong and that the Park Place Plan is, consequently, unconfirmable. If, however, the Bankruptcy Court determines that Park Place is correct and that Holders of Claims in Class 4 may receive more value than is to be distributed on account of the unsecured deficiency Claims of the Class 2 Creditors (Old Notes), then the amount of cash to be made available to Class 4 Creditors under the Committee/High River Plan shall be increased so that estimated recoveries will rise to the level, up to 100%, that the Bankruptcy Court determines does not unfairly discriminate.

                                   ARTICLE III

                    SUMMARY OF THE COMMITTEE/HIGH RIVER PLAN

         3.01     Investment by High River

         The Committee/High River Plan provides for a substantial infusion of new capital by High River. Under the terms of the High River Stock Purchase Agreement, High River will buy 46.25% of the New Common Stock for $65 million in Cash. It is currently contemplated that the proceeds of that investment, together with the Debtors' unencumbered cash, will be utilized to consummate the Committee/High River Plan (an estimated $4,000,000 in priority and administrative expenses, including attorneys' fees and Indenture Trustee fees) and for general corporate purposes consistent with the Debtors Global Development Plan 2000-2002, annexed hereto as Exhibit D-3. Nevertheless, there is no guarantee that each and every component of the Global Development Plan 2000-2002 will be implemented or that they will be implemented on the time frames suggested therein. Failure to initiate, or delay in initialization or completion of, any of the material capital expenditure proposals described in Exhibit D-3 could have an adverse impact on the valuation of creditor recoveries discussed in Exhibits D-5 and D-6.

         By virtue of various provisions of the New Indenture, the Reorganized Debtors will be limited in its ability to dividend any of the subject $65 million cash infusion to shareholders. Indeed, and except as otherwise provided in the New Indenture, for a period of 5 years following the Effective Date, Reorganized Debtors may not pay any dividends to High River.

         A copy of the High River Stock Purchase Agreement will be included in the Plan Supplement. Carl C. Icahn, whose net worth exceeds $1 billion has committed that he will ensure that Cyprus and/or Larch will, as of the Effective Date, possess sufficient liquid funds to fulfill their obligations under the High River Stock Purchase Agreement. Copies of letters to that effect are annexed as Exhibit D-2.

         3.02.    Treatment of Administrative Expense Claims.

         All Allowed Administrative Expense Claims shall be paid in full in Cash within five (5) days of the later of (i) the Effective Date and (ii) the date on which the Allowed amount of such Claim has been fixed by a Final Order. All requests by Professionals for final allowance of compensation and reimbursement of expenses accrued as of the Confirmation Date must be Filed with the Court within sixty (60) days of the Confirmation Date and will be paid within five (5) days after such Claims become Allowed. The estimated amount of unpaid fees and expenses of Professionals as of the Effective Date will be deposited by the Debtors in a segregated account on or about the Effective Date. The Proponents reserve the right to challenge the allowance of any Administrative Expense Claim. The Debtors estimate that on the Effective Date, total unpaid Allowed Administrative Expense Claims, other than Professionals' fees and expenses ("Administrative Operating Expense Claims"), will be $750,000, consisting primarily of approximately $210,700 in deferred fees due NJMI pursuant to the interim settlement agreement approved by the Bankruptcy Court on or about July 8, 1998, and a confirmation payment due to GBCC of $500,000. The Debtors and Reorganized Debtors are authorized to pay Administrative Operating Expense Claims in accordance with their terms without the need for a further Order of the Bankruptcy Court. The Debtors estimate accrued and unpaid Administrative Expense Claims of Professionals as of December 31, 1999 are not greater than approximately $2,000,000, exclusive of the amounts discussed in Section 3.04 below.

         3.03     Treatment of Priority Tax Claims.

         At the option of the Proponents, each Holder of an Allowed Priority Tax Claim shall receive either (a) Cash in full payment of its Claims on the Effective Date (or as soon thereafter as practicable) or (b) deferred Cash payments over a period not exceeding six (6) years from the date of assessment of such claim, in the full Allowed amount of such Claim, plus interest accruing at the applicable legal rate from the Effective Date. Deferred payments shall be made in equal quarterly installments beginning on the later of (i) the Effective Date (or as soon as practicable thereafter), or (ii) the entry of a Final Order fixing the Allowed amount of such Claim. All such Claims may be prepaid at any time without premium or penalty. The Debtors had estimated that total Allowed Priority Tax Claims were approximately $5,000. The Debtors have recently indicated that anticipated amendments to their New Jersey corporate business tax returns for 1993-1996 may create additional tax liability of approximate $300,000 to $500,000 a portion of which may constitute priority Tax Claims. The Proponents believe that New Jersey may be barred from asserting these claims for failure to file a timely proof of claim. The Proponents reserve the right to challenge the allowance of the Priority Tax Claims.

         3.04     Treatment of Old Notes Trustee Fees and Expenses.

         After application to the Bankruptcy Court, to be made within sixty (60) days of the Confirmation Date, and in an amount determined by Final Order, the Reorganized Debtors will pay all reasonable Allowed fees and expenses of the Old Notes Trustee incurred in or in connection with the Cases. Nothing contained in the Committee/High River Plan affects the Old Notes Trustee's rights pursuant to the Old Notes Indenture to assert a lien on the distributions due to Holders of Old Notes to secure payment of its fees and expenses. The reasonable fees and expenses incurred by the Disbursing Agent on and after the Effective Date in making distributions to Holders of Old Notes under the Committee/High River Plan shall be paid by the Reorganized Debtors in the ordinary course. If the Old Notes Trustee does not serve as the Disbursing Agent, then the Plan Securities distributed to the Disbursing Agent may be subject to the lien of the Old Notes Trustee under the Old Notes Indenture. It is estimated that the Old Notes Trustee's fees and expenses will range between $900,000 and $1,000,000.

         3.05     Unsecured Creditors Fund Expenses.

         After the Effective Date, the Reorganized Debtors shall from time to time reimburse the Unsecured Creditors Fund Administrator for its expenses, including attorneys fees, incurred in administering the Unsecured Creditors Fund, inclusive of any fees incurred in negotiating and/or litigating the pending personal injury matters, ("Fund Expenses") in an amount that shall not exceed $200,000. The remaining Fund Expenses, if any, shall be paid from the Unsecured Creditors Fund. While the Proponents believe that Fund Expenses are likely not to exceed $200,000, there can be no guarantee that these expenses will be so limited. The resolution of all contested Claims by the Fund Administrator and the payment of all Fund Expenses is subject to approval or allowance by the Bankruptcy Court.

         3.06     Classification and Treatment of Claims and Interests.

         The Claims and Interests of Creditors and shareholders of the Debtors are divided into seven (7) Classes, as follows:

Class 1 - Priority Claims

         Class 1 Claims consist of all Allowed Claims against the Debtors arising on or prior to the Petition Date which are entitled to Priority Claim status, other than Priority Tax Claims and Administrative Expense Claims. The Debtors estimate that Claims in this Class are de minimus.

         Class 1 is unimpaired. Holders of Allowed Priority Claims will be paid the Allowed amount of such Claims, including all applicable interest and other charges to which the Holders of such Allowed Priority Claims may be entitled under applicable law or contract, to the extent permitted under the applicable provision of section 507(a) of the Bankruptcy Code, in Cash, on the later of:
(a) the Effective Date (or as soon thereafter as is practicable) and (b) the first Business Day after such Claims become Allowed Claims (or as soon thereafter as is practicable).

Class 2 - Old Note Claims

         Class 2 consists of all Allowed Claims of Holders of Old Notes. Claims in this Class are deemed Allowed in the amount of $191,344,000, consisting of unpaid principal plus accrued prepetition interest.

         Class 2 is impaired. Holders of Old Notes will receive their pro rata share of (a) $110 million in New Notes and (b) 5,375,000 shares of New Common Stock, representing 53.75% of the issued and outstanding New Common Stock.

         The New Common Stock and New Notes issued under the Committee/High River Plan will be issued pursuant to an exemption from registration under section 1145 of the Bankruptcy Code. Following the Effective Date, the Reorganized Debtors will use their reasonable best efforts to register the New Notes and the New Common Stock (the "Plan Securities") and have each listed on a national securities exchange.

Class 3 - Other Secured Claims

         Class 3 consists of all Allowed Secured Claims other than the Old Notes. Claims in this Class are estimated by the Debtors to total approximately $400,000.

         Class 3 may be unimpaired depending upon the treatment option selected by the Proponents. Holders of Allowed Secured Claims, other than Holders of Old Notes, at the option of the Proponents, will either (a) be paid in full in Cash the Allowed amount of such Secured Claim in full satisfaction and discharge of such Creditor's lien, (b) receive deferred Cash payments totaling the Allowed amount of such Claim of a value as of the Effective Date at least equal to the value of such Creditor's interest in the Collateral securing such Claim, and shall retain the lien securing such Claim and all rights under any instrument evidencing such Claim until paid as provided herein, (c) receive, pursuant to abandonment by the Debtors, possession of and the right to foreclose its lien on the Collateral securing such Claim, or (d) be treated in accordance with an agreement with the Holder of such Claim. In the event the treatment provided in subparagraphs (a), (b) or (c) above results in payment to such Creditor of less than the Allowed amount of its Claim, the Creditor will receive for its deficiency Claim a distribution from the Reorganized Debtors equal to the amount it would have received if its deficiency Claim were treated as a General Unsecured Claim. This distribution will be made directly from the Reorganized Debtors and not from the Unsecured Creditors Fund.

Class 4 - General Unsecured Claims

         Class 4 consists of all Allowed General Unsecured Claims. The Debtors estimate that total Allowed Class 4 Claims are approximately $6,700,000; the Proponents believe that the range of Allowed Class 4 Claims is $6,500,000 to $6,900,000.

         Class 4 is impaired. Holders of Allowed General Unsecured Claims will receive, in Cash, on the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, a pro rata share of the Unsecured Creditors Fund. The Unsecured Creditors Fund will consist of Cash deposited by the Reorganized Debtors on the Effective Date (the "Fund Deposit") equal to $5,360,000, which is estimated to provide for a 80% recovery on the midpoint of the Proponents' estimate of the total amount of Class 4 Claims; provided, however, that if the Bankruptcy Court determines that Holders of Class 4 Claims may receive more value than is to be distributed on account of the unsecured deficiency Claims of Class 2 Creditors (Old Notes), the Fund Deposit shall be increased to the level that would afford, up to an estimated 100% dividend on the estimated total Allowed Class 4 Claims, that the Bankruptcy Court determines does not unfairly discriminate pursuant to section 1129(b) of the Bankruptcy Code.

Class 5 - Intercompany Note Claims

         Class 5 consists of all Allowed Claims of Holders of Intercompany Notes. Class 5 Claims total approximately $18,482,000, consisting of a face amount of $15 million plus accrued prepetition interest.

         Class 5 is impaired. Holders of Intercompany Notes in Class 5 will be allocated New Common Stock in an amount equal to 995,079 shares. However, all New Common Stock allocated to Intercompany Note Claims shall be distributed to Holders of Old Notes, pursuant to the contractual subordination of the Intercompany Notes to the Old Notes. Holders of Claims in this Class shall receive no distributions in respect of their Claims. Accordingly, Class 5 is deemed to have rejected the Committee/High River Plan.

Class 6 - Other Subordinated Claims

         Class 6 consists of all Allowed Other Subordinated Claims against any Debtor. The Debtors have stated that they are presently unaware of any liquidated, non-contingent and undisputed Claims in this Class.

         Class 6 is impaired. Holders of Allowed Claims in Class 6 will receive no distribution in respect of their Claims. Accordingly, Class 6 is deemed to have rejected the Committee/High River Plan.

Class 7 - Old Common Stock and Interests

         Class 7 consists of all Old Common Stock Interests in the Debtors.

         Class 7 is impaired. Holders of Old Common Stock Interests in Class 7 will receive no distribution in respect of their Interests and/or Claims. All Old Common Stock in each Debtor will be cancelled and extinguished. Accordingly, Class 7 is deemed to have rejected the Committee/High River Plan.

         3.07     Description of the New Notes.

         The New Notes will be issued by Reorganized Funding in the principal amount of $110 million, will be issued in integral multiples of $1,000, and will be unconditionally guaranteed by Reorganized Holdings and Reorganized GBHC. The New Notes Trustee will be identified by the Proponents at or prior to the Confirmation Hearing.

         The New Notes will bear interest at the rate of 11% per annum, payable semiannually to holders of record on a 30/360 day basis, beginning six (6) months after the Effective Date. The unpaid principal balance and all accrued interest on the New Notes will be due and payable in full five (5) years after the Effective Date.

         The New Notes will be secured by substantially all of the assets of the Reorganized Debtors. Pledged assets will include the assets that currently secure the Old Notes and additional real property controlled by the Debtors in Atlantic City, including but not limited to the Midtown - Bala parcels, but excluding the property located at 32 North Texas Avenue, Atlantic City, New Jersey. The New Notes will not be secured by gaming receivables, Casino Reinvestment Development Authority investments, or gaming revenue.

         It is anticipated that the New Notes Indenture will provide that none of the Reorganized Debtors may enter into any material transaction with any other affiliated entity that is not a Reorganized Debtor except for transactions that are upon terms which the Reorganized Debtors' Boards of Directors determine (including a majority of independent directors) are no less favorable to the Reorganized Debtors than would be obtained in an arm's-length transaction with a non-affiliate. It is also anticipated that the New Notes Indenture will provide that Reorganized Holdings will pay no dividends or repurchase any of its capital stock (other than pursuant to the Committee/High River Plan) to the extent that the amount of such payments or purchases exceed the sum of (a) 50% of the Reorganized Debtors' consolidated net income from and after the Effective Date through the last day of the last accounting period for which financial statements are available, all taken as one period (or, if such consolidated net income is a negative, then minus 100% of such deficit), plus (b) 100% of all net proceeds received by Reorganized Holdings from the sale of equity interests after the Effective Date. For a period of 5 years following the Effective Date, Reorganized Debtors may not pay any dividends to High River, except in the event that the EBITDA to interest expense ratio exceeds 3.5 to 1, then dividends would be permitted. In addition, the New Notes Indenture will contain other covenants that are standard and typical for debt instruments of this type.

         A notice of the filing of the New Notes Indenture will be provided to Creditors whose votes are being solicited no later than 20 days prior to the deadline for submission of Ballots in respect of the Committee/High River Plan, to afford such Creditors the opportunity to review the New Notes Indenture prior to casting their Ballots.

         The Reorganized Debtors will use their reasonable best efforts to cause the New Notes to be registered and listed on a national securities exchange.

         3.08     Issuance of the New Common Stock

          The Committee/High River Plan provides for the acquisition by High River of 4,625,000 shares of New Common Stock, pursuant to the High River Stock Purchase Agreement, representing 46.25% of the total number of shares of New Common Stock outstanding on the Effective Date, for a total purchase price of $65 million in Cash. On the Effective Date, Reorganized Holdings will issue and deliver 4,625,000 shares of New Common Stock, par value $.01 per share, to High River in exchange for the High River Investment.

          Reorganized Holdings will issue and deliver to the Disbursing Agent an additional 5,375,000 shares of New Common Stock for distribution to Holders of Old Notes. The Reorganized Debtors will use their reasonable best efforts to cause the New Common Stock to be registered and listed on a national securities exchange.

         3.09     Regulatory Conditions.

         The Reorganized Debtors and the Disbursing Agent are not obligated to deliver Plan Securities to any Holder of Class 2 Claims (Old Notes) until and unless all Regulatory Conditions to issuance of such Plan Securities to such Holder either have been satisfied, waived, or are not applicable to such Holder.

         In particular, the New Jersey Casino Control Act, N.J.S.A. 5:12-1 et seq. (the "Casino Act") imposes certain restrictions upon the ownership of securities issued by a corporation that holds a casino license or is a holding company of a corporate licensee. Among other restrictions, the sale, assignment, transfer, pledge or other disposition of any security issued by a corporate licensee or holding company is subject to the regulation of the Casino Commission. In the case of corporate holding companies whose stock is publicly traded, the Casino Commission may require divestiture of the security held by a disqualified holder such as an officer, director, or controlling stockholder who is required to be qualified under the Casino Act.

         Noteholders are also subject to the qualification provisions of the Casino Act and may, in the sole discretion of the Casino Commission, be required to make filings, submit to regulatory proceedings and qualify under the Casino Act. If an investor is an "Institutional Investor" such as a retirement fund for governmental employees, a registered investment company or adviser, a collective investment trust, or an insurance company, then, in the absence of a prima facie showing by the Division of Gaming Enforcement (the "DGE"), that the "Institutional Investor" may be found unqualified, the Casino Commission shall grant a waiver of this qualification requirement if the investor will own (i) less than 10% of the common stock of the company in question on a fully diluted basis, (ii) less than 20% of such company's indebtedness or (iii) less than 50% of an outstanding issue of indebtedness of such company, subject to the limitation in (ii) of this paragraph. The Casino Commission, upon a showing of good cause, may, in its sole discretion, grant a waiver of qualification to an "Institutional Investor" not satisfying the above criteria. An Institutional Investor must also purchase securities for investment and have no intent to influence the management or operations of the such company. The Casino Commission may, in its sole discretion, grant a waiver of the qualification requirement to investors not qualifying as "Institutional Investors" under the Casino Act if such investor will own less than 5% of the publicly traded common stock of such money on a fully diluted basis or less than 15% of the publicly traded outstanding indebtedness of such company.

         The Casino Act provides that a holder that is not qualified shall not be permitted to exercise the rights or receive the benefits possessed of a debt holder and that the Casino Commission may take any necessary action to protect the public interest, including the suspension or revocation of the casino license. However, the Proponents believe that since the Casino Commission has the power to prevent a holder that is not qualified from exercising rights or receiving benefits as a debt holder, suspension or revocation of the casino license would be unlikely.

         Each Holder of the New Notes and New Common Stock and its directors, officers, employees and affiliates are required to cooperate with the Casino Commission and the DGE and to provide to the Casino Commission and the DGE, upon request, all relevant information and documentation required of the Holders and each of them.

         The Debtors are required to disclose to the Casino Commission all proposed Holders of Plan Securities. The Proponents believe that it is likely that the Casino Commission will require the identification of beneficial Holders of New Notes and the extent of their holdings in order to determine whether beneficial Holders will be required to qualify or will be granted a waiver of qualifications. The Proponents may provide the Casino Commission with the information set forth on Ballots executed by beneficial Holders to allow the Casino Commission to make the necessary determination. The Proponents may also apply to the Bankruptcy Court to compel registered Holders of Old Notes to make disclosure as to beneficial Holders. The Casino Commission shall then make the necessary determinations as to whether Regulatory Conditions apply to each proposed Holder. Upon a determination by the Casino Commission as to the restrictions, if any, on distributions of Plan Securities, the Debtors shall notify the Disbursing Agent of the Casino Commission's determination, and the Disbursing Agent shall act accordingly.

         3.10     Other Plan Provisions

         (a)      Effective Date

         The Committee/High River Plan will be consummated and become effective on a Business Day which is not more than ten (10) days after all conditions to the Effective Date have been satisfied or waived pursuant to the Committee/High River Plan. See "Conditions Precedent to Confirmation and Effectiveness of the Committee/High River Plan," below.

         (b)      Distributions

         All distributions under the Committee/High River Plan will be made by the Reorganized Debtors, or one or more Disbursing Agents as their designee. On the Effective Date, a distribution in the amount set forth in Section 4.04 of the Committee/High River Plan will be made to the Unsecured Creditors Fund, in Cash. The Unsecured Creditors Fund Administrator may make interim distributions from time to time from the Unsecured Creditors Fund after it has made a determination that the interim distribution will not result in the depletion of the Unsecured Creditors Fund so that there are insufficient funds to make required future distributions. The obligation to distribute Plan Securities to Holders of Class 2 Claims (Old Notes) is subject to satisfaction of the Regulatory Conditions set forth in Section 8.02 of the Committee/High River Plan.

         (c)      Surrender of Notes

         Except as otherwise ordered by the Bankruptcy Court, in order to receive any distribution under the Committee/High River Plan, each Holder of an Old Notes Claim will be required to surrender all of its Old Notes to the Disbursing Agent. Failure to comply with such requirements will bar a Holder of Old Notes from receiving any distributions under the Committee/High River

Plan. Notwithstanding the foregoing, all of the Old Notes will be deemed surrendered, canceled, and of no further force or effect as of the Effective Date, whether or not the Old Notes are delivered to the Disbursing Agent. Delivery of the Old Notes is required for administrative convenience only and any such delivery shall not alter a Holder of Old Notes' legal or equitable rights against an Entity other than the Debtors, if any.

         The manner and procedure to be followed for surrendering Old Notes and for providing necessary affidavits and bonds shall be prescribed by the Disbursing Agent, upon reasonable notice sent to all Holders of Class 2 Claims. DO NOT RETURN YOUR OLD NOTES OR OTHER EVIDENCE OF INDEBTEDNESS WITH YOUR BALLOT.

         (d)      Survival of Certain Terms of the Old Notes Indenture.

         Notwithstanding the termination and cancellation of the Old Notes, the Old Notes Indenture, and the Security Documents as affects the Debtors and the Reorganized Debtors, the provisions of the Old Notes Indenture governing the relationship of the Old Notes Trustee and the Holders of Old Notes, including those provisions relating to distributions, the Old Notes Trustee's right to payment, liens on property to be distributed to Holders of Old Notes, and the
Trustee's right of indemnity, if any, shall not be affected by the Committee/High River Plan.

         (e)      Options

         Any options, warrants or other equity interests representing the right to acquire Old Common Stock shall be canceled as of the Effective Date. All Claims arising under such warrants, options, or other equity interests shall be classified in Class 7.

         (f)      Executory Contracts and Unexpired Leases

         The Committee/High River Plan provides that, subject to the requirements of Section 365 of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtors and any Entity, which have not been assumed or rejected prior to the Effective Date shall be deemed rejected as of the Effective Date, except for any executory contract or unexpired lease that has been assumed pursuant to an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to a pending application to assume or to extend the time to assume or reject. Notwithstanding the foregoing, all executory contracts, if any, that exist between the Debtors and any entity concerning or relating to the Debtors' rights in the Sands Trademark shall be assumed under the Committee/High River Plan, if susceptible to such treatment under section 365 of the Bankruptcy Code. It is presently contemplated that no material executory contracts or unexpired leases will be rejected by operation of the foregoing provisions of the Committee/High River Plan.

(g) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to the Committee/High River Plan

         Any and all Proofs of Claim arising out of the rejection of an executory contract or unexpired lease rejected pursuant to the Committee/High River Plan must be Filed within thirty (30) days after the Effective Date. Any Holder of a Claim arising out of such rejection of an executory contract or unexpired lease who fails to File a Proof of Claim within such time shall be forever barred, estopped, and enjoined from asserting such Claim against the Debtors, the Reorganized Debtors, their assets, or their Estates. Unless otherwise ordered by the Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under the Committee/High River Plan. Nothing contained in the Committee/High River Plan shall extend the time for Filing a Proof of Claim for rejection of any executory contract or unexpired lease rejected prior to the Confirmation Date.

         (h)      Unclaimed Distributions Under the Committee/High River Plan

                  (i) Non-Negotiated Checks and Other Consideration. If the Holder of an Allowed Unsecured Claim fails to present for payment a check issued to such Holder pursuant to this Plan within ninety (90) days of the date such check was issued, or if any distributions are returned to the Unsecured Creditors Fund Administrator due to an incorrect or incomplete address for which neither the Debtors nor the Unsecured Creditors Fund Administrator have received a correct address, then the amount of Cash or other property attributable to such check or distribution shall be deemed to be Unclaimed Distributions in respect of such Holder's Class of Claims and the payee of such check or distribution shall be deemed to have no further Claim in respect of such check or distribution, and shall not be entitled to participate in any further distributions under this Plan. In the event that any New Notes or New Common Stock distributable to the Holders of Old Notes has not been distributed by the Disbursing Agent to the Holders of an Old Notes Claim within two (2) years of the later of the Effective Date or the satisfaction of or failure to satisfy the Regulatory Conditions, then such consideration shall be deemed to be Unclaimed Distributions. The above time limits shall not apply to distributions to Holders of Old Notes that the Old Notes Trustee may make pursuant to the Old Notes Indenture that are independent of the consideration being distributed pursuant to this Plan.

                  (ii) Revesting of Unclaimed Distributions. All Unclaimed Distributions will revest in the Reorganized Debtors, except those Unclaimed
Distributions from the Unsecured Creditors Fund, which will be returned to the Unsecured Creditors Fund Administrator for further distribution to the remaining Holders of Allowed General Unsecured Claims, subject to the return of the Excess Fund Deposit pursuant to Section 4.04 of the Plan.

         EACH CREDITOR SHOULD CHECK THE ADDRESS TO WHICH THIS DISCLOSURE STATEMENT WAS SENT TO ENSURE THAT IT IS A CORRECT, CURRENT ADDRESS. IF THIS DISCLOSURE STATEMENT WAS FORWARDED BY A RECORD HOLDER IN RESPECT OF SECURITIES HELD FOR THE BENEFIT OF ANOTHER PERSON, SUCH OTHER PERSON MAY WISH TO SEND A

         CHANGE OF ADDRESS TO THE DEBTORS IN ACCORDANCE WITH INSTRUCTIONS THAT WILL BE CONTAINED IN A NOTICE DISTRIBUTED TO CREDITORS FOLLOWING CONFIRMATION OF THE COMMITTEE/HIGH RIVER PLAN.

         (i)      Rounding and Fractional Portions

         Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as an Unclaimed Distribution under Section 8.09 of the Committee/High River Plan. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution will reflect a rounding of such fraction down to the nearest whole number of shares. Whole shares of New Common Stock and New Notes not distributed because of the "Rounding" provisions of the Committee/High River Plan will be treated as unclaimed securities under Section
8.09 of the Committee/High River Plan. No fractional portions of New Notes will be issued.

         Notwithstanding the "Rounding" provisions of the Committee/High River Plan, Fractional New Notes will be aggregated by the Disbursing Agent based upon information on beneficial Holder Ballots or otherwise from registered Holders of Old Notes and intermediary Holders of Old Notes, and will be delivered to the Fractional Note Pool Trustee for sale pursuant to the Fractional Pool Trust Agreement, with the Cash proceeds to be distributed to Holders of Old Notes in lieu of fractional portions of New Notes. The Fractional Pool Trust will be established for the sole purpose of aggregating, holding for so long as is necessary and liquidating as soon as practicable for the account and benefit of the Old Note Holders, the fractional New Notes and distributing the proceeds thereof to the beneficial holders of Old Notes in proportion to their respective rights to receive fractional New Notes, as directed by the Disbursing Agent.

         (j) Conditions Precedent to Confirmation and Effectiveness of the Committee/High River Plan

                  Confirmation of the Committee/High River Plan is conditioned upon the occurrence of numerous transactions and events. Unless waived, the non-satisfaction of a condition will make confirmation of the Committee/High River Plan impossible. However, certain of such conditions may be waived by the Debtors pursuant to Section 7.01 of the Committee/High River Plan. The following are conditions precedent to Confirmation of the Committee/High River Plan:

(i) the Bankruptcy Court has entered the Confirmation Order in form and substance acceptable to the Proponents containing findings, supported by evidence adduced at the Confirmation Hearing, or ordering, among other things, that upon the occurrence of the Effective Date, the issuance of all Plan Securities and the execution of any required indenture and security documents in respect thereto shall have been duly and validly authorized by all necessary corporate action; that the lien, title or other interest in collateral created by such indenture and instruments shall be valid and binding and enforceable against the Reorganized Debtors, as the case may be, and such collateral shall be subject to no prior, pari passu or subordinate encumbrances or claims except as provided for in such documents; that any fractional note pool trustee as required by the Fractional Pool Trust Agreement shall be authorized to serve as such under the Fractional Pool Trust Agreement and shall be authorized to rely on information concerning the identity and size of beneficial holders of the Old Notes from registered holders of such Notes and that the disbursing agents are authorized to aggregate and deliver fractional New Notes aggregated into New Notes to such Fractional Pool Trustee; that, pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Committee/High River Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Committee/High River Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Committee/High River Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax; all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date including the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Committee/High River Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax; and that all recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file and accept such

(ii) documentsdelivered under the Committee/High River Plan without the imposition of any charge, fee, governmental assessment or tax and in such other form and substance reasonably satisfactory to the Proponents;

(iii) The Debtors have been authorized to assume all leases and executory contracts which the Proponents may seek to assume; and

(iv) The Debtors have received the consent of any governmental units whose consent is required for confirmation. The Committee/High River Plan authorizes the Proponents to waive the condition (ii) above in their discretion.

         The Proponents believe that each of the foregoing conditions to Confirmation contained in the Committee/High River Plan can or will be satisfied or otherwise waived in accordance with the terms of the Committee/High River Plan. The occurrence of such satisfaction or waiver is, however, dependent upon a variety of facts and circumstances, some of which are beyond the control of the Proponents. Thus, there can be no assurance that such conditions will be satisfied or if not satisfied, will be waived as provided by the Committee/High River Plan.

         In addition, section 1129 of the Bankruptcy Code contains a list of requirements which must be met before a plan may be confirmed. The Proponents believe that each of these requirements can and will be satisfied.

         Effectiveness of the Committee/High River Plan is conditioned upon (i) the Confirmation Order becoming a Final Order; (ii) the New Notes Indenture having been qualified under the Trust Indenture Act; (iii) no conditions (other than Regulatory Conditions) to the issuance or authentication of the New Notes or the New Notes Indenture are unsatisfied; (iv) the New Notes have been authenticated and distributed to the Disbursing Agent; and (v) all other requirements of applicable laws have been satisfied, including required approvals of the Casino Commission. Notwithstanding the foregoing, the Proponents may waive the condition that the Confirmation Order be a Final Order and may consummate the Committee/High River Plan so long as there is no stay of the Confirmation Order pending.

         (k) Plan Securities Issued Under Section 1145 Exemption From Registration.

         The New Notes and New Common Stock to be issued under the Committee/High River Plan will be issued in reliance on the exemption from registration provided by section 1145 of the Bankruptcy Code. Generally, except with respect to an "underwriter", as defined in section 1145(b), section 1145(a) makes section 5 of the Securities Exchange Act of 1933, as amended (the "Securities Act") and comparable registration requirements under local law inapplicable to the issuance of the New Notes and New Common Stock to the Holders of Old Notes.

         A person who is not an "underwriter" may resell New Notes and New Common Stock without registration of those securities under the Securities Act, unless such person is a securities "dealer" as defined in section 2(12) of the Securities Act. Under section 1145(b)(1)(A) of the

Bankruptcy Code, an entity will be an "underwriter" if it purchases a claim against a debtor for the purpose of receiving securities under a plan with a view toward distribution of such securities. Under section 1145(b)(1)(B) of the Bankruptcy Code, an entity is an "underwriter" if the entity offers to sell securities distributed under the plan for the holders of such securities. "Control persons" of the Debtors receiving securities under the Committee/High River Plan are deemed underwriters. The Proponents take no position on whether an entity is a "control person" and therefore an "underwriter" within the meaning of section 1145 of the Bankruptcy Code, but note that the legislative history of that provision suggests Congress believed that any Creditor receiving at least ten percent (10%) of a reorganized debtor's securities will be a control person.

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL SECURITIES LAW CONSEQUENCES OF THE COMMITTEE/HIGH RIVER PLAN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR LEGAL ADVISORS ABOUT THE FEDERAL SECURITIES LAW CONSEQUENCES OF THE COMMITTEE/HIGH RIVER PLAN.

         (l)      No Multiple Satisfactions.

         An Entity that holds a Claim against more than one Debtor that arises from the same right to payment or equitable remedy that gives rise to a right to payment, such as a Holder of a Claim for a loan given to one Debtor, which loan is guaranteed by another Debtor, shall only receive a distribution as if the Entity was the Holder of a Claim against one Debtor. Such distribution shall be deemed to be in full satisfaction of the Entity's Claims against all Debtors.

         (m)      Revesting of Assets.

         Except as otherwise set forth therein, subject to the provisions of and for the purposes of distributions in accordance with the Committee/High River Plan, all property of the Estates, including all Causes of Action, shall revest in the Reorganized Debtors on the Effective Date.

Such  revested  property  shall  be  free  and  clear  of  all  liens,   claims,
encumbrances, and interests, except as otherwise provided in the Committee/High River Plan.

         (n)      Causes of Action.

         On the Effective Date, all Causes of Action shall be vested in the Reorganized Debtors. Those Causes of Action include all pending real estate tax appeals, Causes of Action pertaining to the Sands Trademark, and Causes of Action against any affiliate that have not been released as of the Confirmation Date. The Proponents have not evaluated the Causes of Action but do not anticipate that Avoiding Power Causes of Action will have any material value to the Reorganized Debtors. As of the Confirmation Date, the Old Notes Trustee shall use its best efforts to suspend any appeals or other proceedings then pending in connection with orders of the Bankruptcy Court. As of the Effective Date, the Old Notes Trustee shall withdraw all such proceedings with prejudice.

         (o)      Discharge.

         Except as otherwise provided in the Committee/High River Plan and the Confirmation Order, upon the occurrence of the Effective Date, the Debtors shall be discharged and released from any further liability for all Claims that arose prior to the entry of the Confirmation Order. The Unsecured Creditors Fund Administrator and all General Unsecured Creditors will have no recourse against the Reorganized Debtors after the Effective Date, except the Unsecured Creditors Fund Administrator shall have recourse for payments for reimbursement of reasonable expenses up to $200,000 related to the administration of the Unsecured Creditors Fund.

         (p)      Exculpation.

         The Committee/High River Plan provides that neither the Debtors, nor the Proponents, nor any of their officers, directors, members, employees, advisors, consultants, attorneys, affiliates, or agents shall have or incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Cases, the proposed confirmation or consummation of the Committee/High River Plan, the administration of the Cases or the Committee/High River Plan, or the property to be distributed under the Committee/High River Plan, except for willful misconduct or gross negligence, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Committee/High River Plan. Although similar exculpatory provisions in chapter 11 plans are frequently approved by bankruptcy courts, there is a chance that the Bankruptcy Court will decline to approve the Committee/High River Plan's exculpation provisions as they apply to non-debtors. Were this to be the case, the Proponents intend, consistent with Section 12.20 of the Plan, to sever this provision and pursue confirmation of the remaining Plan.

         (q)      Injunctions.

         Except as otherwise expressly provided in the Committee/High River Plan or the exceptions specified in the ADR Procedure, on or after the Effective Date, all Persons and Entities who have held, hold or may hold (a) Claims or Interests are, with respect to any such Claim or Interest, permanently enjoined on and after the Effective Date from and against: (i) commencing or continuing in any manner any suit, action or other proceeding of any kind against the Debtors, the Reorganized Debtors, or the Estates with respect to any such Claim or Interest (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates, (iii) creating, perfecting or enforcing any lien or encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or against any of their properties or interests in property with respect to such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, or against any property or interest in property of the Debtors, the Reorganized Debtors with respect to any such Claim or Interest and (b) any Claim, right, action, cause of action against or Interest in the Debtors, the Reorganized Debtors, or the Estates shall be permanently enjoined from and against commencing or continuing any suit, action or proceeding against, asserting or attempting to recover any Claim against or Interest in, or otherwise affecting the Debtors, the Reorganized Debtors, or the Estates with respect to any matter that is the subject of the Committee/High River Plan.

         (r)      Retention of Jurisdiction.

         The Committee/High River Plan provides that, notwithstanding confirmation of the Committee/High River Plan or the occurrence of the Effective Date, the Bankruptcy Court shall retain jurisdiction for certain purposes, including, without limitation:

                  (i) To adjudicate all controversies concerning the classification or allowance of any Claims or Interests;

                  (ii) To liquidate, allow or disallow any Claims which are disputed, contingent or unliquidated;

                  (iii) To determine any and all objections to the allowance of Claims or Interests, or counterclaims to any Claim;

                  (iv) To determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Committee/High River Plan, including the Fund Expenses;

                  (v) To determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

                  (vi) To adjudicate any actions brought by the Debtors or the Reorganized Debtors on any Causes of Action, at any time prior to expiration of the relevant statute of limitations;

                  (vii)  To  determine  any  and  all  applications,   adversary
proceedings and contested or litigated matters that may be pending on the last date for objections to Claims;

                  (viii) To consider any modifications of the Committee/High River Plan, remedy any ambiguity, defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

                  (ix) To determine all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of the Committee/High River Plan;

                  (x) To consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtors or the Estates, including but not limited to determining all controversies, suits, and disputes that may arise in connection with the interpretation, enforcement, or consummation of compromises and settlements previously approved by the Bankruptcy Court or that may be approved in the future;

                  (xi) To issue orders in aid of execution of the Committee/High River Plan to the extent authorized by section 1142 of the Bankruptcy Code;

                  (xii) To determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with the Committee/High River Plan or the Confirmation Order;

                  (xiii) To adjudicate disputes over the issuance of New Notes or New Common Stock to Holders of Allowed Claims; and

                  (xiv)    To administer the ADR Procedure.

         (s)      Effectuating Documents; Further Transactions

         The Proponents, the Debtors, and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Committee/High River Plan. All transactions that are required to occur on the Effective Date under the terms of the Committee/High River Plan shall be deemed to have occurred simultaneously. The Old Note Trustee shall deliver in recordable form all documents or instruments reasonably requested by the Proponents, the Debtors, or the Reorganized Debtors to cancel of record all mortgages, liens, security interests and encumbrances on any collateral for the Old Notes.

         (t)      Post Consummation Effect of Evidences of Claims or Interests.

         Notes, stock certificates and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by the Committee/High River Plan.

         (u)      Binding Effect.

         The rights, benefits, and obligations of any Entity named or referred to in the Committee/High River Plan shall be binding upon, and shall inure to the benefit of, the heir, executor, administrator, successor, or assignee of such Entity. Confirmation of the Committee/High River Plan binds each of the Holders of Claims and Interests to the terms and conditions of such plan, whether or not such Holder has accepted such plan.

         (v)      Inconsistencies.

         In the event there is any inconsistency between the Committee/High River Plan and the Disclosure Statement, any exhibit to the Committee/High River Plan, or any other instrument or document created or executed pursuant to the Committee/High River Plan, the Committee/High River Plan shall govern.

         (w)      Compliance with Applicable Law

         It is intended that the provisions of the Committee/High River Plan (including the implementation thereof) shall be in compliance with applicable law, including, without limitation, the Bankruptcy Code, the Securities Act, the Internal Revenue Code ("IRC"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("Hart-Scott-Rodino"), each as amended, as well as any rules and regulations promulgated thereunder. On Monday, February 7, 2000, Carl C. Icahn, together with Entities of which he is the ultimate parent Entity, made a filing with the Federal Trade Commission and the Department of Justice pursuant to Hart-Scott-Rodino. This filing was a notification of Mr. Icahn's intent to acquire in excess of 50% of the Reorganized Debtors.

         The thirty day waiting period under Hart-Scott-Rodino has expired and there are no remaining impediments to the transactions contemplated by the Plan.

         High River has filed  with the Casino  Commission  an  application  for
Interim Casino Authorization and Plenary Qualification as Holding and Intermediary Companies of a Casino Licensee pursuant to N.J.S.A. 5:12-95. 12 et seq. In connection therewith, Mr. Icahn has filed an application as an individual qualifier of High River.

         On February 16, 2000, the New Jersey Casino Control Commission ("Casino Commission") determined that High River and Carl C. Icahn were security holder qualifiers of the Sands Casino Hotel, eligible for interim casino authorization, and deemed their applications for interim casino authorization complete. On March 1, 2000, the Casino Commission approved the form of Interim Casino Authorization Trust Agreement, pursuant to which the Old Notes held by High River (and any proceeds thereof, including securities issued in exchange therefore) will be transferred to a Trustee no later than March 17, 2000. The New Jersey Division of Gaming Enforcement must investigate and report on the application no later than May 17, 2000, the latest date which the Proponents expect High River and Carl C. Icahn to receive Interim Casino Authorization.

         In 1991, the Casino Commission found Mr. Icahn qualified as an individual qualifier of Trump Taj Mahal Associates ("TTMA") by virtue of his indirect ownership of certain companies determined to be financial sources and entity qualifiers of TTMA. Mr. Icahn and his related entities have also been found suitable by the Nevada Gaming Commission.

         (x)      Severability

         Subject to section 1127 of the Bankruptcy Code, if the Bankruptcy Court determines at the Confirmation Hearing that any provision of the Committee/High River Plan is invalid or unenforceable, such provision, to the extent the Proponents agree, shall be severable from the Committee/High River Plan and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other provisions of the Committee/High River Plan.

                                   ARTICLE IV

            REORGANIZATION VALUE UNDER THE COMMITTEE/HIGH RIVER PLAN

         There are a variety of methodologies that can be utilized to establish the reorganization value of the Reorganized Debtors under the Committee/High River Plan. One method is to calculate value by reference to the value to be paid by High River under the Committee/High River Plan for its 46.25% ownership of the Reorganized Debtors, i.e., $65 million. Utilizing that measurement, the reorganization value of the Reorganized Debtors under the Committee/High River Plan is approximately $250 million.

         Alternatively, reorganization values can be derived from projections of future financial performance. The Debtors have provided revised financial projections for the Reorganized Debtors to reflect recent improvements in operating performance, as well as the beneficial impact of the High River Investment on future earnings and cash flow. These projections and the Global Development Plan 2000 - 2002 on which the projections are based are annexed hereto as Exhibit D-3. Based on these projections, and using valuation methodologies similar to those adopted by the Park Place Plan, the reorganization value of the Reorganized Debtors is estimated to be in a range of $172 million to $204 million.

         A detailed description of these various calculations of reorganization value under the Committee/High River Plan is annexed hereto as Exhibit D-5.

                                    ARTICLE V

                      GOVERNANCE OF THE REORGANIZED DEBTORS

         5.01 Post-Confirmation Management. The existing Boards of Directors of the Debtors shall remain in place until the first meeting of Holders of New Common Stock, who shall elect a new Board of Directors of Reorganized Holdings that may include one or more members of the Debtors' current management. Thereafter, the Board of Directors of Reorganized Holdings may appoint the Boards of Directors of Reorganized GBHC and Reorganized Funding.

The names, ages, and affiliations of the Debtors' existing directors are set forth below:

Name                          Age     Position Held

Timothy A. Ebling              41     Executive Vice President, Chief Financial
                                        Officer, and Director
Frederick H. Kraus             50     Executive Vice President, General Counsel,
                                        Secretary, and Director

         In November 1999, J. Timothy Smith resigned from the Board of Directors of the Debtors.

         The Debtors' current directors receive no compensation from the Debtors but are reimbursed for their expenses in connection with their attendance at each Board of Directors meeting.

         The Debtors' current managers and their qualifications are as follows:

         Alfred Luciani, 54, is president and Chief Executive Officer and joined the Sands in November, 1999. Prior to joining the Sands, Mr. Luciani served in the State of New Jersey Division of Criminal Justice from 1971 to 1979 as an Assistant and Deputy Attorney General, including as a member of the Governor's Staff Policy Group on Casino Gambling prior to passage of the New Jersey Casino Control Act. Mr. Luciani's casino employment includes serving as Vice President of Casino Operations of GNAC Corp. (Golden Nugget Atlantic City), as an executive with Golden Nugget, Inc., including positions as President of GNU Corp. (Golden Nugget Las Vegas), Executive Vice President of GNAC Corp., and Vice President of Corporate Development for Golden Nugget, Inc., as Executive Vice President and Chief Operating Officer of Merv Griffin's Resorts Casino Hotel in Atlantic City, as President and Chief Executive Officer and Director of Development of the Mashantucket Pequot Gaming Enterprise (Foxwoods), and as a self-employed consultant. Mr. Luciani is also admitted to the practice of law in New York and New Jersey.

          Timothy A. Ebling, 41, is Executive Vice President, Chief Financial Officer and a Director of the Sands since 1998 and has been with the Sands since l983, serving in the positions of Assistant Manager Financial Accounting, Hotel Controller, Casino Controller, Director Corporate Accounting and Vice President Finance. Prior to joining the Sands, Mr. Ebling was a Senior Auditor of Touche Ross & Co. from 1980 through 1983. Mr. Ebling is a Certified Public Accountant and a graduate of Ohio Northern University with a B.S. degree Cum Laude in Business Administration.

         Frederick H. Kraus, 50, is Executive Vice President, General Counsel, Secretary, and a Director of the Sands since 1998 and has been with the Sands since 1984, serving in the positions of Assistant Corporate Counsel, Director Legal Affairs, and Vice President Corporate Counsel. Prior to joining the Sands, Mr. Kraus was in private practice in Philadelphia, Pa., and was a Law

Clerk to the Hon. Paul Chalfin, Judge, Philadelphia Court of Common Pleas. Mr. Kraus is an attorney admitted to the practice of Law in Pennsylvania and New Jersey, a graduate of Montgomery County Community College with an A.S. degree Summa Cum Laude, a graduate of Temple University with a B.A. degree in Economics Summa Cum Laude, and a graduate of Temple University Law School with a J.D. degree Magna Cum Laude.

         Signe Huff, 42, is Senior Vice President Hotel Operations since 1995 and has been with the Sands since 1980, serving in the positions of Rooms Coordinator, Assistant Front Office Manager, Front Office Manager, Central Information Center Manager, Assistant Director Hotel Operations, Director Hotel Operations, and Vice President Hotel Operations. Ms. Huff is responsible for overall hotel operations, food and beverage, facilities, security, and purchasing. Ms. Huff is a Cornell University Graduate with a B.S degree in Hotel Administration.

         Thomas Biglan, 49, is Vice President Food and Beverage since 1996, and has been with the Sands since 1984, serving previously as Executive Chef. Under Mr. Biglan's direction, the Sands has been the recipient of multiple awards and recognitions for superior food and beverage products.

         Paul Greco, 48, is Vice President Casino Operations since May, 1999, and has been with the Sands since 1981, holding the positions of Floorperson, Pit Boss, Shift Manager, Assistant Casino Manager, and Casino Manager. Prior to joining the Sands, Mr. Greco was at Caesar's Atlantic City for two years as a Dealer, Floorperson, and as a Marketing Executive.

         Jack Przybylski, 54, is Vice President Management Information Systems since 1998 and has been in the MIS field since 1964. He has been with the Sands since 1979 and participated in the creation of the Sands computer systems. A number of these systems were marketed to casinos in Atlantic City and other gaming jurisdictions by a subsidiary of the Sands. Advanced Casino Systems Corp. ("ACSC"), an indirect subsidiary of Greate Bay Casino Corp., the indirect corporate parent of the Sands, took over the continued development and marketing functions of the systems in 1994. Mr. Przybylski served in dual capacities with the Sands and ACSC from 1994 to 1997 and was Vice President MIS of ACSC from 1995 to 1997 until leaving ACSC in an internal corporate reorganization in 1997, to devote 100% of his time to the Sands.

         Karen Raffo, 50, is Vice President Human Resources and Administration since joining the Sands in March, 1999. Ms. Raffo has been employed in the casino industry since 1981 in human resources, including positions at Claridge, Bally's Park Place, Trump Taj Mahal, and American Gaming and Entertainment, and was Director, Health Plan Administration for Atlanticare Health Plans and Healthplan Network in South Jersey, before joining the Sands.

         The Proponents have no agreement with any of the Debtors' managers regarding their continued employment by the Reorganized Debtors. However, it is anticipated by the Proponents that all such persons will remain employed by the Reorganized Debtors after the Effective Date pursuant to their existing employment agreements or other arrangements. The costs associated with the compensation of the Debtors' managers are unaffected by the Committee/High River

         Plan and are reflected in the Debtors' financial projections set forth in Exhibit D-3 annexed hereto.

         When a total of 3.5 million shares of New Common Stock (representing 35% of the total shares to be distributed under the Committee/High River Plan) have been issued, provided that at least one Creditor entitled to receive New Common Stock has either been approved by the appropriate regulatory bodies, the necessity for such approval has been waived, or approval is not required under applicable law, a meeting of Holders of New Common Stock will be scheduled for the purpose of electing a Board of Directors of Reorganized Holdings, and the transaction of such other business as may come before the stockholders at such meeting. The new Board of Directors will make all determinations regarding the selection of the Reorganized Debtors' management.

         An Entity that is not yet entitled to be issued New Common Stock by reason of the Regulatory Conditions or otherwise shall have no rights of a holder of New Common Stock, including right to vote such shares, until all Regulatory Conditions or other requirements have been satisfied and the New Common Stock has been issued to the Entity.

         5.02     Post Effective Date Control by High River.

         After the Effective Date, the consummation of the High River Investment, and upon the satisfaction of all Regulatory Conditions which pertain to it, High River will own more than 50% of the issued and outstanding shares of New Common Stock. As a result, Carl C. Icahn, through his related entities, will be able to exercise control over the Reorganized Debtors.

                                   ARTICLE VI

                            ALTERNATIVES TO THE PLAN

         The principal alternatives to confirmation of the Committee/High River Plan are: (a) liquidation of the Debtors under chapter 7 of the Bankruptcy Code,
(b) confirmation of the Debtors' Stand Alone Plan, or (c) confirmation of the Park Place Plan.

         The Proponents adopt and incorporate by reference the Debtors' analysis of liquidation under chapter 7 as an alternative, which is annexed as an exhibit to the Master Disclosure Statement. The Proponents believe that the Debtors' analysis demonstrates that the recovery attained by the Creditors in the Committee/High River Plan will exceed the recoveries by Creditors in a chapter 7 liquidation.

         Why The Proponents Believe The High River Plan Is Superior To The Park Place Plan

                  A.  The Development of the Competing Plans

         Although the Park Place Plan is sponsored by Park Place, it is premised on an agreement that Merrill entered into with Park Place (the "Merrill Agreement"). The terms of the Merrill Agreement have only recently been disclosed. Merrill is a significant Holder of the Old Notes who, if it were to retain its pro rata share of common stock that would have been distributed to Holders of Old Notes under the Debtors' Stand Alone Plan, would have been required to submit to certain licensing procedures under the New Jersey Casino Control Act. The Proponents believe that in order to avoid the need for such licensing, Merrill solicited Park Place to propose the Park Place Plan pursuant to which Merrill would be entitled to exchange any new common stock it receives under the Park Place Plan for debt securities, and thereby be subject to significantly less oversight by the Casino Commission. In exchange, Park Place, who was not previously a Creditor of the Debtors, would acquire a controlling interest in the Reorganized Debtors. Merrill contends that its support of the Park Place Plan is based on its view that that plan provides greater value to the Noteholders.

         High River, as a significant Holder of Old Notes that supported the Debtors' Stand Alone Plan, opposes the Park Place Plan. High River believes that under that plan, Park Place would receive a disproportionately greater share of the value of the Reorganized Debtors' enterprise at the expense of all other Holders of Old Notes. High River believes that Merrill is prepared to accept this less favorable treatment in order to avoid being subject to the licensing process under the New Jersey Casino Control Act, although Merrill asserts that its decision is based on comparative recoveries. Regardless, High River believes that other Holders of Old Notes who do not share Merrill's particular incentives regarding licensing should not be forced to accept the lesser treatment provided to Holders of Old Notes under the Park Place Plan. For that reason, after the Park Place Plan was announced, High River sought to propose its own plan to preserve more of the Reorganized Debtors' enterprise value for the Holders of Old Notes. Thereafter, High River and the Committee agreed to submit the Committee/High River Plan.

         B. High River and The Committee Agree To A Plan With Enhanced Value For Trade Creditors

         As a consequence of the deadlock between High River and Park Place the Committee sent an invitation to each group to negotiate with the Committee. Park Place rejected this invitation and through its counsel initially indicated that it would pay no more than a 40% cash equivalent. On the other hand, High River accepted the invitation to negotiate which resulted in an agreement that provided for a minimum of a 73% distribution to the unsecured creditors and which prevented High River from withdrawing the Plan without High River either supporting a competing plan which provided for at least a 73% distribution or High River making a tender offer at 73% for all of the unsecured claims.

         Subsequent to learning of the High River offer, Park Place increased its offer to the unsecured creditors, first to a 75% distribution, then to a 100% distribution. High River then increased its offer to a maximum amount permissible by law up to 100%, but in no event less than 80%.

         Subsequent to learning of the Committee's agreement with High River, Park Place and Merrill made a motion to the court to set the agreement aside on the grounds that there was a breach of fiduciary duty to the unsecured creditors because the agreement purported to bind the Committee to support the Committee/High River Plan, even in the face of a superior alternative plan. The Court set aside the agreement to the extent it purported to bind the Committee or its members to support the Committee/High River Plan. Because the agreement was determined not to be binding, the Court rejected the notion that the Committee or its counsel breached their fiduciary duty. The Court also recognized the value of the 73% High River tender offer portion of the agreement and accepted the representation of High River and the Committee that the agreement was not intended to nor did it obligate any individual creditor (or Committee member) to vote for the Committee/High River Plan.

         C.  The Park Place Offer of 100% Recoveries is Illusory

         The Proponents believe the Park Place Plan cannot be confirmed because it unfairly discriminates among Creditors in violation of section 1129(b) of the Bankruptcy Code. As a consequence, while the Park Place Plan purports to pay 100 cents on the dollar for all allowed trade claims, the Proponents believe that the offer is totally illusory and purposefully misleading. The Proponents believe that the Park Place Plan may not legally deliver more than an approximate 66% dividend to trade creditors. The following discussion is intended to demonstrate why the Park Place Plan does not comply with the Bankruptcy Code and, in the opinion of the Proponents, cannot be confirmed in its present form.

         Total Allowed Old Notes Claims are approximately $191.3 million. Assuming that the secured portion is $110 million (based on the fact that the Collateral has been appraised at that approximate amount), the unsecured deficiency portion (the "Old Notes Unsecured Claim") is $81.3 million. The Proponents believe that, in order not to unfairly discriminate, the Park Place Plan would have to result in a distribution on account of the Old Note Unsecured Claim which is substantially equivalent to the distribution to be realized by holders of general unsecured trade claims.

         In the Proponents view, the most appropriate method of valuing the recoveries to Holders of Old Notes would be to value the New Common Stock based on the price that Park Place is willing to pay for its 57.7% stake, i.e., $40 million. This reflects what a willing buyer is prepared to pay and is a much more reliable indication of value than an investment banker's prognostication of value predicated on projected future operating performance. Utilizing this fair market value method, the remaining 42.3% of New Common Stock to be distributed to Holders of Old Notes under the Park Place Plan is worth $29.3 million which, when added to the face amount of the New Notes under the Park Place Plan ($128 million), results in a total recovery of only $157.3 million. Allocating that value to the secured portion of the claims ($110 million) leaves $47.3 million to apply to the $99.8 million in remaining unsecured claims (the total of the Class 4, Class 5 and Old Notes Unsecured Claim), and results in a mere 47% recovery on account of the Old Notes Unsecured Claim (before taking into account the impact of subordination). When compared to the 100% recovery Park Place proposes to pay Class 4 General Unsecured Claims, the Park Place plan clearly discriminates against the Old Note Holders and, in the view of the Proponents, is unconfirmable.

         As indicated above, the Proponents believe that an alternative, less reliable, methodology for valuing recoveries is to employ investment-banking analysis of projected future operating performance. However, even if one were to use the valuation methodology favored by Park Place, the result would still be unfair discrimination that would doom the Park Place Plan. Under this investment bankers' methodology, and crediting Park Place's overly aggressive projections, total value distributed to the Holders of Old Notes under the Park Place Plan is in the range of $177.9 million to $197 million. Allocating that value first to the secured portion of the Claims ($110 million) leaves $67.9 million to $87 million to be allocated to the unsecured claim amount including the Old Notes Unsecured Claim and the Intercompany Note Claim. Since the unsecured claims total $99.8 million, Park Place's distribution of value on account of those Claims constitutes a recovery ranging from a low of 68% to a high of 87%. By contrast, Park Place proposes to pay 100% to General Unsecured Claims (Class 4). The Proponents believe that this difference constitutes unfair discrimination, which is prohibited by section 1129(b) of the Bankruptcy Code.

         Annexed hereto as Exhibit D-6 is an analysis which shows that under the Park Place Plan the deficiency claims of the Old Noteholders will receive value, in the form of non- cash securities, which the Proponents believe does not exceed 66% of said claims based upon an average of the high range of the two aforementioned methods, while the similarly situated general unsecured creditors receive 100% of their claims in cash. The Proponents firmly believe that this disparate treatment is unfairly discriminatory and that the Bankruptcy Court would, therefore, limit recoveries under the Park Place Plan to approximately 66%.

         The Committee/High River Plan estimates trade creditor recoveries at 80% and has been further modified to provide Class 4 Creditors with such higher recoveries - up to 100% - as would not render the Proponents' plan unconfirmable. It will be up to the Bankruptcy Court to determine just how high a dividend either of the competing plans may pay to the trade creditors. Nevertheless, the Proponents believe that, regardless of which valuation methodology is ultimately adopted by the Bankruptcy Court, trade creditors would receive a higher dividend under the Committee/High River Plan than under the Park Place Plan.

         D. Park Place's Projected Cost Savings Will Come At The Expense Of Trade Creditors

Park Place argues that its relative size and purchasing power will allow it to reduce costs through synergies. Park Place already controls three other hotel casinos in Atlantic City and many of the Sand's trade vendors do business with Park Place's other properties. The Proponents believe that this projected "synergistic savings" is merely a euphemism for Park Place's intention to wrest price concessions from its trade vendors.

         E.  Park Place Would Realize A Huge Premium Under its Plan

         The Proponents believe that the Park Place Plan represents an effort by Park Place to acquire the Reorganized Debtor at a substantial discount to its actual value, to the detriment of the remaining Holders of Old Notes. Park Place proposes to pay $6.93 per share for the New Common Stock ($40 million for 57.7% of 10 million shares). Yet Park Place's own projections state that the value of the New Common Stock ranges from no less than $11.76 per share to as much as $16.26 per share. Thus, even if one were prepared to credit what the Proponents believe are outrageously aggressive projections, Park Place would be acquiring the New Common Stock at a discount of at least 42% and as much as 58% from the value Park Place ascribes to it. See Exhibit D-6. This discount represents value that otherwise belongs to the Holders of Old Notes but is being appropriated by Park Place under its plan.

         The Park Place Plan also requires those Holders of Old Notes who desire to participate in the plan's "PPE Exchange Option" to sell their New Common Stock at an even more egregious discount to the value of the stock. Under that option, Park Place can acquire each share of the New Common Stock for approximately $3.61 in New Notes. Compared to Park Place's value of the New Common Stock in the range of $11.76 to $16.26, Holders of Old Notes who wish to participate in the PPE Exchange Option will be required to sell their New Common Stock at a discount of 70% to 78% of the actual value Park Place allegedly ascribes to it. See Exhibit D-6.

         F.  The Park Place Plan Has Many Additional Costs

         The Proponents also note that under the Park Place Plan, the Reorganized Debtors will be required to pay all of the expenses incurred by both Merrill and Park Place during the chapter 11 Cases, including the fees and expenses of their attorneys, agents, brokers, and financial advisors. Park Place has, without any details, estimated these expenses at $2 million. In addition, under the Park Place Plan, the Reorganized Debtors would be required to make substantial ongoing payments to Park Place in the form of management fees and overhead allocations estimated to be in excess of $20 million in the first three years of operations alone.

         The Proponents have prepared a comparison of the recoveries to creditors under the Committee/High River Plan and the Park Place Plan. A copy of such comparison is attached hereto as Exhibit D-7.

         G.  Park Place Mischaracterizes Icahn's Gaming Results

         Park Place grossly mischaracterizes the track record of Mr. Icahn in the gaming industry in its attempt to argue that the Reorganized Debtors' financial performance will suffer under the Committee/High River Plan. As a threshold matter, their comparisons of Mr. Icahn's ownership of the Stratosphere, which only recently emerged from chapter 11, and is located on the north end of the Las Vegas Strip with virtually no walk-in customers, to casinos on the south end of the Las Vegas Strip (including those owned by Park Place) are meaningless. These new mega resort attractions were each constructed at costs in excess of $1 billion, as compared to the Stratosphere's valuation when it emerged from bankruptcy of $120 million. Because of the mega resorts' recent arrival, they have become "must see" properties generating significant walk-in customers. Insinuating that the Stratosphere, fresh out of its own debilitating bankruptcy case, should obtain the same "fair share" as these resorts at their better and more upscale locations is simply unreasonable. Further, the Stratosphere is currently undergoing an upgrading of its facilities which, while depressing operating performance in the near term, is expected to result in significantly improved performance in the years ahead. For example, during 1999 the Stratosphere constructed a new race and sports book, deli, bar, and lounge, and an escalator from the second floor showroom to the first floor casino. This construction resulted in a decline in revenues, traceable to a reduction in the number of slot machines. Yet Stratosphere was able to limit the cash flow impact of lost revenues by controlling costs: although revenues declined $6.8 million for the twelve months ended September 26, 1999, as compared to the same period in 1998, EBITDA only declined $3.7 million.

         The Sands Casino Hotel is more properly compared to an operation like Mr. Icahn's Arizona Charlie's. There, after acquiring the Las Vegas, Nevada casino under a chapter 11 plan of reorganization and obtaining control in late September, 1998, Mr. Icahn's management team implemented a profit enhancement program that included casino and food and beverage product enhancements and the implementation of a cost reduction plan. The result of the profit enhancement program was an 8.5% increase in revenues, a 7.6% reduction in operating expenses, and a 123% increase in EBITDA. Currently, the twelve-month trailing EBITDA is in excess of $14.3 million. Prior to Mr. Icahn's management, the twelve-month trailing EBITDA was only $6.2 million.

         As disclosed elsewhere in this Disclosure Supplement, High River holds approximately $34 million (approximately 40%) of certain bonds of Claridge at Park Place, Inc. ("Claridge"), which is currently subject to a chapter 11 case under the Bankruptcy Code. Recently, the debtors in possession in those cases proposed a plan of reorganization that would transfer ownership of the reorganized entity to the holders of the bonds. If that plan is confirmed and becomes effective, Mr. Icahn could become a controlling shareholder of Claridge. There can be no assurances that the plan will be confirmed and become effective.

Merrill and Park Place have alleged that Mr. Icahn holds impermissible conflicts of interest between his holdings of Old Notes in the Debtors' cases and his Claridge bonds, suggesting that Mr. Icahn has exercised undue influence in the Claridge case at the expense of the Debtors regarding a transaction between the Claridge and the Debtors for the purchase of certain of Claridge's real property (the "Improvements Agreement"). The Proponents believe that these allegations are baseless. Mr. Icahn was informed of the Improvements Agreements after the fact, and played no role whatsoever - on behalf of either the Debtors or Claridge - in its negotiation or documentation. The Improvements Agreement obtained court approval in each of the Debtors' and the Claridge's chapter 11 cases.

         H.  Park Place Struggled For Years After Its Management Change

         While Park Place unfairly focuses its attention on the Stratosphere and its one year of results following its emergence from bankruptcy in an environment of massive competition from brand new mega resorts, the fact of the matter is that it took years for Park Place's current management to turn its operations around. Following the 1990 management changes at Park Place's predecessor, Bally's Manufacturing, the enterprise had four straight years of negative net income, four years of negative return on assets, four years of negative return on equity, and four years of negative returns on invested capital.

         I. In the Proponents' View, Park Place's Projections Are Unreasonably Optimistic

         Park Place not only attempts to reject the most reliable valuation methodology which focuses on what Park Place is willing to pay, it then relies on a set of future projections that appear totally unreasonable. For example, Park Place projects that its year 2000 earnings on a gross operating profit basis or EBITDAMF, measured as a percentage of its total assets, will be approximately 22%, a figure which is double that reported by the Sands for 1999, double what the Atlantic City Hilton reported for 1999 (another Park Place property), and 70% better than the industry average for that year.

         Park Place also projects slot win per unit per day at 10% over the industry average, a prediction, which if true, would catapult Sands into the rank of the 3rd highest casino in slot win per unit per day in all of Atlantic City. Sand's current management has advised the Proponents that it believes that Park Place's projections are unreasonable in these and other regards. As just one indication of the risks associated with Park Place's aggressive projections, if one were to assume that Park Place's new management could not institute improvements that would bring Sand's slot operations beyond industry averages, a full $20 million in projected earnings would be lost. At the confirmation hearing, the Proponents will present expert testimony regarding the substantial risks associated with Park Place's aggressive projections.

         J.  Conclusion

         For the foregoing reasons, the Proponents believe that the Committee/High River Plan is far superior to the Park Place Plan as well as the Debtors' Stand Alone Plan because it (a) provides a significantly higher and better recovery to the Holders of Old Notes (in this regard it should be emphasized that the Proponents' valuations are based on actual capital infusions proposed by the two competing plan sponsors while Park Place is forced to rely on its hypothetical, highly questionable projections that lack historical basis in fact), (b) provides for an equity infusion of $65 million by High River, compared to Park Place's proposal to invest only $40 million, (c) does not obligate the Reorganized Debtors to make substantial payments to Park Place under a management agreement, or share in the costs of Park Place's general corporate overhead, (d) gives the Reorganized Debtors a stronger capital structure with less leverage (See Exhibit D-7) in order to meet their obligations under the New Notes, (e) provides the Reorganized Debtors with more resources to address the anticipated increased competition in the Atlantic City market, and (f) retains the competitive environment in the industry for the benefit of trade suppliers.

         ACCORDINGLY, THE PROPONENTS RECOMMEND THAT CREDITORS VOTE TO ACCEPT THE COMMITTEE/HIGH RIVER PLAN AND REJECT THE PARK PLACE PLAN OR, IF VOTING TO ACCEPT BOTH PLANS, INDICATE A PREFERENCE FOR THE COMMITTEE/HIGH RIVER PLAN.

                                   ARTICLE VII

                               VOTING REQUIREMENTS

         7.01.    Parties In Interest Entitled to Vote.

         Pursuant to the Bankruptcy Code, only Classes of Claims and Interests that are "impaired" (as defined in section 1124 of the Bankruptcy Code) under the Committee/High River Plan are entitled to vote to accept or reject the Committee/High River Plan. A Class is impaired if the legal, equitable, or contractual rights of the Holders are modified, other than by curing defaults and reinstating the debt. Classes of Claims and Interests that are not impaired are not entitled to vote on the Committee/High River Plan and are conclusively presumed to have accepted the Committee/High River Plan. The votes of classes of Claims and Interests that receive no distribution under the Committee/High River Plan are not solicited because they are deemed to have rejected the Committee/High River Plan.

         Only those holding Allowed Claims may vote. Pursuant to section 502 of the Bankruptcy Code and Bankruptcy Rule 3018, the Bankruptcy Court may estimate and temporarily allow a Claim for the purpose of voting on the Committee/High River Plan.

         Class 1 is unimpaired under the Committee/High River Plan, and, therefore, is conclusively presumed to accept the Committee/High River Plan pursuant to section 1126(f) of the Bankruptcy Code. Holders of Class 1 Claims do not have a right to vote on the Committee/High River Plan.

         The following Classes of Claims and Interests are impaired under the Committee/High River Plan:

         Classes 2 through 7 are impaired under the Committee/High River Plan (with the possible exception of Class 3, depending on the treatment ultimately selected by the Proponents). Each Holder of an Allowed Claim in Classes 2 through 4, including Holders of Allowed Class 3 Claims, are entitled to vote to accept or reject the Committee/High River Plan. However, in the event that the Proponents elect not to impair Class 3 Claims, the Proponents reserve the right to have Class 3 presumed to have accepted the Committee/High River Plan pursuant to section 1126(f) of the Bankruptcy Code, notwithstanding the actual votes of the Holders of such claims. The Old Notes Trustee does not vote any Claim with respect to the Old Notes.

         Classes 5, 6, and 7 are impaired under the Committee/High River Plan but will receive no distribution and retain no property under the Committee/High River Plan, so are deemed to have rejected the Committee/High River Plan pursuant to section 1126(g) of the Bankruptcy Code and their votes are not solicited.

         7.02.    Record Date.

         The date of the approval of the Disclosure Statement will be considered the Record Date for voting on the Committee/High River Plan. Entities holding Claims transferred after such date will not be permitted to vote to accept or reject the Committee/High River Plan.

         7.03.    Voting Procedures

         Voting on the Committee/High River Plan by each Holder of an impaired Claim entitled to vote is important. Please follow the directions contained in the Voting Procedures Order and on the enclosed ballot carefully. Facsimile ballots will not be accepted. To be counted, your ballot must be received by LOGAN & COMPANY, INC., 546 VALLEY ROAD, UPPER MONTCLAIR, NEW JERSEY, 07043, BY NO LATER THAN 5:00 P.M., NEW YORK CITY TIME, ON __________, 2000, unless otherwise provided in the Voting Procedures Order. It is of the utmost importance that you vote promptly to accept the Committee/High River Plan and that you indicate your preference for the Committee/High River Plan over all others

                                  ARTICLE VIII

                      REQUIREMENTS FOR CONFIRMATION OF THE

                            COMMITTEE/HIGH RIVER PLAN

         The Bankruptcy Code requires that, to confirm a chapter 11 plan, the bankruptcy court must make a series of findings concerning the plan and its proponents, including that (a) the plan has classified claims and interests in a permissible manner, (b) the plan complies with applicable provisions of the Bankruptcy Code, (c) the proponents have complied with applicable provisions of the Bankruptcy Code, (d) the proponents have proposed the plan in good faith and not by any means forbidden by law, and (e) the disclosure required to be made by section 1125 of the Bankruptcy Code has in fact been made.

         The Bankruptcy Code also requires that (a) a chapter 11 plan be accepted by the requisite votes of creditors (except to the extent that "cramdown" is available under section 1129(b) of the Bankruptcy Code as discussed below), (b) a plan be in the "best interests" of all holders of claims or interests in an impaired class (that is, that each creditor and equity security holder will receive at least as much pursuant to the plan as it would receive in a chapter 7 liquidation), (c) the plan is feasible, and (d) if the plan is to be confirmed without the acceptance of all impaired creditors, that the plan does not discriminate unfairly and is fair and equitable.

         The Proponents believe that all of these conditions will have been met by the date of the Confirmation Hearing and will seek rulings of the Bankruptcy Court to such effect at the hearing.

         8.01.    Acceptance of the Committee/High River Plan

         As a condition to confirmation of the Committee/High River Plan, the Bankruptcy Code requires that each Class of impaired Claims or Interests vote to accept the Committee/High River Plan, except under a "cramdown" scenario discussed below, where acceptance is required by only one impaired class. A plan is accepted by an impaired class of claims if holders of at least two-thirds of the dollar amount and more than one-half of the number of claims of that class vote to accept the plan. Only those holders of claims who actually vote are counted in these tabulations. Holders of claims who fail to vote are not counted as either accepting or rejecting.

         8.02     The Best Interests Test

         Notwithstanding the acceptance of the Committee/High River Plan by Creditors, in order to confirm the Committee/High River Plan the Bankruptcy Court must independently determine that the Committee/High River Plan is in the best interests of all Classes of Creditors and Holder of Interests. This "best interests test" requires that the Bankruptcy Court find that the Committee/High River Plan provides to each member of each impaired Class of Claims and Interests a recovery which has a present value at least equal to the present value of the distribution which each such person would receive from the Debtors if the Debtors were instead liquidated under chapter 7 of the Bankruptcy Code.

         To calculate the amount which members of each impaired Class of Claims and Interests would receive if the Debtors were to be liquidated under chapter 7, the Bankruptcy Court must first determine the aggregate dollar amount that would be generated from the liquidation of the Debtors (the "Liquidation Fund"). The Liquidation Fund would consist of the proceeds from the disposition of the assets of the Debtors plus the amount of any cash held by the Debtors. The

Liquidation Fund would then be reduced by the costs of the liquidation. Such costs would likely include the fees of a trustee, as well as those of counsel and other professionals that might be retained by such trustee; selling expenses; any unpaid expenses incurred by the Debtors during their chapter 11 cases (such as fees for attorneys, financial advisors, and accountants) which are allowed in the chapter 7 proceeding; and Claims arising by reason of the trustee's rejection of obligations incurred by such Debtors during the pendency of the chapter 11 Cases. These Claims, and such other Claims as might arise in the liquidation or result from the Debtors' chapter 11 Cases, would be paid in full out of the Liquidation Fund before the balance of a Liquidation Fund would be made available to pay unsecured Claims. The present value of the aggregate hypothetical distributions out of the Liquidation Fund (after subtracting the amounts described above) are then compared with the present value of the property offered to each of the Classes of Claims and Interests under the Committee/High River Plan to determine if the Committee/High River Plan is in the best interests of each Creditor and shareholder.

         The Debtors' liquidation analysis is annexed as an exhibit to the Second Amended Master Disclosure Statement, and the conclusions of this analysis with respect to impaired Classes of Claims and Interests have been summarized therein. The Debtors' analysis is dependent in part on certain assumptions as to the effect of liquidation on the Debtors' property.

         Based on the Debtors' liquidation analysis, the Proponents have concluded that a liquidation of the Debtors would result in lower distributions to Creditors compared to distributions proposed under the Committee/High River Plan. Accordingly, the Proponents believe, after analyzing the alternatives and consulting with their appropriate advisors, that the Committee/High River Plan satisfies the "best interest test."

         8.03.    Feasibility

         Section 1129(a)(11) of the Bankruptcy Code contains the "feasibility" requirement, that the Debtors be able to perform their obligations under the Committee/High River Plan and that its confirmation is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Debtors.

         Pursuant to the Committee/High River Plan, all Claims against the Debtors shall be discharged and released in full on the Effective Date, and all Creditors shall be precluded from asserting against the Reorganized Debtors and their assets any other or further Claim based upon any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Confirmation Date. On the Effective Date of the Committee/High River Plan, all rights of holders of Claims or Interests of all Classes under the Committee/High River Plan shall be limited solely to the right to receive the distributions set forth in the Committee/High River Plan, and the holders of such Claims or Interests shall have no further rights against the Debtors, the Reorganized Debtors, or the Estates by virtue of such Claims or Interests. The only funded indebtedness of the Reorganized Debtors will be the $110 million of New Notes; a substantial portion of the Debtors' pre-bankruptcy indebtedness will be converted to equity on the Effective Date. Feasibility of the Committee/High River Plan is further enhanced by the fact that High

River will be making a substantial investment of $65 million in new funds to be available to the Reorganized Debtors.

         The Proponents believe that the Committee/High River Plan easily satisfies the feasibility requirement. Annexed hereto as Exhibit D-3 are the Debtors' projections of future performance based on the assumptions set forth in the Global Development Plan 2000 - 2002. While the Proponents have not independently verified such projections and assumptions, the Proponents have reviewed them and believe that they are reasonable. Those projections and assumptions indicate that the Reorganized Debtors will not have any difficulty performing their obligations under the Committee/High River Plan, and will not require further financial reorganization.

         8.04.    Confirmation Without Acceptance of All Impaired Classes

         The Bankruptcy Code contains provisions that allow confirmation of the Committee/High River Plan even if the Committee/High River Plan is not accepted by all impaired Classes, as long as at least one impaired Class of Claims has voted to accept. These so-called "cramdown" provisions are set forth in section 1129(b) of the Bankruptcy Code. A plan may be confirmed under the cramdown provisions if, in addition to satisfying all remaining requirements of section 1129(a) of the Bankruptcy Code, it (a) "does not discriminate unfairly" and (b) is "fair and equitable," with respect to each Class of Claims or interests that is impaired under, and has not accepted, the plan. As used by the Bankruptcy Code, the phrases "discriminate unfairly" and "fair and equitable" have specific meanings unique to bankruptcy law.

         The requirement that a plan not "discriminate unfairly" means, among other things, that a dissenting impaired class must be treated substantially similarly compared to other classes of claims or interests with substantially similar legal entitlements.

         In general, the "fair and equitable" standard requires that an impaired dissenting class receive full compensation for its allowed claims or interests before any junior class receives any distribution. More specifically, section 1129(b)(2) of the Bankruptcy Code provides that a plan can be confirmed if: (a) with respect to an impaired dissenting class of unsecured claims, either (i) each creditor in such class receives property of a value equal to the amount of its allowed claim, or (ii) the holders of claims that are junior to the claims of the dissenting class do not receive any property under the plan; (b) with respect to an impaired dissenting class of secured claims, the holders of such secured claims either (i) retain their liens and receive deferred cash payments with a value as of the plan's effective date equal to the value of their collateral or (ii) otherwise receive the indubitable equivalent of their secured claims; and (c) with respect to a dissenting class of interests, either (i) each holder of an interest of such class receives or retains on account of such interest property of a value, equal to the greater of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest, or (ii) the holder of any interest that is junior to the interest of such class does not receive or retain any property on account of such junior interest. The "fair and equitable" standard has also been interpreted to prohibit any class senior to a dissenting class from receiving more than 100% of its allowed claims prior to the payment in full of all junior claims.

         Because they are retaining no distributions under the Committee/High River Plan, Classes 5, 6, and 7 are deemed to have rejected the Committee/High River Plan. Therefore, the Proponents intend to confirm the Committee/High River Plan as to Classes 5, 6, and 7 under the cramdown provisions of section 1129(b) of the Bankruptcy Code. In the event that any other Classes are determined to have rejected the Committee/High River Plan, the Proponents may also seek to confirm the Committee/High River Plan as to any such Classes by utilizing the cramdown provisions of section 1129(b) of the Bankruptcy Code. Alternatively, the Proponents may modify or revoke the Committee/High River Plan in accordance with Section 12.04 of the Committee/High River Plan.

         The Proponents believe that the Committee/High River Plan complies with the requirements for cramdown pursuant to section 1129(b) of the Bankruptcy Code.

                                   ARTICLE IX

                            FEDERAL TAX CONSEQUENCES

         The following discussion of federal income tax consequences is based on the Internal Revenue Code, the Treasury Regulations promulgated and proposed thereunder (the "Regulations"), judicial decisions and published administrative rulings and pronouncements of the Internal Revenue Service as in effect on the date hereof. Legislative, judicial or administrative changes or interpretations enacted or promulgated in the future could alter or modify the analyses and conclusions set forth below. Any such changes or interpretations may be retroactive, and could significantly affect the federal income tax consequences discussed below.

         THE PROPONENTS REFER ALL CREDITORS AND OTHER PARTIES-IN-INTEREST TO THE MASTER DISCLOSURE STATEMENT, ARTICLE V "FEDERAL TAX CONSEQUENCES," FOR A MORE GENERAL DISCUSSION OF THE FEDERAL INCOME TAX CONSEQUENCES TO THE DEBTORS OF THE COMMITTEE/HIGH RIVER PLAN.

         9.01           Federal Income Tax Consequence to the Debtors.

Reduction of Debtors' Indebtedness Under Committee/High River Plan. The principle amount of the Debtors' aggregate outstanding indebtedness will be substantially reduced under the Committee/High River Plan. Generally, the cancellation or other discharge or indebtedness triggers ordinary income to a debtor equal to the principal amount and accrued interest thereon

(as determined for federal income tax purposes) or the indebtedness forgiven. If debt is canceled or discharged in a case under the Bankruptcy Code, however, no ordinary income to the debtor generally results. Instead, certain tax attributes otherwise available to the debtor are reduced, in most cases by an amount equal to the amount of the indebtedness forgiven. Tax attributes subject to reduction include (a) NOLs and NOL carryovers; (b) most tax credit carryovers; (c) capital losses and capital loss carryovers; (d) the tax basis of the debtor's depreciable and non-depreciable assets, but generally not in an amount greater than the excess of the aggregated tax bases of the property held by the debtor immediately after the cancellation of indebtedness over the aggregate of the debtor's liabilities immediately after the cancellation of indebtedness; (e) passive activity loss and credit carryovers; and (f) foreign tax credit carryovers. Attribute reduction is calculated only after the tax for the year of discharge has been determined. Attached as Exhibit D-4 is a pro forma Tax Attribute Reduction Schedule and a pro forma Effective Date Balance Sheet which includes the anticipated tax attribute reductions called for by the debt relief contemplated by the Committee/High River Plan.

         9.02.    Federal Income Tax Consequences to Holders of Claims and
                  Interests.

                  (a) Holders of Claims - Generally. The tax consequences of the Committee/High River Plan to a Holder of a Claim will depend, in part, on whether the Claim constitutes a "security" under tax laws, the type of consideration received in exchange for the Claim, whether the Holder is a resident of the United States for tax purposes, whether the Holder reports income on the accrual or cash basis method, and whether the Holder receives distributions under the Committee/High River Plan in more than one taxable year. Holders of Claims are strongly advised to consult their tax advisors with respect to the tax treatment of their particular Claims under the Committee/High River Plan.

                  (b) Holders of Class 2 Claims. Under the Committee/High River Plan, Holders of Class 2 Claims will exchange Old Notes in return for a package of Plan Securities consisting of New Notes issued by Reorganized Funding and New Common Stock of Reorganized Holdings. The tax consequences resulting from this exchange depend, in large part, on whether the Old Notes, the New Notes, or both are "securities" under the tax law. The term "securities" is not defined in the IRC or the Regulations and it has not been clearly defined by the courts. One of the most significant factors in determining whether a particular debt instrument is a security is its original term. In general, the longer the term of the instrument, the greater the likelihood that it will be considered a security. Although additional facts and circumstances are relevant, a term of 10 years or more is usually sufficient for a debt instrument to be considered a security.

                           (i)  "Recapitalization" Treatment

                  If the Old Notes are "securities" for tax law purposes, the exchange will probably be treated as a recapitalization under IRC ss. 368(a)(1)(E) provided that either the New Notes or the New Common Stock of Holdings do not constitute "boot" under IRC ss. 354. Boot includes cash, debt instruments which are not securities of Funding, and stock of a corporation that is not a party to the recapitalization.

                  As a recapitalization, if neither the New Notes nor the New Common Stock of Holdings constitute boot, the holder will not recognize gain or loss (subject to IRC ss. 354(a)(2)(B) discussed below). The tax basis of the New Notes and New Common Stock of Holdings received by each holder will equal the holder's adjusted tax basis in the Old Notes surrendered. This adjusted tax basis is allocated between the New Notes and New Common Stock of Holdings received by each Holder in proportion to each asset's respective fair market value. Each Holder's holding period in the New Notes and New Common Stock of Reorganized Holdings will include the Holder's holding period in the Old Notes surrendered, provided that such Old Notes were held by the Holder as a capital asset on the date of the exchange.

                  If either the New Notes or the New Common Stock of Reorganized Holdings is boot, a Holder will recognize gain realized, if any, on the exchange to the extent of the fair market value of the boot received. Loss realized by a Holder on the exchange is not permitted to be recognized by virtue of the existence of boot. Provided that the Old Notes are capital assets in the hands of the Holders, any gain recognized will constitute capital gain unless the exchange has, under IRC ss. 356(a)(2), the effect of the distribution of a dividend. In such a case, the amount of gain recognized that is not in excess of the Holder's ratable share of undistributed earnings and profits of Funding, if any, will be treated as a dividend (and hence, ordinary income). Furthermore, the Holder's basis in the Old Notes will carry over to the non-boot property received and will be increased by the gain recognized on the exchange, and decreased by the fair market value of the boot received in the exchange. The Holder will take a fair market value basis in the boot received.

                  Notwithstanding the aforementioned analysis, under IRC ss. 354(a)(2)(B), a Holder will recognize ordinary income to the extent that the property received by a Holder is attributable to interest (including original issue discount) which has accrued on the Old Notes during the Holder's holding period and which the Holder has not previously included in income. Similarly, to the extent that interest is not paid in the exchange, the Holder that previously included accrued interest into income may recognize an ordinary loss.

                          (ii) Sale or Exchange Treatment Under IRC Section 1001

                  If the Old Notes are not securities or the New Notes and the New Common Stock both constitute boot, the exchange will not qualify as a recapitalization under IRC ss. 368(a)(1)(E). Instead, the exchange will be treated as a taxable exchange under IRC ss. 1001 and each Holder will recognize gain or loss equal to the difference between the fair market value of the property received (New Notes and New Common Stock) and the Holder's adjusted tax basis in the Old Notes surrendered. Provided that the Old Notes are capital assets in the hands of a Holder, any gain or loss recognized will be capital gain or loss. Ordinary income may be recognized if a portion of the property received is treated as a payment of interest. Each Holder's tax basis in the New Notes and New Common Stock received will be the fair market value of each on the date of the exchange. The holding period in the New Notes and New Common Stock will not include the holding period in the Old Notes surrendered.

                  (c) Holders of Interests. Holders of Interests should generally recognize a loss on their Common Stock to the extent of their tax basis therein. Holders of Interests are strongly advised to consult their tax advisors with respect to the tax treatment of their particular Interests under the Committee/High River Plan.

                  (d) Certain Other Tax Consequences for Holders of Other Claims and Interests. A Holder of another Claim or Interest who under the Committee/High River Plan receives in respect of its Claim or Interest an amount that is less than the Holder's tax basis in such Claim or Interest may be entitled, in the year of a receipt or in an earlier year, to a bad debt deduction under IRC ss. 166(a), or a worthless securities deduction under IRC ss. 165(g). A Holder of a Claim otherwise satisfying the requirements for a bad debt deduction pursuant to IRC ss. 166(a) will be entitled to a bad debt deduction with respect to such Claim only if (i) such Holder is a corporation, or (ii) such Claim constituted a debt created or acquired (as the case may be) in connection with a trade or business of such Holder or a debt the loss from the worthlessness of which is incurred in such Holder's trade or business. A Holder of a Claim that has previously recognized a loss or deduction in respect of its Claim may be required to include in its gross income (as ordinary income) any amounts received under the Committee/High River Plan to the extent such amounts exceed the Holder's adjusted basis in such Claim.

         9.03     Importance of Obtaining Professional Tax Assistance

         THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES RELATING TO THE PLAN ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER'S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.

                                    ARTICLE X

                        CERTAIN FACTORS TO BE CONSIDERED

         There are numerous factors to be considered by Creditors in determining whether to accept or reject the Committee/High River Plan, including the following:

         10.01.   Variances from Projections

         A premise of the Committee/High River Plan is the implementation and realization of the Reorganized Debtors' business plan, achievements of projections of operations related thereto, and the accuracy of the assumptions underlying such projections. Many of the assumptions are beyond the control of the Reorganized Debtors and may not materialize. While the Proponents believe the assumptions are reasonable, unanticipated events and circumstances occurring after preparation of the projections may affect the financial results of the Reorganized Debtors. THE PROPONENTS HAVE RELIED UPON CERTAIN ASSUMPTIONS AND PROJECTIONS MADE BY THE DEBTORS, AND THE PROPONENTS MAKE NO REPRESENTATION ABOUT THE ACCURACY OF SUCH ASSUMPTIONS OR PROJECTIONS OR ANY STATEMENTS BASED THEREON. THE PROPONENTS HAVE EXAMINED THE ASSUMPTIONS AND PROJECTIONS AND BELIEVE THEY ARE REASONABLE. HOWEVER, THE PROPONENTS HAVE NOT INDEPENDENTLY VERIFIED SUCH ASSUMPTIONS OR PROJECTIONS.

         10.02.   Registration and Listing of Plan Securities

         There is the potential of an adverse impact on the value of the Plan Securities should the Reorganized Debtors fail or be unable to register or list them. In the event the Plan Securities are not registered or accepted for listing on a national securities exchange, the Proponents anticipate that the principal effect would relate to the development of a recognized trading market for such securities. Moreover, there has been no prior market for the Plan
Securities, and there can be no assurance that a public market for the Plan Securities will develop or be sustained after the Effective Date. To be listed on and to have such listing continue on a national securities exchange after the Effective Date, the Reorganized Debtors must satisfy certain initial and maintenance criteria. The failure to meet these initial and maintenance criteria in the future may result in the Plan Securities not being eligible for quotations on national securities exchange; trading, if any, of the Plan Securities may thereafter be conducted over-the-counter. Equity securities would likely be traded on the OTC Bulletin Board. The OTC Bulletin Board is an NASD sponsored and operated inter-dealer automated quotation system for equity securities not included in a national securities exchange system. The OTC Bulletin Board was introduced as an alternative to "pink sheet" trading of over-the-counter securities. There is no bulletin board exchange for unlisted debt securities, which are traded on an ad hoc basis. Consequently, the liquidity and stock price of the Plan Securities in the secondary market may be adversely affected.

         There is no assurance that a regular trading market will develop for any of the Plan Securities or that, if developed, any such market will be sustained. As a result of such ineligibility for quotations, an investor may find it more difficult to dispose of, or obtain accurate quotations as to the market value of the Plan Securities. In the absence of an active trading market, holders of the Plan Securities may experience substantial difficulty in selling their securities. The trading price of the Plan Securities is expected to be subject to significant fluctuations in response to variations in quarterly operating results, changes in analysts' earnings estimates, announcements of business innovations by the Reorganized Debtors or their competitors, general conditions in the gaming industry and other factors. In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies and that are often unrelated to operating performance. Whether or not the Plan Securities are listed on a national securities exchange, the Proponents expect that in order for a trading market to develop, and in order for trading to occur, market makers will be required to trade the Plan Securities. To date, there have not been any discussions or understandings between the Proponents or the Debtors and any potential market makers regarding the participation of such market makers in the future trading market, if any, for the Plan Securities.

         10.03.   Recovery on New Common Stock

         A significant part of the recovery to Holders of Old Notes will take the form of New Common Stock. The Proponents do not anticipate paying dividends on New Common Stock. There can be no assurance that the New Common Stock will trade at a per share price within the range of reorganization values set forth in this Disclosure Statement, that a public market for the Plan Securities will ever develop or be sustained after the Effective Date, or if developed, that it would be sustained.

         10.04    Recovery On Class 4 Claims

         Creditors holding Allowed General Unsecured Claims will receive a pro rata share of Cash in an amount of $5,360,000 (the "Unsecured Creditors Fund"), or such higher amount, up to 100% of the estimated total Allowed amount of such claims, as may be determined to be consistent with Section 1129(b) of the Bankruptcy Code. Such Claims are estimated by the Proponents to be in a range of $6,500,000 to $6,900,000. Utilizing the midpoint of this range ($6,700,000), recoveries by Class 4 Creditors are estimated to be 80%. If, however, actual total Allowed Class 4 Claims are greater or lesser than the midpoint, actual recoveries will be less, or more, accordingly.

         The Committee/High River Plan provides that the Reorganized Debtors will pay the expenses of the Unsecured Creditors Fund Administrator as are allowed by the Bankruptcy Court, up to $200,000. Based on information supplied by the Debtors, the Proponents do not believe that allowed expenses of the Unsecured Creditors Fund Administrator will exceed $200,000. If, however, such allowed expenses exceed $200,000, they will be paid from the Unsecured Creditors Fund and will reduce the amounts available to pay Allowed Class 4 Claims.

         10.05 Risk of Delay or Non-Occurrence of the Confirmation Date and the Effective Date

The Plan can only be confirmed if it complies with various legal requirements set forth in the Bankruptcy Code. Moreover, the occurrence of the Effective Date is subject to various conditions set forth in the Committee/High River Plan that must be satisfied or, in some instances, waived prior to the occurrence of the Effective Date. There may be delay in satisfying these conditions, and there is no assurance that these conditions will be met (or, as applicable, waived).

         10.06    Regulatory Issues

The Casino Commission must approve the Committee/High River Plan and the securities to be distributed pursuant to the Committee/High River Plan. There can be no assurance that such approval will be forthcoming. Further, the Reorganized Debtors' business is subject to pervasive regulation, including periodic review of the status of the Reorganized Debtors' compliance with applicable licensing conditions. The regulations are regularly amended and regulations which may be enacted in the future could have a significant impact on the Reorganized Debtors' operations and financial performance.

         10.07    Competition in Atlantic City Casino Industry

There is significant competition facing the Reorganized Debtors from existing operators in the Atlantic City market. In addition, there have been announcements of new entrants to the Atlantic City casino market which, if they materialize, could have an adverse impact on the financial results of the Reorganized Debtors.

         10.08    Significant Holders

Pursuant to the Committee/High River Plan, High River will be in a position to control the outcome of actions requiring shareholder approval. This concentration of ownership could impact the value of the New Common Stock. Further, if one or more Holders of a significant amount of New Common Stock were to determine to sell their shares in a short period of time, that may adversely affect the market price of the New Common Stock.

         10.09    Trademarks.

         The Proponents have reached an agreement in principle with Las Vegas Sands, Inc., the Owner of the "Sands" trademark concerning the Reorganized Debtors' right to continue to use the "Sands" trademark if the Committee/High River Plan becomes effective. The agreement in principle confirms the rights which the Debtor believes it has under existing agreement except that the agreement may not be terminated for a period of 10 years and thereafter any termination will result in a termination fee equal to one year of payments. That agreement remains subject to documentation and there can be no assurances that it will be consummated. Under the Committee/High River Plan, all executory contracts that exist between the Debtors and any Entity concerning or relating to the Debtors' rights in the Sands Trademark will be assumed by the Reorganized Debtors, to the extent such agreements are susceptible of assumption pursuant to section 365 of the Bankruptcy Code. Thus, the Proponents believe that the Reorganized Debtors will be entitled to continue to utilize that trademark in the conduct of their business operations, but there can be no assurances of same.

                                   ARTICLE XI

                                 RECOMMENDATION

THE COMMITTEE AND HIGH RIVER STRONGLY RECOMMEND THAT ALL CREDITORS RECEIVING A BALLOT VOTE IN FAVOR OF THE COMMITTEE/HIGH RIVER PLAN, AND VOTE TO REJECT THE PARK PLACE PLAN OR, IF VOTING TO ACCEPT BOTH PLANS, TO INDICATE A PREFERENCE FOR THE COMMITTEE/HIGH RIVER PLAN.

         TO BE COUNTED, BALLOTS MUST BE RETURNED SO THAT THEY WILL BE RECEIVED NO LATER THAN 5:00 P.M., EASTERN STANDARD TIME, ON JUNE 5, 2000.

Dated:  April 7, 2000


                             CYPRUS LLC

                              By: _________________
                                  Name:
                                  Title:

                              LARCH LLC

                              By: _________________
                                  Name:
                                  Title:

                              OFFICIAL COMMITTEE OF UNSECURED CREDITORS
                              By Cooper Perskie April Niedelman
                              Wagenheim & Levenson

                              By: ____________________________
                                       Eric A. Browndorf

                                  EXHIBIT D-1

                         UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF NEW JERSEY

---------------------------------------

In re:

GREATE BAY HOTEL AND CASINO, INC.,               Case No. 98-10001 (JW), et seq.
a New Jersey Corporation, GB                     (Jointly Administered)  -- ---
HOLDINGS, INC., a Delaware Corporation,
and GB PROPERTY FUNDING CORP., a
Delaware Corporation,                             Chapter 11

                   Debtors.

----------------------------------------



                FIFTH AMENDED JOINT PLAN OF REORGANIZATION UNDER
                CHAPTER 11 OF THE BANKRUPTCY CODE PROPOSED BY THE
            OFFICIAL COMMITTEE OF UNSECURED CREDITORS AND HIGH RIVER

                                       COOPER PERSKIE APRIL NIEDELMAN
                                       WAGENHEIM & LEVENSON
                                       1125 Atlantic Avenue
                                       Atlantic City, NJ  08041
                                       (609) 344-3161
                                       Eric A. Browndorf (EB-5610)
                                       Attorneys for the Official Committee
                                       Of Unsecured Creditors

                                       BERLACK, ISRAELS & LIBERMAN LLP
                                       120 West 45th Street
                                       New York, New York  10036
                                       (212) 704-0100
                                       Edward S. Weisfelner (ESW-5581)
                                       Attorneys for High River, Cyprus LLC,
                                       and Larch LLC

                                TABLE OF CONTENTS

                                                                                                            Page(s)
ARTICLE 1  DEFINITIONS........................................................................................... 1

ARTICLE 2  ADMINISTRATIVE AND PRIORITY TAX CLAIMS................................................................ 9

         2.01  Administrative Expense Claims .....................................................................9
         2.02  Priority Tax Claims ..............................................................................10
         2.03  Old Note Trustee Fees and Expenses............................................................... 10
         2.04 Unsecured Creditors Fund Expenses .................................................................10
ARTICLE 3  CLASSIFICATION OF CLAIMS AND INTERESTS ...............................................................10

         3.01  Class 1 - Priority Claims ........................................................................10
         3.02  Class 2 - Allowed Claims of Old Notes ............................................................10
         3.03  Class 3 - Other Secured Claims ...................................................................11
         3.04  Class 4 - General Unsecured Claims ...............................................................11
         3.05  Class 5 - Intercompany Notes .....................................................................11
         3.06  Class 6 - Subordinated Claims ....................................................................11
         3.07  Class 7 - Old Common Stock Interests .............................................................10
         3.08  Classification Rules .............................................................................10
         3.09  Inter-Company Claims .............................................................................11
ARTICLE 4  TREATMENT OF CLASSES UNDER THE PLAN ..................................................................12

         4.01  Class 1 - Priority Claims ........................................................................12
         4.02  Class 2 - Allowed Claims of Old Notes ............................................................12
         4.03  Class 3 - Other Secured Claims ...................................................................11
         4.04  Class 4 - General Unsecured Claims ...............................................................12
         4.05  Class 5 - Claims of Holders of Intercompany Notes ................................................13
         4.06  Class 6 - Subordinated Claims ....................................................................13
         4.07  Class 7 - Old Common Stock and Interests .........................................................13
         4.08  Controversy Concerning Impairment ................................................................12
ARTICLE 5 ACCEPTANCE OR REJECTION OF THE COMMITTE/HIGH RIVER PLAN ...............................................12

         5.01  Impaired Classes Entitled To Vote ................................................................12
         5.02  Acceptance by an Impaired Class of Claims ........................................................14
         5.03  Presumed Acceptance Plan by Unimpaired Classes ...................................................14
         5.04  Possible Presumed Acceptance by Unimpaired Class 3 ...............................................14




                                       i




         ARTICLE 6 MEAN FOR IMPLEMENTATION OF
                  THE COMMITTEE/HIGH RIVER PLAN .................................................................14
         6.01  Issuance of New Notes ............................................................................14
         6.02  Issuance of New Common Stock .....................................................................13
         6.03  Establishment of Unsecured Creditors Fund ........................................................14
         6.04  Reserve ..........................................................................................14
         6.05  Issuance of Subsidiary Stock .....................................................................14
ARTICLE 7  CONDITIONS PRECEDENT .................................................................................14

         7.01  Conditions Precedent to Confirmation Date ........................................................14
         7.02  Conditions to Effective Date .....................................................................16
         7.03  Waiver of Conditions .............................................................................15
ARTICLE 8 DISTRIBUTIONS .........................................................................................15

         8.01  Distributions ....................................................................................15
         8.02  Regulatory Conditions to Distribution ............................................................15
         8.03  Surrender of Notes and Other Securities ..........................................................17
         8.04  Survival of Certain Terms of the Old Notes Indenture .............................................16
         8.05  Method of Payment ................................................................................16
         8.06  Timing of Payment ................................................................................16
         8.07  Setoff ...........................................................................................16
         8.08  De Minimis Cash Distributions ....................................................................16
         8.09  Unclaimed Distributions to Creditors .............................................................18
         8.10  Rounding; Fractional Portions. ...................................................................17
         8.11  Treatment of Disputed Claims .....................................................................19
         8.12  Estimation of Claims .............................................................................18
         8.13  No Multiple Satisfactions ........................................................................18
         8.14  Registration and Listing of New Notes and New Common Stock .......................................20
ARTICLE 9  EXECUTORY CONTRACTS ..................................................................................19

         9.01  Assumption or Rejection of Executory Contracts and Unexpired Leases ..............................19








                                       ii



ARTICLE 10 EFFECTS OF CONFIRMATION ..............................................................................20

         10.01  Revesting of Assets .............................................................................20
         10.02  Discharge and Injunction ........................................................................20
         10.03  Retention of Jurisdiction .......................................................................20
         10.04  Subordination Rights ............................................................................24
         10.05  Effectuating Documents; Further Transactions; Timing ............................................22
         10.06  Ratification of Actions Taken ...................................................................22
         10.07  Modification of this Plan .......................................................................22
         10.08  Withdrawal of Proceedings by Old Notes Trustee ..................................................22

ARTICLE 11  MANAGEMENT AFTER CONFIRMATION .......................................................................22

         11.01  Board of Directors.............................................................................. 22
         11.02  Officers ........................................................................................23
         11.03  No Corporate Action Required ....................................................................23
         11.04  Powers and Duties of the Debtors ................................................................23
ARTICLE 12  MISCELLANEOUS PROVISIONS ............................................................................23

         12.01  Exemption from Transfer Taxes ...................................................................23
         12.02  Exculpation .....................................................................................24
         12.03  Permanent Injunction ............................................................................24
         12.04  Revocation or Withdrawal of the Plan ............................................................24
         12.05  Binding Effect ..................................................................................24
         12.06  Construction ....................................................................................24
         12.07  Time ............................................................................................24
         12.08  Headings ........................................................................................25
         12.09  Governing Law ...................................................................................25
         12.10  Existence of Committee ..........................................................................25
         12.11  Benefit Programs ................................................................................25
         12.12  Retiree Benefits ................................................................................25
         12.13  Payment of Statutory Fees .......................................................................25
         12.14  Cramdown ........................................................................................25
         12.15  Execution of Plan Documents .....................................................................25




                                      iii





         12.16  Post Consummation Effect Of Evidences Of Claims Or Interests ....................................25
         12.17  Successors And Assigns...........................................................................26
         12.18 Inconsistencies ..................................................................................26
         12.19 Compliance With Applicable Law ...................................................................26
         12.20 Severability .....................................................................................26
         12.21  Post Confirmation Fees and Expenses .............................................................27




                  The Official Committee of Unsecured Creditors appointed in the above-captioned cases (the "Committee"), together with Cyprus LLC ("Cyprus") and Larch LLC ("Larch"), each either a direct or indirect wholly owned limited liability corporation owned by Carl C. Icahn (hereinafter collectively referred to as "High River" and, together with the Committee, the "Proponents"), hereby propose the following Fourth Amended Joint Plan of Reorganization (the "Committee/High River Plan" or the "Plan") for the above-captioned Debtors pursuant to section 1121(c) of the Bankruptcy Code.

                                   DEFINITIONS

                  As used in this Plan, the following terms shall have the respective meanings specified below (such meanings to be equally applicable to the singular and plural, and the masculine, feminine and neuter forms of the terms defined).

                  Administrative Expense Claim means a Claim for payment of any costs or expenses of administration of the Cases incurred after the commencement of the Cases allowable under section 503(b) or 507(a)(1) of the Bankruptcy Code, including, without limitation: (a) the actual and necessary expenses of preserving the estates of the Debtors; (b) the actual and necessary expenses of operating the business of the Debtors (such as wages, salaries or commissions for services rendered, or severance, bonuses or other amounts due and payable to employees of the Debtors pursuant to any order of the Bankruptcy Court); (c) indebtedness or obligations incurred or assumed by the Debtors in connection with the conduct of their business, the acquisition or lease of property, or the rendition of services to the Debtors; (d) allowances of compensation for legal and other services and reimbursement of expenses awarded pursuant to sections 327,328, 330, 331, 503(b), or 1103 of the Bankruptcy Code, (e) any amounts necessary to cure defaults under assumed leases pursuant to ss. 363(b)(1)(A) of the Bankruptcy Code, and (f) all fees or charges assessed against the Estates of the Debtors under 28 U.S.C. ss. 1930; provided, however, that an Exempt Tax shall not be an Administrative Expense Claim.

                  Administrative    Operating    Expense    Claim    means   all
Administrative Expense Claims other than Administrative Expense Claims of Professionals.

                  ADR Procedure means the alternative dispute resolution procedure for resolution of timely filed personal injury and product liability claims approved by an order of the Bankruptcy Court dated August 24, 1998, including any litigation commenced or to be commenced in accordance with such procedure.

                  Allowed, when used in reference to a Claim or Interest, means any Claim against or Interest in the Debtors: (a) proof or application for allowance of which was (i) Filed on or before the date designated by the Bankruptcy Court as the last date for Filing a Proof of Claim against or Proof of Interest in the Debtors, (ii) later Filed with Bankruptcy Court leave after notice and a hearing, or (iii) if no Proof of Claim or Proof of Interest or application for allowance was Filed, which Claim or Interest has been or hereafter is listed by the Debtors in the Schedules as liquidated in amount and not disputed or contingent; and (b) (i) which is due and payable and as to which no objection to the allowance thereof has been interposed within the applicable period of limitation fixed by this Plan, the Bankruptcy Code, the Bankruptcy Rules, the Local Rules, or the Bankruptcy Court or (ii) as to which any objection has been determined by Final Order of the Bankruptcy Court, to the extent such objection has been resolved in favor of the Holder of such Claim or Interest.

                  Assets means all property of the Estates of each of the Debtors.

                  Avoiding Power Causes of Action means rights and remedies accruing to the Debtors pursuant to the Bankruptcy Code, including sections 544(b), 547, 548, 549, 550, or 553(b) thereof.

                  Ballots  means  the  ballots   accompanying   the   Disclosure
Statement and this Committee/High River Plan upon which impaired Creditors shall have indicated their acceptance or rejection of this Committee/High River Plan.

                  Bankruptcy Code means the Bankruptcy Reform Act of 1978, as amended, and as codified in title 11 of the United States Code.

                  Bankruptcy Court means the United States Bankruptcy Court for the District of New Jersey or any court having competent jurisdiction to hear appeals or certiorari proceedings therefrom, or any successor thereto that may be established by act of Congress or otherwise, and that has competent jurisdiction over the Cases.

                  Bankruptcy   Rules  means  the  Federal  Rules  of  Bankruptcy
Procedure, as amended from time to time, as applicable to the Cases.

                  Bar Date means the last date for filing Claims as fixed by the Bankruptcy Court.

                  Business Day means any day except Saturday, Sunday or a "legal holiday," as such term is defined in Bankruptcy Rule 9006(a).

                  Cases means the above-captioned cases under chapter 11 of the Bankruptcy Code in which GBHC, Funding, and Holdings are the Debtors.

                  Cash means cash and cash equivalents.

                  Casino Commission means the New Jersey Casino Control Commission.

                  Causes of Action means all legal and equitable claims, demands, or causes of action held by the Debtors against any Entity, including but not limited to, Avoiding Power Causes of Action and all Causes of Action related to the Sands Trademark.

                  Claim means a "claim" within the meaning of section 101(5) of the Bankruptcy Code.

                  Class means a class of Claims or Interests as classified in this Committee/High River Plan.

                  Collateral means any property of the Estate that secures an Allowed Secured Claim.

                  Committee means the official committee of unsecured creditors which was appointed in the Cases pursuant to section 1102 of the Bankruptcy Code.

                  Committee/High River Plan or Plan means this First Amended Joint Plan of Reorganization proposed by the Committee and High River, as the same may be amended or modified by the Proponents. Any subsequently-filed appendices, exhibits, or supplements hereto shall be deemed incorporated into and made a part hereof, as if fully set forth herein.

                  Confirmation Date means the date the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Bankruptcy Court.

                  Confirmation Hearing means the hearing before the Bankruptcy Court to consider confirmation of the Committee/High River Plan.

                  Confirmation Order means an order of the Bankruptcy Court confirming the Committee/High River Plan.

                  Creditor means any Entity that has a Claim against the Debtors that arose on or before the Petition Date or a Claim against the Estates of any kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code.

                  Debtors means GBHC, Funding, and Holdings in administratively consolidated Case Nos. 98-10001, 98-10002, and 98-10003 pending in the United States Bankruptcy Court for the District of New Jersey, and includes GBHC, Funding, and Holdings as debtors-in-possession.

                  Disbursing Agent means the Reorganized Debtors or, with the Proponents' consent, their designee or designees.

                  Disclosure Statement means the Second Amended Master Disclosure Statement dated as of March __, 2000 filed by the Debtors, together with the Disclosure Supplement filed by the Proponents, as each may be amended, supplemented or further modified from time to time.

                  Disclosure Supplement means the Fourth Amended Supplement to the Master Disclosure Statement prepared by the Proponents.

                  Disputed Claim means a Claim which is not an Allowed Claim.

                  EBITDA, as applied to the Reorganized Debtors, means earnings before interest, taxes, depreciation, and amortization.

                  Effective  Date means a Business Day which is no more than ten
(10) Business Days after the Confirmation Date, upon which (a) no stay of the Confirmation Order is in effect and (b) the conditions to the Effective Date set forth in this Plan have been satisfied or waived. The closings of the transactions contemplated by this Plan shall occur contemporaneously on the Effective Date. The Proponents shall file a notice of the Effective Date within three (3) days after its occurrence, which shall be served upon those requesting notice in the Cases pursuant to Bankruptcy Rule 2002.

                  Eligible Holder means any Holder of Old Notes other than High River or any of its affiliates.

                  Entity means an "entity" within the meaning of section 101(15) of the Bankruptcy Code.

                  Estates mean the estates of the Debtors created upon the commencement of the Cases pursuant section 541 of the Bankruptcy Code.

                  Exempt Tax means any stamp, recording or similar tax or charge (including any penalties, interest or additions thereto) within the meaning of section 1146(c) of the Bankruptcy Code which may be imposed by the laws of any state upon the transactions contemplated under, or necessary for the success of, the Committee/High River Plan, including without limitation, any mortgage recording, securities transfer, deed transfer, documentary transfer, or gains taxes.

                  Exercising Holder means an Eligible Holder of Old Notes that elects to participate in accordance with the procedures set forth in Section
6.03 herein.

                  File, Filed, Filing, or Files shall mean file, filed, filing or files, respectively, with the Bankruptcy Court in the Cases.

                  Final Order means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as entered on the docket of such court, that has not been reversed or stayed, and as to which: (a) the time to appeal or petition for certiorari has expired and no timely-filed appeal or petition for certiorari is pending, or (b) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from wich certiorari was sought.

                  Fractional Pool Trust means the trust to be established for the purpose of aggregating, holding for so long as is necessary, and liquidating as soon as practicable for the account and benefit of the Old Note Holders, the fractional New Notes and distributing the proceeds thereof to the beneficial holders of Old Note Claims in proportion to their respective rights to receive fractional New Notes.

                  Fractional Pool Trust Agreement means the form of agreement establishing the Fractional Pool Trust.

                  Fractional Pool Trustee means the Entity retained by the Debtors under the Fractional Pool Trust Agreement to administer the Fractional Pool Trust.

                  Fund Deposit has the meaning set forth in Section 4.04 herein.

                  Funding means GB Property Funding Corp.

                  GBCC means Greate Bay Casino Corporation.

                  GBHC means Greate Bay Hotel and Casino, Inc.

                  General Unsecured Claim means any Claim against the Debtors which arose or which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date, and which is not a Claim in any other Class.

                  High River means Cyprus LLC and Larch LLC, each either a direct or indirect wholly-owned limited liability company owned by Carl C. Icahn.

                  High River Investment means High River's acquisition of 4,625,000 shares of New Common Stock on the Effective Date for the total purchase price of $65 million in Cash.

                  High  River  Stock  Purchase   Agreement  means  that  certain
agreement pursuant to which High River shall be obligated to make the High River Investment.

                  Holder means any entity holding a Claim or Interest, and includes the beneficial Holder of such Claim or Interest.

                  Holdings means GB Holdings, Inc.

                  Intercompany Notes means that certain Subordinated Promissory Note of GBHC in favor of PRT Funding Corp. dated February 17, 1994 in the principal amount of $10,000,000 and that certain Subordinated Promissory Note of GBHC in favor of Pratt Casino Corporation dated January 14, 1997 in the principal amount of $5,000,000.

                  Interests means any and all rights arising out of the ownership of Old Common Stock, including all Claims against the Debtors resulting from the rescission of a purchase or sale of Old Common Stock, for damages arising from the purchase or sale of Old Common Stock, or for reimbursement or contribution allowed under section 502 on account of such a Claim, and all rights arising out of contracts, options or warrants to purchase or sell Old Common Stock.

                  Local Rules means the Local Bankruptcy Rules of the District of New Jersey, as applicable to the Case.

                  LVSI means Las Vegas Sands, Inc., or any successor in interest.

                  New By-Laws means the new By-Laws of Reorganized Holdings to be effective from and after the Effective Date and which shall be in a form acceptable to the Proponents, and filed no later than twenty (20) days prior to the Confirmation Hearing.

                  New Certificate means the new Certificate of Incorporation of Reorganized Holdings, to be effective from and after the Effective Date, and which shall be in a form acceptable to the Proponents and filed no later than twenty (20) days prior to the Confirmation Hearing.

                  New Common Stock means the ten million (10,000,000) shares of new common stock of Reorganized Holdings, par value $ .01 per share, to be issued pursuant to the Committee/High River Plan, in accordance with the exemption from registration provided under section 1145 of the Bankruptcy Code.

                  New Notes means the $110 million principal amount of 11% First Mortgage Notes due 2005, to be issued by Reorganized Holdings on the Effective Date, in accordance with the exemption from registration provided under section 1145 of the Bankruptcy Code.

                  New Notes Indenture means the trust indenture pursuant to which the New Notes will be issued, a copy of which will be filed no later than twenty (20) days prior to the deadline for submission of Ballots.

                  New Notes Trustee means the financial institution to be selected by the Proponents which will serve as trustee under the New Notes Indenture.

                  Old Common Stock means the common stock of Holdings, GBHC, and Funding issued and outstanding prior to the Petition Date, and includes any options or warrants or rights to acquire Old Common Stock.

                  Old Guarantees means the guarantees by GBHC and Holdings of the Old Notes.

                  Old Notes means the 10-7/8% First Mortgage Notes due 2004 issued by Funding and guaranteed by GBHC and Holdings.

                  Old Notes Indenture means the Indenture pursuant to which the Old Notes were issued.

                  Old Notes Trustee means the Entity serving as trustee under the Old Notes Indenture.

                  Other Subordinated Claims means Claims against any of the Debtors which are junior in priority to General Unsecured Claims by virtue of contract, applicable law, or order of the Bankruptcy Court.

                  Petition Date means January 5, 1998, the date of Filing of the voluntary petitions for relief commencing the Cases.

                  Plan Securities means the New Notes and the New Common Stock.

                  Plan Supplement means the appendices and/or supplements that may be filed by the Proponents prior to the Confirmation Date which may include, but not be limited to, the High River Stock Purchase Agreement, the New Notes Indenture, the New Certificate of Incorporation and the New By-Laws, and such other documents as may be necessary or appropriate.

                  Priority Claim means any Claim to the extent entitled to priority in payment under sections 507(a)(2)-(7) or (9) of the Bankruptcy Code.

                  Priority Tax Claim means any Claim to the extent entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

                  Professionals means Entities whose compensation or reimbursement of expenses must be authorized by order of the Bankruptcy Court pursuant to sections 327, 328, 330, 331, 503(b), or 1103 of the Bankruptcy Code.

                  Proof of Claim or Proof of Interest means a Filed Proof of Claim or Proof of Interest.

                  Record Date means the date on which Creditors entitled to vote on the Committee/High River Plan are determined by their record ownership of Claims, which date shall be the date of entry of an order of the Bankruptcy Court approving the Disclosure Statement.

                  Regulatory  Conditions  means those  conditions  described  in
Section 8.02 of this Plan.

                  Reorganized, when referring to the Debtors or any one of them, means the Debtors or any one of them after the Confirmation Order has been entered and, for purposes of making or effectuating any distribution hereunder, shall also include the Debtors or any one of them.

                  Sands means the real and personal property owned by GBHC and used or useful in the conduct of the business of the Sands Casino Hotel, Indiana Avenue and Brighton Park, Atlantic City, New Jersey.

                  Sands Trademark means the trademark "Sands" owned by LVSI, and used by the Debtors in the conduct of their business operations at the Sands.

                  Schedules means the Schedules of Assets and Liabilities and Statements of Executory Contracts and Financial Affairs, as amended, filed by the Debtors in accordance with the Bankruptcy Rules.

                  Security Documents means the documents that create and perfect
all  liens,   mortgages  and  security   interests  which  secure  the  Debtors'
obligations under the Old Notes.

                  Secured Claim means a Claim against the Debtors which is deemed by the Bankruptcy Code to have arisen prior to the Petition Date and which is (i) secured by a valid lien, security interest, or other encumbrance on Collateral, or (ii) subject to setoff under section 553 of the Bankruptcy Code, but only to the extent of the value of the Collateral, or to the extent of the amount subject to setoff, determined in accordance with section 506(a) of the Bankruptcy Code, as modified by section 1111(b) of the Bankruptcy Code.

                  Unclaimed Distribution means, in respect of any Class of Claims, all Cash or other property deemed to be "Unclaimed Distributions" pursuant to Section 8.09 of this Plan.

                  Unsecured Creditors Fund means an account to be established under this Plan and used to pay (a) Allowed General Unsecured Claims as set forth in Article 4 and (b) expenses of the Unsecured Creditors Fund Administrator in excess of those paid by the Reorganized Debtors pursuant to
Section 2.04 hereof.

                  Unsecured   Creditors  Fund  Administrator  means  the  Entity
designated by the Committee, with the reasonable consent of High River, to administer the Unsecured Creditors Fund.

                  Unsecured Creditors Fund Expenses means the expenses, including attorneys fees, incurred by the Unsecured Creditors Fund Administrator in administering the Unsecured Creditors Fund, inclusive of any fees incurred in negotiating and/or litigating the pending personal injury matters.

                  Voting Procedures Order means the Order Scheduling Confirmation Hearing for this Plan of Reorganization and Establishing Voting Procedures thereto dated ________,

                  Document References. All references to documents shall include all addenda, exhibits and schedules attached thereto or referred to therein.

                  Other Definitions. A term used and not defined herein, but that is defined in the Bankruptcy Code, shall have the meaning set forth therein. The words "herein," "hereof," "hereto," "hereunder," and others of similar import refer to this Committee/High River Plan as a whole and not to any particular section, subsection, or clause contained in this Committee/High River Plan. The word "including" shall mean "including, without limitation." The singular shall include the plural and vice versa unless the context otherwise requires.

                                    ARTICLE 2

                     ADMINISTRATIVE AND PRIORITY TAX CLAIMS

                  2.01  Administrative Expense Claims.

                  (a) Except as set forth in section 2.03 below, Allowed Administrative Operating Expense Claims will be paid in Cash, on the Effective Date, or, if such Claim becomes Allowed after the Effective Date, within five
(5) days after such Claim becomes Allowed. All requests by Professionals for final allowance of compensation and reimbursement of expenses accrued as of the Effective Date must be Filed with the Court within sixty (60) days after the Effective Date and will be paid within five (5) days after such Claims become Allowed. The estimated amount of unpaid fees and expenses of Professionals as of the Effective Date will be deposited by the Debtors in a segregated account on or prior to the Effective Date, in accordance with Bankruptcy Rule 3020(a). Such escrowed funds shall be used to pay Allowed Administrative Expense Claims of Professionals and any funds remaining after making all such payments shall revest in the Reorganized Debtors.

                  (b) Holders of Administrative Operating Expense Claims shall not be required to File any request for payment of such Claims. All Administrative Operating Expense Claims which are not due and payable by their terms as of Effective Date shall be assumed by the Reorganized Debtors, and paid in accordance with their terms, subject to all applicable offsets and defenses which the Debtors, the Reorganized Debtors, or any one of them, may hold to payment of such Claims.

                  2.02 Priority Tax Claims. At the option of the Proponents, each holder of an Allowed Priority Tax Claim shall be paid the full amount of such Allowed Priority Tax Claim, (a) in Cash, on the later of (i) the Effective Date (or as soon thereafter as is practicable), or (ii) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable); or (b) in equal quarterly installments of principal and interest at the applicable legal rate over a period not to exceed six (6) years from the date of assessment of such Priority Tax Claim.

                  2.03 Old Notes Trustee Fees and Expenses. After application to the Bankruptcy Court within sixty (60) days after the Effective Date and approval of such application by Final Order, the Reorganized Debtors will pay all Allowed fees and expenses of the Old Notes Trustee incurred in or in connection with the Cases. The Reorganized Debtors will deposit the estimated amount of fees and expenses of the Old Notes Trustee in a segregated account on the Effective Date, which funds will be used to make payments of Allowed fees and expenses of the Old Notes Trustee. Nothing contained in this Plan affects the Old Notes Trustee's rights pursuant to the Old Notes Indenture to assert a lien on the distributions due to Holders of Old Notes to secure payment of its fees and expenses. After the Effective Date, the reasonable fees and expenses of the Old Notes Trustee incurred in making distributions to Holders of Old Notes under this Plan shall be paid by the Reorganized Debtors in the ordinary course. If the Old Notes Trustee does not serve as the Disbursing Agent, then the Plan Securities distributed to the Disbursing Agent may be subject to the lien of the Old Notes Trustee under the Old Notes Indenture.

                  2.04 Unsecured Creditors Fund Expenses. After the Effective Date, the Reorganized Debtors shall from time to time reimburse the Unsecured Creditors Fund Administrator for the Unsecured Creditors Fund Expenses in an amount that shall not exceed $200,000, subject to allowance of such expenses upon application by the Unsecured Creditors Fund Administrator to the Bankruptcy Court. The remaining Unsecured Creditors Fund Expenses, if any, shall be paid from the Unsecured Creditors Fund, subject to allowance of such expenses upon application by the Unsecured Creditors Fund Administrator to the Bankruptcy Court.

                                    ARTICLE 3

                     CLASSIFICATION OF CLAIMS AND INTERESTS

                  3.01 Class 1 - Priority Claims. Class 1 consists of all Allowed Priority Claims against any Debtor. Class 1 is not impaired.

                  3.02 Class 2 - Allowed Claims of Old Notes. Class 2 consists of all Allowed Claims of Holders of Old Notes against any Debtor. Class 2 is impaired.

                  3.03 Class 3 - Other Secured Claims. Class 3 consists of all Allowed Secured Claims (other than the Old Notes) against any Debtor. Class 3
may  be  unimpaired   depending  upon  the  treatment  option  selected  by  the
Proponents.

                  3.04 Class 4 - General Unsecured Claims. Class 4 consists of all Allowed General Unsecured Claims against any Debtor. Class 4 is impaired.

                  3.05 Class 5 - Intercompany Notes. Class 5 consists of all Allowed Claims of Holders of any Intercompany Notes against any Debtor. Class 5 is impaired.

                  3.06 Class 6 - Other Subordinated Claims. Class 6 consists of all Allowed Subordinated Claims against any Debtor. Class 6 is impaired.

                  3.07 Class 7 - Old Common Stock Interests. Class 7 consists of all Old Common Stock Interests in the Debtors. Class 7 is impaired.

                  3.08 Classification Rules. A Claim is in a particular Class only to the extent that the Claim qualifies within the description of Claims of that Class, and such Claim is in a different Class to the extent that the remainder of the Claim qualifies within the description of the different Class. Pursuant to section 1123(a)(4) of the Bankruptcy Code, all Allowed Claims of a particular Class shall receive the same treatment unless the Holder of a particular Allowed Claim agrees to a less favorable treatment for such Allowed Claim. Pursuant to section 510(a) of the Bankruptcy Code, this Plan shall give effect to subordination agreements which are enforceable under applicable nonbankruptcy law, except to the extent the beneficiary or beneficiaries thereof agree to less favorable treatment. This Plan shall also give effect to the subordination rules of sections 510(b) and (c) of the Bankruptcy Code. The inclusion of a Creditor by name in any Class is for purposes of general description only, and includes all Entities claiming as beneficial interest holders, assignees, heirs, devisees, transferees or successors in interest of any kind of the Creditor named.

                  3.09 Inter-Company Claims. Claims by any Debtor against any other Debtor shall be cancelled and extinguished, including all Claims arising out of the Old Guarantees.

                                   ARTICLE 4

                       TREATMENT OF CLASSES UNDER THE PLAN

                  4.01 Class 1 - Priority Claims. Class 1 is unimpaired. Each Holder of a Class 1 Claim shall be paid the Allowed amount of such Claim, including all applicable interest and other charges to which the Holder of such Allowed Priority Claim may be entitled under applicable law or contract, to the extent permitted under the applicable provision of section 507(a), in Cash, on the later of: (a) the Effective Date (or as soon thereafter as is practicable) and (b) the first Business Day after such Claim becomes an Allowed Claim (or as soon thereafter as is practicable).

                  4.02 Class 2 - Allowed Claims of Old Notes. Class 2 is impaired. Holders of Class 2 Claims shall share pari passu and pro rata in the New Notes and 5,375,000 shares of New Common Stock. All distributions to Class 2 shall occur on the Effective Date (or as soon thereafter as is practicable) or as soon as legally permissible thereafter. After the Effective Date, the Reorganized Debtors shall use their reasonable good faith best efforts to register the Plan Securities and have them listed on a national securities exchange pursuant to Section 8.14 herein.

                  4.03 Class 3 - Other Secured Claims. Holders of Class 3 Claims, at the option of the Proponents, shall either (a) be paid in full in Cash the Allowed Amount of such Secured Claim in full satisfaction and discharge of such Creditor's lien, (b) receive deferred Cash payments totaling the Allowed amount of such Claim of a value as of the Effective Date at least equal to the value of such Creditor's interest in the Collateral securing such Claim, and shall retain the lien securing such Claim and all rights under any instrument evidencing such Claim until paid as provided herein, (c) receive, pursuant to abandonment by the Debtors possession of and the right to foreclose its lien on the Collateral securing such Claim, or (d) be treated in accordance with an agreement between the Proponents and the Holder of such Claim. In the event the treatment provided in subparagraphs (a), (b) or (c) above results in payment to such Creditor of less than the Allowed amount of its Claim, such Creditor will receive for its deficiency Claim a distribution from the Reorganized Debtors equal to the amount it would have received if its deficiency Claim were treated as a General Unsecured Claim. This distribution will be made directly from the Reorganized Debtors and not from the Unsecured Creditors Fund.

         4.04  Class 4 - General  Unsecured  Claims.  Class 4 is  impaired.
Each holder of a Class 4 Claim shall receive, in Cash, on the later of the Effective Date or the date on which such Claim becomes an Allowed Claim, its pro rata share of the Unsecured Creditors Fund. The Unsecured Creditors Fund shall consist of Cash deposited by the Reorganized Debtors on the Effective Date (the "Fund Deposit") equal to $5,360,000; provided, however, that if the Bankruptcy Court determines that Holders of Claims in Class 4 may receive more value than is to be distributed with regard to other unsecured Claims, the Fund Deposit shall be increased to the level that would afford, up to an estimated 100% dividend on the estimated total Allowed Class 4 Claims, as the Bankruptcy Court determines does not unfairly discriminate pursuant to section 1129(b) of the Bankruptcy Code. In addition, the Class 4 Creditors may also receive such other and different treatment as the Bankruptcy Court permits so as to insure maximum recovery by Class 4 Creditors in accordance with applicable law.

                  4.05 Class 5 - Intercompany Notes Claims. Holders of Class 5 Claims shall be allocated New Common Stock in an amount equal to approximately 995,079 shares. However, pursuant to section 510 of the Bankruptcy Code, all New Common Stock so allocated shall be distributed to Holders of Old Notes in Class 2, on account of and pursuant to the subordination provisions of the Intercompany Notes. Holders of Claims in this Class shall retain no distribution in respect of their Claims.

                  4.06  Class  6 -  Other  Subordinated  Claims.  Holders  of
Class  6  Claims  shall  receive  no   distribution in respect of their Claims.

                  4.07 Class 7 - Old Common Stock Interests. Holders of Class 7 Interests shall receive no distribution in respect thereof. The Old Common Stock Interests shall be cancelled, extinguished, and of no further force and effect as of the Effective Date.

                  4.08 Controversy Concerning Impairment. In the event of a controversy as to whether any Creditor or Holder of an Interest, or Class of Creditors or Class of Holders of Interests is impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy.

                                    ARTICLE 5

            ACCEPTANCE OR REJECTION OF THE COMMITTEE/HIGH RIVER PLAN

                  5.01 Impaired Classes Entitled To Vote. Classes 2 through 7 are impaired under this Plan (with the possible exception of Class 3 depending on the treatment selected by the Proponents). Each Holder of an Allowed Claim in Classes 2 through 4 shall be entitled to vote to accept or reject this Plan. Classes 5, 6, and 7 are presume to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and do not have the right to vote thereon.

                  5.02 Acceptance by an Impaired Class of Claims. A Class of Creditors shall have accepted this Plan if Creditors casting Ballots holding at least two-thirds in the aggregate dollar amount and more than one-half in number of the Allowed Claims of such Class vote to accept this Plan.

                  5.03 Presumed Acceptance by Unimpaired Classes Class 1 is unimpaired under this Plan, and, therefore, is conclusively presumed to accept this Plan pursuant to section 1126(f) of the Bankruptcy Code and does not have a right to vote thereon.

                  5.04 Possible Presumed Acceptance by Unimpaired Class 3 In the event that the Proponents elect not to impair Class 3 Claims, the Proponents reserve the right to have Class 3 presumed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code, notwithstanding the actual votes of Holders of such Claims.

                                    ARTICLE 6

                 MEANS FOR IMPLEMENTATION OF THE COMMITTEE/HIGH
                                   RIVER PLAN

                  6.01 Issuance of New Notes On the Effective Date and subject to the Regulatory Conditions, (i) Reorganized Funding will issue and Reorganized Holdings and Reorganized GBHC will guarantee, the New Notes in integral multiples of $1,000, in accordance with the New Notes Indenture and all mortgages, liens and security interests securing the New Notes will be created and perfected, (ii) the New Notes will be delivered to the Disbursing Agent, and
(iii) the Old Notes Indenture, the Security Documents, and all mortgages, liens, security interests and encumbrances securing the Old Notes will be deemed canceled, terminated, extinguished and of no force or effect as between the Debtors and the Old Notes Trustee.

                  6.02 Issuance of New Common Stock. On the Effective Date and subject to the Regulatory Conditions, Reorganized Holdings will issue and deliver 4,625,000 shares of New Common Stock to High River in exchange for the High River Investment. Reorganized Holdings will issue and deliver to the Disbursing Agent an additional 5,375,000 shares of New Common Stock, for distribution to Holders of Old Notes.

                  6.03 Establishment of Unsecured Creditors Fund No later than 20 days prior to the Confirmation Date, the Committee shall designate the Unsecured Creditors Fund Administrator. On the Effective Date, the Reorganized Debtors shall transfer the Fund Deposit to the Unsecured Creditors Fund pursuant to Section 4.04 herein.

                  6.04 Other Reserves As soon as practicable after the Confirmation Date, the Disbursing Agent shall reserve for distribution all Cash to be distributed or escrowed on the Effective Date under this Plan other than that the Fund Deposit to be transferred to the Unsecured Creditors Fund pursuant to Section 4.04 herein.

                  6.05 Issuance of Subsidiary Stock. On the Effective Date, Reorganized Funding and Reorganized GBHC will each issue to Reorganized Holdings 100 shares of common stock in exchange for $250, which will represent all of the issued and outstanding common stock of Reorganized Funding and Reorganized GBHC.

                                    ARTICLE 7

                              CONDITIONS PRECEDENT

                  7.01 Conditions Precedent to Confirmation Date. The occurrence of the Confirmation Date is subject to the satisfaction or waiver of each of the following conditions:

                  (a) the Bankruptcy Court has entered the Confirmation Order in form and substance acceptable to the Proponents containing findings, supported by evidence adduced at the Confirmation Hearing, or ordering, among other things, that upon the occurrence of the Effective Date, the issuance of all Plan Securities and the execution of any required indenture and security documents in respect thereto shall have been duly and validly authorized by all necessary corporate action; that the lien, title or other interest in collateral created by such indenture and instruments shall be valid and binding and enforceable against the Reorganized Debtors, as the case may be, and such collateral shall be subject to no prior, pari passu or subordinate encumbrances or claims except as provided for in such documents; that any fractional note pool trustee as required by the Fractional Pool Trust Agreement shall be authorized to serve as such under the Fractional Pool Trust Agreement and shall be authorized to rely on information concerning the identity and size of beneficial holders of the Old Notes from registered holders of such Notes and that the disbursing agents are authorized to aggregate and deliver fractional New Notes aggregated into New Notes to such Fractional Pool Trustee; that, pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or equity securities under the Committee/High River Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Committee/High River Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Committee/High River Plan, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax; all sale transactions consummated by the Debtors and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date including the sale by the Debtors of owned property pursuant to section 363(b) of the Bankruptcy Code and the assumption, assignment and sale by the Debtors of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Committee/High River Plan and, thus, shall not be subject to any stamp, real estate transfer, mortgage recording or other similar tax; and that all recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file and accept such documents delivered under the Committee/High River Plan without the imposition of any charge, fee, governmental assessment or tax and in such other form and substance reasonably satisfactory to the Proponents;

                  (b) the Debtors have been authorized to assume all leases and executory contracts which the Proponents may seek to assume; and

                  (c) the Debtors have received any consent of any governmental units whose consent is required for confirmation.

                  7.02 Conditions Precedent to Effective Date. The occurrence of the Effective Date is subject to the satisfaction or waiver of each of the following conditions:

                  (a) the Confirmation Order has become a Final Order;

                  (b) the New Notes Indenture, in a form reasonably satisfactory to the Proponents, has been qualified under the Trust Indenture Act;

                  (c) no conditions (other than Regulatory Conditions) to the issuance or authentication of the New Notes or New Common Stock to be distributed to the Disbursing Agent pursuant to this Plan or the New Notes Indenture shall be unsatisfied;

                  (d) the New Notes and New Common Stock have been authenticated and distributed to the Disbursing Agent;

                  (e) all other requirements of applicable laws have been satisfied; and

                  (f) the Casino Commission has approved the issuance of Plan Securities and such other provisions of this Plan for which Casino Commission approval may be necessary under applicable law to consummate the Plan.

                  7.03 Waiver of Conditions. The Proponents shall have the right to waive the condition to the Confirmation Date set forth in Section 7.01(b) herein. The Proponents shall have the right to waive the condition to the Effective Date set forth in Section 7.02(a) herein notwithstanding the pendency of an appeal of the Confirmation Order or any order related thereto, so long as there is no stay of the Confirmation Order in effect. The Effective Date may occur before the expiration of time to take an appeal or to seek reconsideration of the Confirmation Order without the giving of any notice to any objecting party. In the event of any such appeal, the Proponents may seek the dismissal of such appeal as moot following the Effective Date.

                                    ARTICLE 8

                                  DISTRIBUTIONS

                  8.01 Distributions. All distributions under this Plan other than those to members of Class 4 shall be made by the Disbursing Agent. All distributions to members of Class 4 shall be made by the Unsecured Creditors Fund Administrator. The record date for all distributions shall be the Confirmation Date.

                  8.02 Regulatory Conditions to Distribution. The Disbursing Agent shall issue the New Notes and New Common Stock to Holders of Old Notes entitled to receive such securities as and when all regulatory approvals required as a condition to issuance of such New Notes or New Common Stock to such Holder (the "Regulatory Conditions") have either been granted by the appropriate regulatory body, have been waived, or are not required under applicable law. An Entity that is not entitled to be issued New Common Stock by reason of Regulatory Conditions or otherwise shall have no rights of a Holder of such New Common Stock, including rights to vote such shares, until all Regulatory Conditions with respect to such Entity or other requirements have been satisfied and the New Common Stock has been issued to the Entity.

                  8.03 Surrender of Notes and Other Securities. Except as otherwise ordered by the Bankruptcy Court, to receive any distribution under this Plan, each Holder of an Old Notes Claim will be required to surrender all of its Old Notes to the Disbursing Agent. Failure to comply with such requirements will bar a Holder of Old Notes from receiving any distributions under this Plan. Notwithstanding the foregoing, all of the Old Notes will be deemed surrendered, canceled, and of no further force or effect as of the Effective Date, whether or not the Old Notes are delivered to the Disbursing Agent. Delivery of the Old Notes is required for administrative convenience only and any such delivery shall not alter a Holder of Old Notes' legal or equitable rights against any Entity other than the Debtors, if any.

                  The manner and procedure to be followed for surrendering Old Notes and for providing necessary affidavits and bonds shall be prescribed by the Disbursing Agent upon reasonable notice sent to all Holders of Old Note Claims.

                  8.04 Survival of Certain Terms of the Old Notes Indenture. Notwithstanding the termination and cancellation of the Old Notes, the Old Notes Indenture and the Security Documents as respects the Debtors, the provisions of the Old Notes Indenture governing the relationship of the Old Notes Trustee and the Holders of Old Notes, including those provisions relating to distributions, the Old Notes Trustee's right to payment and liens on property to be distributed to Holders of Old Notes, if any, and the Trustee's right of indemnity, if any, shall not be affected by this Plan.

                  8.05 Method of Payment. Any Cash payment made by the Disbursing Agent pursuant to this Plan shall be in U.S. dollars, either by check drawn on a domestic bank or wire transfer.

                  8.06 Timing of Payment. Any payment or distribution required to be made under this Plan on a day other than a Business Day shall be due on the next succeeding Business Day.

                  8.07 Setoff. Nothing contained herein shall be deemed to waive the Debtors' statutory or common law right of setoff, which may be enforced as to Class 4 Claims by the Unsecured Creditors Fund Administrator.

                  8.08 De Minimis Cash Distributions. The Disbursing Agent or Unsecured Creditors Fund Administrator shall not be required to distribute Cash to any Creditor if the amount of Cash to be distributed to such Creditor is less than $5.00.

                  8.09  Unclaimed Distributions to Creditors.

                  (a) Non-Negotiated Checks and Other Consideration. If an Entity entitled to receive Cash under the Committee/High River Plan fails to present for payment a check issued to such Holder pursuant to this Plan within ninety (90) days of the date such check was issued, or if any distributions are returned due to an incorrect or incomplete address for which neither the Debtors, the Reorganized Debtors, nor the Unsecured Creditors Fund Administrator have received a correct address, then the amount of Cash or other property attributable to such check or distribution shall be deemed to be Unclaimed Distributions and the payee of such check or distribution shall be deemed to have no further Claim in respect of such check or distribution, and shall not be entitled to participate in any further distributions under this Plan. Nothing in this Plan shall require the Debtors, the Reorganized Debtors, or the Unsecured Creditors Fund Administrator to attempt to locate an Entity. In the event that any New Notes or New Common Stock distributable to the Holders of Old Notes have not been distributed by the Disbursing Agent to the Holders of Old Notes Claims within two (2) years of the later of the Effective Date or the satisfaction of or failure to satisfy the Regulatory Conditions, then such consideration shall be deemed to be Unclaimed Distributions. The above time limit shall not apply to distributions to Holders of Old Notes that the Old Notes Trustee may make pursuant to the Old Notes Indenture that are independent of the consideration being distributed pursuant to this Plan.

                  (b) Revesting of Unclaimed Distributions. All Unclaimed Distributions of Cash, New Notes, or New Common Stock shall revest in the Reorganized Debtors except that any Unclaimed Distributions from the Unsecured Creditors Fund will be returned to the Unsecured Creditors Fund Administrator for further distribution to holders of Allowed General Unsecured Claims, subject to the return of the Excess Fund Deposit pursuant to Section 4.04 of the Plan.

                  8.10 Rounding; Fractional Portions. Whenever any payment of a fraction of a cent would otherwise be called for, the actual payment shall reflect a rounding of such fraction to the nearest whole cent, with one-half cent being rounded up to the nearest whole cent. To the extent Cash remains undistributed as a result of the rounding of such fraction to the nearest whole cent, such Cash shall be treated as Unclaimed Distributions under Section 8.09 herein. Whenever any distribution of a fraction of a share of New Common Stock would otherwise be called for, the actual distribution will reflect a rounding of such fraction down to the nearest whole number of shares. Whole shares of New Common Stock not distributed because of the provisions of this Section will be treated as Unclaimed Distributions under Section 8.09 herein. New Notes will be issued in integral multiples of $1,000. No fractional portions of New Notes will be issued. Notwithstanding this "Rounding" provision, fractional New Notes will be aggregated by the Disbursing Agent based upon information on beneficial holder Ballots or otherwise from registered Holders of Old Notes and intermediary Holders of Old Notes, and will be delivered to the Fractional Note Pool Trustee for sale pursuant to the Fractional Pool Trust Agreement, with the cash proceeds to be distributed to Holders of Old Notes in lieu of fractional portions, as provided by the Fractional Pool Trust Agreement as directed by the Disbursing Agent.

                  8.11 Treatment of Disputed Claims. Disputed Claims shall be treated as follows under this Plan:

                  (a) Objections to Claims. Except as otherwise provided by the Bankruptcy Court or in this Plan, all objections to Claims shall be Filed and served on the Holders of such Claims on or before the later of (i) sixty (60) days after the Confirmation Date, (ii) sixty (60) days after a particular Proof of Claim is Filed, except that such Claim shall not be deemed an Allowed Claim until after the sixty (60) day period lapses, and (iii) such additional date as the

Bankruptcy Court may fix upon application of the Debtors; provided, however, that no party in interest shall be required to File an objection to any Claim listed in the Schedules as disputed, contingent, unliquidated or undetermined and for which no Proof of Claim was Filed, which Claim shall be barred and disallowed in its entirety. After the Effective Date, the Unsecured Creditors Fund Administrator shall have the sole right to object to or seek the estimation of any Claims which are to be paid from the Unsecured Creditors Fund. Administration of Disputed Claims by the Unsecured Creditors Fund Administrator shall remain subject to the supervision of the Bankruptcy Court.

                  (b) No Distributions Pending Allowance. Notwithstanding any other provision of this Plan to the contrary, no distribution shall be made to the Holder of a Disputed Claim or the Holder of a Claim who is the subject of a proceeding against it by the Debtors, unless and until such Disputed Claim becomes an Allowed Claim or such proceeding is resolved.

                  (c) Distributions After Allowance. Once a Disputed Claim becomes an Allowed Claim, distributions on account of such Claim shall be made in accordance with the provisions of this Plan governing the Class of Claims to which the respective Claim belongs.

                  (d) ADR Procedure. The ADR Procedure will continue in effect after the Effective Date under the supervision of the Bankruptcy Court and shall be administered by the Unsecured Creditors Fund Administrator. All costs and expenses of administering the ADR Procedure incurred on or after the Effective Date shall be deemed Unsecured Creditors Fund Expenses.

                  8.12 Estimation of Claims. At any time prior to the Effective Date, or within sixty (60) days thereafter, the Proponents, the Reorganized Debtors, or the Unsecured Creditors Fund Administrator may seek the estimation of a Disputed Claim in accordance with the applicable provisions of the Bankruptcy Code and Bankruptcy Rules; provided however, that after the Effective Date, only the Unsecured Creditors Fund Administrator may seek the estimation of a Disputed Class 4 Claim. The estimated amount of a Disputed Claim shall be fixed by Final Order, which shall be deemed the amount of such Claim for all purposes under this Plan.

                  8.13 No Multiple Satisfactions An Entity that holds a Claim against more than one Debtor that arises from the same right to payment or equitable remedy that gives rise to a right to payment, such as a Holder of a Claim for a loan given to one Debtor, which loan is guaranteed by another Debtor, shall only receive a distribution as if the Entity was the Holder of a Claim against one Debtor. Such distribution shall be deemed to be in full satisfaction of the Entity's Claims against all Debtors.

                  8.14 Registration and Listing of New Notes and New Common Stock After the Effective Date, the Reorganized Debtors will use their reasonable good faith best efforts to register the New Notes and New Common Stock in accordance with applicable law and to cause such securities to be listed on a national exchange. Such securities shall be issued under this Plan in reliance on the exemption from registration provided in section 1145 of the Bankruptcy Code, subject to the approval of the Casino Commission.

                                    ARTICLE 9

                               EXECUTORY CONTRACTS

                  9.01 Assumption or Rejection of Executory Contracts and Unexpired Leases.


                  (a) Rejection of Executory Contracts and Unexpired Leases. Subject to Section 9.01(b) and 9.01(c) herein, all executory contracts and unexpired leases that exist between the Debtors and any Entity, which have not been assumed or rejected prior to the Effective Date shall be deemed rejected as of the Effective Date pursuant to section 365 of the Bankruptcy Code, except for any executory contract or unexpired lease that has been assumed pursuant to an order of the Bankruptcy Court entered at or prior to the Effective Date, or which is subject to a pending application to assume or to extend the time to assume or reject. Nothing contained herein shall constitute a waiver of any claim, right, or cause of action that the Debtors may hold against any lessor or lessee or party to an executory contract with the Debtors, including the insurer under any policy of insurance.

                  (b) Sands Trademark. Notwithstanding anything to the contrary herein, all executory contracts that exist between the Debtors and any Entity concerning or relating to the Debtors' rights in the Sands Trademark that are susceptible to assumption pursuant to section 365 of the Bankruptcy Code shall be assumed under this Plan.

                  (c) Approval of Assumption or Rejection of Leases and Contracts. Entry of the Confirmation Order shall constitute the approval, pursuant to section 365(a) of the Bankruptcy Code, of the assumption or rejection of the executory contracts and unexpired leases to be assumed or rejected pursuant to this Plan. Notice of the Confirmation Hearing shall constitute notice to any non-debtor party to an executory contract or unexpired lease that is to be assumed or rejected under this Plan.

                  (d) Bar Date for Filing Proofs of Claim Relating to Executory Contracts and Unexpired Leases Rejected Pursuant to this Plan. Any and all Proofs of Claim arising out of the rejection of an executory contract or unexpired lease rejected pursuant to this Article 9 must be Filed within thirty
(30) days after the Effective Date. Any Holder of a Claim arising out of such rejection of an executory contract or unexpired lease who fails to File a Proof of Claim within such time shall be forever barred, estopped and enjoined from asserting such Claim against the Debtors, the Reorganized Debtors, or their Estates. Unless otherwise ordered by the

Bankruptcy Court, all Claims arising from the rejection of executory contracts and unexpired leases shall be treated as General Unsecured Claims under this Plan. Nothing contained herein shall extend the time for Filing a Proof of Claim for rejection of any contract or lease rejected prior to the Confirmation Date.

                  (d) Options. Any options, warrants or other equity interests representing the right to acquire Old Common Stock shall be canceled as of the Effective Date. All Claims arising under such warrants or options shall be classified in Class 7.

                                   ARTICLE 10

                             EFFECTS OF CONFIRMATION

                  10.01 Revesting of Assets. Except as otherwise set forth herein, subject to the provisions of and for the purposes of distributions in accordance with this Plan, all property of the Estates, including all Causes of Action, shall revest in the Reorganized Debtors on the Effective Date. Such revested property shall be free and clear of all liens, claims, encumbrances and interests, except as otherwise provided in this Plan. The Reorganized Debtors shall be authorized to prosecute all Causes of Action after the Effective Date.

                  10.02 Discharge and Injunction. Pursuant to section 1141 of the Bankruptcy Code, all Claims against or Interests in the Debtors will be discharged and deemed satisfied upon the Effective Date. As of the Effective Date, all Entities that have held, currently hold or may hold a Claim or other debt or liability against the Debtors affected by this Plan are enjoined from taking any actions to collect or recover in any manner on account of any such Claims, debts or liabilities from any or all of the Assets, except as otherwise provided in this Plan. The Unsecured Creditors Fund Administrator and all General Unsecured Creditors will have no recourse against the Reorganized Debtors, their Estates, or the Proponents after the Effective Date, except for payments for reimbursement of expenses allowed by the Bankruptcy Court up to $200,000 related to the administration of the Unsecured Creditors Fund pursuant to Section 2.04 herein.

                   10.03 Retention of Jurisdiction. (a) Following the Effective Date, the Bankruptcy Court shall retain and have jurisdiction for the following purposes:

                  (i) to adjudicate all controversies concerning the classification or allowance of any Claims or Interests;

                  (ii)  to  liquidate,  allow,  or  disallow  any  Claims  which
are  disputed,   contingent,  or unliquidated;

                  (iii) to determine any and all objections to the allowance of Claims or Interests, or counterclaims to any Claim;

                  (iv) to determine any and all applications for allowance of compensation and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or this Plan;

                  (v) to determine any applications pending on the Effective Date for the rejection or assumption of executory contracts or unexpired leases or for the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any Debtor is a party or with respect to which it may be liable, and to hear and determine, and if need be to liquidate, any and all Claims arising therefrom;

                  (vi) to adjudicate any actions brought by the Debtors on any Causes of Action, at any time prior to expiration of the relevant statute of limitations;

                  (vii)  to  determine  any  and  all  applications,   adversary
proceedings, and contested or litigated matters that may be pending on the last date for objections to Claims;

                  (viii) to consider any modifications of this Plan, remedy any ambiguity, defect or omission or reconcile any inconsistency in any order of the Bankruptcy Court, including the Confirmation Order, to the extent authorized by the Bankruptcy Code;

                  (ix) to determine all controversies, suits and disputes that may arise in connection with the interpretation, enforcement, or consummation of this Plan;

                  (x) to consider and act on the compromise and settlement of any Claim or cause of action by or against the Debtors or the Estates, including but not limited to determining all controversies, suits and disputes that may arise in connection with the interpretation, enforcement or consummation of such compromises and settlements previously approved by the Bankruptcy Court or that may be approved in the future;

                  (xi) to issue orders in aid of execution of this Plan to the extent authorized by section 1142 of the Bankruptcy Code;

                  (xii) to determine such other matters as may be set forth in the Confirmation Order or which may arise in connection with this Plan or the Confirmation Order;

                  (xiii) to adjudicate disputes over the issuance of New Notes or New Common Stock to Holders of Allowed Claims; and to administer the ADR Procedure.

                  (b) The Bankruptcy Court shall have exclusive jurisdiction over any action against any of the Entities exculpated pursuant to Section 12.02 of this Plan based upon any act or omission in connection with, or arising out of, the Cases, the proposed confirmation or consummation of this Plan, or the administration of the Cases or this Plan, or the property to be distributed under this Plan.

                  10.04 Subordination Rights. The classification and treatment of all Claims and Interests under this Plan shall be in full settlement and satisfaction of any contractual, legal and equitable subordination rights, whether arising under general principles of equitable subordination, section 510(c) of the Bankruptcy Code or otherwise, that a Holder of a Claim or Interest may have against other Claim Holders with respect to any distribution made pursuant to this Plan.

                  10.05 Effectuating Documents; Further Transactions; Timing. The Proponents, the Debtors, and the Reorganized Debtors are authorized to execute, deliver, file, or record such contracts, instruments, releases, and other agreements or documents and to take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan. All transactions that are required to occur on the Effective Date under the terms of this Plan shall be deemed to have occurred simultaneously. The Old Notes Trustee shall deliver in recordable form all documents or instruments reasonably requested by the Debtors or the Reorganized Debtors to cancel of record all mortgages, liens, security interests and encumbrances on any Collateral for the Old Notes.

                  10.06 Ratification of Actions Taken. Entry of the Confirmation Order and the occurrence of the Effective Date shall ratify all transactions effected by the Debtors and the Proponents from and including the Petition Date through the Effective Date. After entry of the Confirmation Order, all Creditors and Interest Holders shall be enjoined and restrained from commencing or continuing any action or proceeding arising out of or related to the consummation of the transactions contemplated by this Plan.

                  10.07 Modification of this Plan Subject to section 1127 of the Bankruptcy Code, the Proponents may agree among themselves to amend or modify this Plan, and remedy any defect or omission, or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan. Every amendment or modification of this Plan shall supersede and render null and void all prior versions of this Plan.

                  10.08 Withdrawal of Proceedings by Old Notes Trustee. As of the Confirmation Date, the Old Notes Trustee shall use its best efforts to suspend any appeals or other proceedings then pending in connection with Orders of the Bankruptcy Court. As of the Effective Date, the Old Notes Trustee shall withdraw all such proceedings with prejudice.

                                   ARTICLE 11

                          GOVERNANCE AFTER CONFIRMATION

                  11.01 Board of Directors. The Boards of Directors of the Debtors existing prior to the Effective Date shall continue in place after the Effective Date as directors of the Reorganized Debtors until the first meeting of holders of New Common Stock. The first meeting of holders of New Common Stock shall occur as soon as reasonably practicable after a total of not less than 3.5 million shares of New Common Stock has been issued and at least one Entity entitled to receive New Common Stock has either been approved by the appropriate regulatory bodies, the necessity for such approval has been waived, or approval is not required under applicable law. At the first meeting of holders of New Common Stock, such holders shall be entitled to elect the Board of Directors of Reorganized Holdings. An entity that is not yet entitled to be issued New Common Stock by reason of the Regulatory Conditions or otherwise shall have no rights of a holder of New Common Stock, including the right to vote such shares, until all Regulatory Conditions or other requirements have been satisfied and the New Common Stock has been issued to the Entity. The Board of Directors of Reorganized Holdings shall appoint the Boards of Directors of Reorganized GBHC and Reorganized Funding.

                  11.02 Officers. The officers of the Debtors holding office prior to the Effective Date shall continue in office unless changed by the Boards of Directors of the Reorganized Debtors after the Effective Date, subject to the Bankruptcy Court's Order of March 31, 1998, providing for severance payments to certain officers.

                  11.03 No Corporate Action Required. As of the Effective Date, the issuance of New Notes and New Common Stock, the adoption, execution, delivery and implementation of all contracts, leases, documents, instruments, and other agreements related to or contemplated by this Plan, and the other matters provided for, under, or in furtherance of this Plan involving action to be taken by or required of the Debtors or the Reorganized Debtors shall be deemed to have occurred and be effective as provided herein, and shall be authorized and approved in all respects without further order of the Bankruptcy Court or any requirement of further action by stockholders or directors of the Debtors or the Reorganized Debtors. All documents or instruments which must be executed and delivered by the Debtors or the Reorganized Debtors under this Plan shall be deemed appropriately executed if signed by either of the President, Chief Executive Officer, Executive Vice President, or any Vice President of the Debtors.

                  11.04 Powers and Duties of the Debtors. From and after the Confirmation Date, the Debtors and the Reorganized Debtors shall have the powers and exercise the duties, as set forth in section 1123(b)(3) of the Bankruptcy Code, to retain, enforce, settle, and prosecute all Causes of Action.

                                   ARTICLE 12

                            MISCELLANEOUS PROVISIONS

                  12.01 Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of securities or other property under this Plan; the creation, transfer, filing or recording of any mortgage, deed of trust, financing statement or other security interest; or the making, delivery, filing or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with this Plan, shall not be subject to any stamp tax, real estate tax, conveyance, filing or transfer fees, mortgage, recording or other similar tax, or other government assessment. All recording officers and other entities whose duties include recordation of documents lodged for recording shall record, file, and accept such documents delivered under this Plan without the imposition of any charge, fee, governmental assessment, or tax.

                  12.02 Exculpation. Neither the Debtors, nor the Proponents, nor any of their officers, directors, members, employees, advisors, consultants, attorneys, affiliates, or agents shall have or incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, or arising out of, the Cases, the proposed confirmation or consummation of this Plan, the administration of the Cases or this Plan, or the property to be distributed under this Plan except for willful misconduct and gross negligence, and in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under this Plan.

                  12.03 Permanent Injunction. Except as otherwise set forth in this Plan, on and after the Effective Date all persons and entities that have held, hold or may hold (a) any Claim against or Interest in the Debtors shall be permanently enjoined from and against (i) commencing or continuing in any manner any suit, action or other proceeding of any kind against the Debtors, the Reorganized Debtors, or the Estates with respect to any such Claim or Interest
(ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtors, the Reorganized Debtors, or the Estates, (iii) creating, perfecting or enforcing any lien or encumbrance of any kind against the Debtors, the Reorganized Debtors, or the Estates or against any of their properties or interests in property with respect to such Claim or Interest and (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtors, the Reorganized Debtors, or against any property or interest in property of the Debtors or the Reorganized Debtors with respect to any such Claim or Interest and (b) any Claim, right, action, cause of action against or Interest in the Debtors, the Reorganized Debtors, or the Estates shall be permanently enjoined from and against commencing or continuing any suit, action or proceeding against, asserting or attempting to recover any Claim against or Interest in, or otherwise affecting the Debtors, the Reorganized Debtors, or the Estates with respect to any matter that is the subject of this Plan.

                  12.04 Revocation or Withdrawal of the Plan. If the Proponents revoke or withdraw this Plan, then this Plan shall be deemed null and void.

                  12.05 Binding Effect. This Plan shall be binding upon, and shall inure to the benefit of, the Debtors, the Reorganized Debtors, the Holders of all Claims and Interests, and their respective successors and assigns. Confirmation of this Plan binds each of the Holders of Claims and Interests to the terms and conditions of this Plan, whether or not such Holder has accepted this Plan.

                  12.06  Construction.  The rules of  construction  set forth in section 102 of the Bankruptcy Code shall apply to construction of this Plan.

                  12.07 Time. In computing any period of time prescribed or allowed by this Plan, unless otherwise set forth herein, the provisions of Bankruptcy Rule 9006 shall apply.

                  12.08 Headings. The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor are intended in any manner to affect any interpretation of the provisions of this Plan.

                  12.09 Governing Law. Except to the extent that the Bankruptcy Code or other federal law is applicable, the rights, duties and obligations of any Entity arising under this Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New Jersey, without regard to New Jersey choice of law provisions.

                  12.10 Existence of Committee. The Committee shall continue in existence until the Effective Date, upon which date the Committee shall be disbanded.

                  12.11 Benefit Programs. As of the Confirmation Date, all programs or plans maintained by the Debtors for the benefit of present or former employees and dated on or before the Petition Date which have not been previously terminated shall be continued in force and effect and assumed by the Reorganized Debtors. Any Entity with a Claim arising from such termination shall be treated as a Holder of a General Unsecured Claim.

                  12.12 Retiree Benefits. Except as otherwise provided in this Plan, any obligations of the Debtors to any Entity for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtors prior to the Petition Date, if any, shall continue in effect and be assumed by the Reorganized Debtors.

                  12.13 Payment of Statutory Fees. No later than the Effective Date, the Debtors shall have paid all fees due to the United States Trustee through the Effective Date. Such fees which accrue after the Effective Date and until the Cases are closed shall be payable by the Reorganized Debtors.

                  12.14 Cramdown. At the Confirmation Hearing, the Proponents may seek Confirmation of this Plan notwithstanding the rejection of this Plan by any impaired Class of Creditors or Interest Holders.

                  12.15 Execution of Plan Documents Upon application by the Proponents, the Court may issue an order directing any necessary party to execute, deliver, or to join in the execution or delivery of an instrument or document, and to perform any act necessary for the consummation of this Plan.

                  12.16 Post Consummation Effect Of Evidences Of Claims Or Interests. Notes, stock certificates, and other evidence of Claims against or Interests in the Debtors shall, effective on the Effective Date, represent only the right to participate in the distributions contemplated by this Plan.

                  12.17 Successors and Assigns. The rights, benefits, and obligations of any Entity named or referred to in this Plan shall be
binding  upon,  and  shall  inure  to  the  benefit  of,  the  heir,   executor,
administrator, successor, or assignee of such Entity.

                  12.18 Inconsistencies. In the event that there is any inconsistency between this Plan and the Disclosure Statement, any exhibit to this Plan, or any other instrument or document created or executed pursuant to this Plan, this Plan shall govern.

                  12.19 Compliance With Applicable Law. It is intended that the provisions of this Plan (including the implementation thereof) shall be in compliance with applicable law, including, without limitation, the Bankruptcy Code, the Securities Act of 1933, the Internal Revenue Code, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, each as amended, as well as any rules and regulations promulgated thereunder. If Proponents conclude that this Plan may not comply with any of the foregoing, then the Proponents may amend this Plan in such respects as they deem necessary to bring this Plan into compliance therewith, subject to the provisions herein governing amendment of this Plan.

                  12.20 Severability. Subject to section 1127 of the Bankruptcy Code, if the Bankruptcy Court determines at the Confirmation Hearing that any material provision of this Plan is invalid or unenforceable, such provision, to the extent the Proponents agree, shall be severable from this Plan and null and void, and, in such event, such determination shall in no way limit or affect the enforceability or operative effect of any or all other portions of this Plan.

                  12.21 Post Confirmation Fees and Expenses The Debtors and the Reorganized Debtors shall be authorized to pay the fees and expenses of any professional retained by the Debtors accruing after the Confirmation Date in accordance with the terms of engagement of such professional, and without the need for a hearing or Bankruptcy Court order.

                                   CYPRUS LLC

                                   By:______________________________
                                      Name:
                                      Title:


                                    LARCH LLC

                                     By:______________________________
                                        Name:
                                        Title:

                                     Official Committee of Unsecured Creditors
                                     By Cooper Perskie April Niedelman
                                     Wagenheim & Levenson

                                     By: ____________________________
                                         Eric A. Browndorf

Dated:  April 7, 2000

Exhibit D-2


[Letterhead of Icahn Associates Corp.]

February 15, 2000





To Whom It May Concern:

Reference is made to the First Amended Joint Plan of Reorganization (as the same may be amended or modified) proposed by the official creditors committee and High River (1) (the "Committee High River Plan") as well as the letter of even date executed by Mr. Icahn. The undersigned is the Chief Financial Officer of Icahn Associates. This will confirm that Mr. Icahn's personal net worth is in excess of $1 billion and that he is possessed of sufficient liquid funds to ensure that Cypress and Larch can meet their obligation under the High River Stock Purchase Agreement.

Icahn Associates

By:  /s/ Robert Mitchell
       Robert Mitchel
       Chief Financial Officer

(1) Capitalize terms not otherwise defined herein shall have the meanings ascribed to them in the Committee/High River Plan.

[Letterhead of Carl C. Icahn]

February 15, 2000





To Whom It May Concern:

Reference is made to the First Amended Joint Plan of Reorganization (as the same may be amended or modified) proposed by the official creditors committee and High River (1) (the "Committee High River Plan"). Please be advised that, as of the Effective Date, I shall take whatever actions reasonably necessary to ensure adequate funding of Cypress and Larch sufficient to meet their obligations under the High River Stock Purchase Agreement.

Sincerely,



/s/ Carl C. Icahn
Carl C. Icahn

(1) Capitalize terms not otherwise defined herein shall have the meanings ascribed to them in the Committee/High River Plan.

Exhibit D-3

GLOBAL DEVELOPMENT PLAN 2000-2002


- Begin the process of acquiring the Post Office site.

         -The  process  will  take   approximately  3+  years  to  negotiate  an
agreement, relocate the operation, and clear the parcel and develop a 1,500 space parking garage and transportation center.

         -The CRDA and the City of Atlantic City have been actively working with the Sands in the past and have pledged to continue this process.

         -The relocation of the Post Office will also allow the City to continue its project of widening Martin Luther King, Jr. Boulevard, creating a better access into the Sands facility.

         -Acquire the Gold Store, Claridge Administration Building and Poseidon Restaurant for purpose of clearing these lots and paving the way for the Pacific Avenue Buildout.

         -All cost except the cash payment ($1.5 million) for the Claridge Building will be paid from internally generated cash.

         -Develop and complete by July 1, 2002 the Pacific Avenue Buildout - which will include:

         -A 16 floor hotel tower with 200 new hotel rooms -20,000 square feet of additional casino space -800 additional slot machines -Banquet ballroom and retail public space -Combining the hotel lobby with the Pacific Avenue Entrance -Connection availability, via a skywalk over Pacific Avenue to the eventual parking garage on the Post Office site

USES OF CASH


2000

- Acquire Claridge Building                               $  1,500,000


2001

- Begin construction of Expansion to Pacific                20,000,000
Avenue (200 rooms, 16 floors, ballroom, banquet, retail space, 20,000 square feet casino space, 800 additional slot machines)


2002

- Complete expansion to Pacific Avenue                      34,000,000
(July 1, 2002)

                                                           -----------

                                                           $55,500,000

                                                           ===========
NOTES

-CRDA Room Expansion Credits of at least $3 million are available to offset total cost of this expansion. This has not been factored into above schedule, as timing of reimbursement has not been finalized.

-Unsecured Creditors Disbursement at effective date will be a use of funds invested for the equity purchased.

GREATE BAY HOTEL AND CASINO, INC.
PROJECTED STATEMENTS OF OPERATIONS
MANAGEMENT FORECAST
(amounts in thousands)


                                    Total-00P        Total-01P         Total-02P
                                    ---------        ---------         ---------
Table Drop                          466,072          470,637           480,656
                                    ---------        ---------         ---------
Revenues:
Casino - table games                 69,911           70,596            72,098
Casino - slots                      165,722          174,058           195,296
Casino - poker                        1,990            2,000             2,000
Casino - simulcast                    1,080            1,200             1,200
Casino - keno                       --------         --------          -------
Casino revenues                     238,703          247,854           270,595

Rooms                                 9,783            9,988            11,874
Food and Beverage                    27,818           29,742            32,518
Other                                 3,524            3,500             3,500
                                    --------         --------          -------
Gross revenues                      279,828          291,085           318,487

Promotional
 Allowances                          21,982           23,441            25,907
                                    --------         -------           -------
Net revenues                        257,846          267,643           292,580
                                    --------         -------           -------

Operating Expenses:
Payroll - salaries
and wages                            69,901           71,607            75,862
Payroll - benefits
and taxes                            23,413           23,630            25,005
Advertising
and promotion                        21,950           23,034            24,450
Coin incentive
programs                             36,956           38,668            41,109
Entertainment                           933            1,000             1,000
Food and beverage
costs                                10,243           10,930            11,951
Maintenance and
repairs                               6,742            6,975             7,410
Operating supplies                    4,778            4,950             5,306
Casino bad debt                       2,144            2,118             2,168
Property and
equipment rentals                     3,147            3,200             3,401
Travel and
entertainment                           168              175               175
Professional fees                       988            1,000             1,000
Casino gaming tax                    19,206           19,942            21,805
Regulatory costs                      4,304            4,320             4,580
Insurance                             1,764            1,863             2,012
Utilities                             4,859            4,957             5,366
Property taxes                        8,382            8,575             9,597
License fee for
Sands name                              293              300               303
Other operating
expenses                              5,201            5,358             5,718
                                    -------           ------            ------
Total operating

expenses                            225,373          232,603           248,218
                                    -------          -------           -------

EBITDA                               32,473           35,041            44,362
                                    -------          -------           -------


GREATE BAY HOTEL AND CASINO, INC.
PROJECTED STATEMENTS OF OPERATIONS
MANAGEMENT FORECAST
(amounts in thousands)


                                    Total-00P        Total-01P         Total-02P
                                    ---------        ---------         ---------
EBITDA (before
management fees)                     32,473           35,041            44,362

Management fees

Timing differences
(accrual to cash
basis)                               (3,324)            (600)             (600)

CRDA deposits                        (2,948)            (3,098)         (3,295)
                                     ------            -------          -------
Cash flow before
capital
expenditures,debt
service and
income taxes                         26,201           31,343            40,467

Capital
expenditures                        (15,300)         (10,500)           (7,000)
Expansion                            (1,500)         (25,500)          (28,500)
                                    ----------       ---------         --------

Cash flow before
debt service
and income taxes                      9,401           (4,657)            4,967

Debt service                         (4,084)          (9,799)          (10,262)
                                     ------            ------          --------

Cash flow before
income taxes                          5,317          (14,456)           (5,295)

Income Taxes:
         State                                          (833)           (1,696)
         Federal                     (5,238)          (4,492)           (5,898)

Net cash flow                            79          (19,781)          (12,889)

Borrowings/
(repayments)
on credit
facilities

Net proceeds
(disbursements)
- restructuring (1)                  55,600
                                     -------         -------           --------

--------------------------------------------------------------------------------
(1) Proceeds are net of among other things $5.4 million paid to the Unsecured Creditors.



Net change in
cash                                 55,679         (19,781)           (12,889)

Beginning cash
balance                              20,897          76,576             56,795
                                     --------        --------           -------

Ending cash
balance                              76,576          56,795              43,906

                                  Exhibit D-4

GB Holdings, Inc. and Subsidiaries
Pro Forma Presentation of the Effects of The Plan
Using Estimated July 1, 2000 Balance Sheet
(In Thousands)
(UNAUDITED)

                                                Estimated
                                             Pre-Confirmation                                                    Post-Confirmation
                                               Consolidated                                                        Consolidated
                                              Balance Sheet        Reorganization      Fresh Start                 Balance Sheet
                                                 7/1/2000           Adjustments        Adjustments                   7/1/2000
                                             ------------------    ---------------- ------------------         --------------------
Current Assets                                        $ 36,353              $ -           $ 65,000                    $ 101,353
Property and Equipment, net                            166,217                -            (36,502)                     129,715
Obligatory Investments                                   9,218                -             (2,024)                       7,194
Other Assets                                             3,142                -               (691)                       2,451
                                                                                             9,287                        9,287
Reorganization Value In Excess Of Amounts                                                  (29,930)
  Allocable To Identifiable Assets                           -                -             29,930                            -

                                             ------------------    -------------    ---------------         --------------------


     Total Assets                                    $ 214,930              $ -           $ 35,070                    $ 250,000
                                             ==================    =============    ===============         ====================


Current Liabilities                                   $ 23,412          $ 5,250                $ -                     $ 28,662
Liabilities Subject To Compromise                      217,028         (101,778)                 -                            -
                                                                       (115,250)
Long-Term Debt                                             800          110,000                  -                      110,800
Deferred Taxes and Other Noncurrent
  Liabilities                                            8,567                                                            8,567
Common Stock                                                 1               49                 50                          100
Additional Paid-In Capital                              27,946                               8,975                      101,871
                                                                                            64,950
Accumulated Deficit                                    (62,824)         101,778                  -                            -
                                                                            (49)           (38,905)

                                             ------------------    -------------    ---------------         --------------------

Total Liabilities and Shareholders' Equity           $ 214,930              $ -           $ 35,070                    $ 250,000
                                             ==================    =============    ===============         ====================





GB Holdings, Inc. and Subsidiaries
Pro Forma Presentation of the Effects of The Plan of Reorganization Using Estimated July 1, 2000 Assets & Liabilities
Tax Basis
(UNAUDITED)
(In Thousands)





                                                                                                               (A)
                                                                                                            Estimated
                                                                                                            Pro Forma
                                                                                                        Post Confirmation
                                                        Estimated                  ProForma             Assets & Liabilities
                                                    Post Confirmation          IRC Sec. 108              After IRC Sec.
                                                    Assets and Liabilities        Reduction               108 Reduction
                                                        Tax Basis                    Tax                    Tax Basis
                                                       July 1, 2000                 Basis                  July 1, 2000
                                                    -------------------       -------------------       -------------------

Current Assets                                               $ 108,291        $                0                 $ 108,291

Depreciable PP&E (Net)                                          94,623                    (3,620)                   91,003
Construction in Progress                                         2,295                      (116)                    2,179
Land                                                            54,884                    (2,766)                   52,118
Obligatory Investments                                          16,053                        (3)                   16,050
Other Assets                                                    14,699                        (3)                   14,696
                                                    -------------------       -------------------       -------------------

Total Assets                                                 $ 290,845                  $ (6,508)                $ 284,337
                                                    ===================       ===================       ===================



Current Liabilities                                           $ 28,662
Long Term Debt                                                 110,800
Non Current Liabilites                                           8,567
                                                    -------------------

                                                             $ 148,029
                                                    ===================


Maximum Basis                                                $ 142,816
                                                    ===================
Reduction Per
IRC Sec. 1017(b)(2)





(A) Since the proposed effective date of the Plan of Reorganization is in the Year 2000, the reduction of tax attributes caused by cancellation of debt does not occur until 2001. This Pro Forma is prepared based upon the tax attribute reduction as calculated at the time of Reorganization applied to the Tax Basis Assets and Liabilites as of July 1, 2000.

Exhibit D-5

SANDS HOTEL AND CASINO -
ANALYSIS OF THE COMMITTEE/HIGH RIVER PLAN
--------------------------------------------------------------------------------
VALUATION ANALYSIS RECOVERY - HIGH RIVER                      65,000
--------------------------------------------------------------------------------

Estimated 2000 EBITDA                              32,473    CURRENT PROJECTIONS
Multiple                           5.30              5.80           6.30
Enterprise Value                172,107           188,343        204,580
Less Debt                      (110,000)         (110,000)      (110,000)
Plus Cash                        60,640            60,640         60,640
                                -------          ----------     ---------
Implied Equity Value            122,747           138,983        155,220

High River Ownership             46.25%            46.25%         46.25%
High River Value                 56,770            64,280         71,789
High River Payment               65,000            65,000         65,000
                                -------          ---------      ---------
Premium to High River           (8,230)              (720)         6,789
DISCOUNT FOR HIGH RIVER         -14.5%              -1.1%           9.5%
% PREMIUM OVER PURCHASE PRICE   -12.7%              -1.1%          10.4%

Bondholder Ownership             53.75%            53.75%         53.75%
B/H Equity Value                 65,976            74,704         83,431
B/H Bond Value                  110,000           110,000        110,000
                               --------           --------      ---------
Total B/H Value                 175,976           184,704        193,431
Less Secured Claim            (110,000)          (110,000)      (110,000)
                               ---------         ----------     ---------
Value to Unsecured Clm           65,976            74,704         83,431
Unsecured Claim Amount           99,832            99,832         99,832
% Recovery to unsecured **          66%               75%            84%
   ** - Prior to the effect of subordination agreement

--------------------------------------------------------------------------------
RECOVERIES USING VALUE BASED UPON WHAT HIGH RIVER IS PAYING
--------------------------------------------------------------------------------

High River Ownership %          46.25%
High River Payment              65,000
                               -------
Implied Value of Total Equity  140,541
B/H Equity %                    53.75%
B/H Equity Value                75,541
B/H Bond Value                 110,000
                               -------
Total B/H Value                185,541
Less Secured Claim            (110,000)
                               --------
Value to Unsecured Clm          75,541
Unsecured Claim Amount          99,832
% Recovery to unsecured **         76%
   ** - Prior to subordination

--------------------------------------------------------------------------------



-----------------------------------------------------------------------------------------------------------------------------------
Recovery Matrix using High Range Valuation - High River
-------------------------------------------------------
                                                                                                        Post subord.
                                                 Pre-subord.                            Recovery        Unsecured
                                                 Percentage    Dollar    Subordination  After           Percentage
                                Claim Amount     Recovery      Recovery  Impact         Subordination   Recovery
General Unsecured Claims         6,700              80%         5,360        -             5,360             80%
                                 -----              ---         -----    -------          ------             ---
Subordinated Claims             18,482              84%        15,446    (15,446)             -               0%

Senior Note Claims - Others     53,366              84%        44,598     10,132          54,731            100%

Senior Note Claims - High River 27,984              84%        23,387      5,313          28,700            100%
                                ------                         ------      -----          ------
Total Bondholder-I / C Claims   99,832                         83,431        -            83,431





Recovery Matrix using Valuation based on Payment
------------------------------------------------

General Unsecured Claims         6,700              80%         5,360      -               5,360             80%
                                 -----              ---         -----                      -----
Subordinated Claims             18,482              76%        13,985    (13,985)             -               0%


Senior Note Claims - Others     53,366              76%        40,381      9,174          49,555             93%


Senior Note Claims - High River 27,984              76%        21,175      4,811          25,986             93%
                                ------                         ------                     ------
Total Bondholder-I / C Claims   99,832                         75,541      -              75,541



Recovery Matrix using Valuation based on average of Payment and High Range
--------------------------------------------------------------------------

General Unsecured Claims         6,700              80%         5,360       -              5,360             80%
                                ------              ---         -----                      -----
Subordinated Claims             18,482              80%        14,715    (14,715)             -               0%


Senior Note Claims - Others     53,366              80%        42,489      9,653          52,143             98%

Senior Note Claims - High River 27,984              80%        22,281      5,062          27,343             98%
                                ------                                     -----          ------
Total Bondholder-I / C Claims   99,832                                      -             79,486


-----------------------------------------------------------------------------------------------------------------------------------

Exhibit D-6


SANDS HOTEL AND CASINO -
----------------------

UNFAIR DISCRIMINATION ANALYSIS OF THE PARK PLACE PLAN

Recoveries using Park Place Valuation Analysis - Park Place


Estimated 2000 EBITDA                                                 40,363
Multiple                                            5.30                5.80                  6.30
Enterprise Value                                 213,924             234,105               254,287
Less Debt                                       (128,000)           (128,000)             (128,000)
Plus Cash                                         28,800              28,800                28,800
                                                ----------          ---------             --------
Implied Equity Value                             114,724             134,905               155,087

Park Place Ownership                                57.7%              57.7%                 57.7%
Park Place Value                                   66,196             77,840                89,485
Park Place Payment                                 40,000             40,000                40,000
                                                ---------           --------              --------
Premium to Park Place                              26,196             37,840                49,485
Discount for Park Place                             39.6%              48.6%                 55.3%
% Premium over Purchase Price                       65.5%              94.6%                123.7%

Bondholder Ownership                                 42.3%             42.3%                  42.3%
B/H Equity Value                                    48,528            57,065                 65,602
B/H Bond Value                                     128,000           128,000                128,000
                                                ----------          --------               --------
Total B/H Value                                    176,528           185,065                193,602
Less Secured Claim                                (110,000)         (110,000)             (110,000)
                                                -----------         ---------             ---------
Value to Unsecured Clm                               66,528           75,065                 83,602
Unsecured Claim Amount                               99,832           99,832                 99,832
% Recovery to unsecured**                               67%              75%                    84%
** Prior to the effect of subordination
agreement



Recoveries using Value based upon what Park Place is Paying


IMPLIED BASED ON PAYMENT                                   IMPLIED BASED ON EXCHANGE OPTION
------------------------                                   --------------------------------

Park Place Ownership                       57.7%
Park Place Payment                        40,000
                                         -------
Implied Value of Total Equity             69,334           Repurchase offer                   3.61
B/H Equity %                               42.3%           # of shares (000's)            4,230.80
                                          ------
B/H Equity Value                          29,334           B/H Exchange Equity Value         15,273
B/H Bond Value                           128,000           B/H Bond Value                   128,000
                                     -----------                                            -------
Total B/H Value                          157,334           Total B/H Value                  143,273
Less Secured Claim                     (110,000)           Less:  Secured Claim           (110,000)
                                    ------------                                        -----------
Implied Value to Unsecured Clm            47,334           Exch. Option value to unsec.      33,273
Unsecured Claim Amount                    99,832           Unsecured Claim Amount            99,832
% Recovery to unsecured**                    47%                  % Recovery to unsecured**     33%
 **-Prior to subordination                                           **-Prior to subordination

Recovery Matrix using High Range Valuation - Park Place

                                                                                                       Post subord.
                                    Pre-subord.                                       Recovery         Unsecured
                                    Percentage      Dollar           Subordination    After            Percentage
                  Claim Amount      Recovery        Recovery         Impact           Subordination    Recovery
General
Unsecured
Claims              6,700           100%             6,700                -            6,700           100%
                   --------         ----            -------                           ---------        ----

Subordinated
Claims             18,482            84%            15,477           (15,127)            350             2%

Park Place
Undersecured       11,463            84%             9,600             1,831          11,431           100%

Senior Note
Undersecured       69,887            84%            58,525            13,296          71,821           100%
                  ---------                         ---------        ---------        ---------

Total Bondholder-
I/C Claims         99,832                           83,602                -           83,602


Recovery Matrix using Valuation based on Payment

General
Unsecured
Claims              6,700           100%             6,700                -            6,700           100%
                  ---------         ----             -------                          -------          ----

Subordinated
Claims             18,482            47%             8,763            (8,413)            350             2%

Park Place
Undersecured       11,463            47%             5,435               855           6,320            55%

Senior Note
Claims             69,887            47%            33,136             7,528          40,664            58%
                  ---------                         --------           ------         ---------

Total Bondholder-
I/C Claims         99,832                           47,334               -            47,334


Recovery Matrix using Valuation based on average of Payment and High Range

General
Unsecured
Claims              6,700           100%             6,700               -             6,700           100%
                    -------         ----             ------                           ---------        ----

Subordinated
Claims             18,482            66%            12,120           (11,770)            350             2%

Park Place
Undersecured       11,463            66%             7,517             1,358           8,875            77%

Senior Note
Claims             69,887            66%            45,380            10,412          56,242            80%
                  ---------                         ---------        --------         -------

Total Bondholder-
I/C Claims         99,832                           65,468               -            65,468




Exhibit D-7

             Park Place - Committee/High River Distribution Comparison Analysis

Recovery Matrix using High Range Valuation - Park Place



                                                                                                       Post subord.
                                    Pre-subord.                                       Recovery         Unsecured
                                    Percentage      Dollar            Subordination   After            Percentage
                  Claim Amount      Recovery        Recovery          Impact          Subordination    Recovery
General
Unsecured
Claims              6,700           100%             6,700                -            6,700           100%
                    -------         ----             -------                          --------         ----

Subordinated
Claims             18,482            84%            15,477           (15,127)            350             2%

Park Place
Undersecured       11,463            84%             9,600             1,831          11,431           100%

Senior Note
Undersecured       69,887            84%            58,525            13,296          71,821           100%
                  ---------                         ---------         --------        ------

Total Bondholder-
I/C Claims         99,832                           83,602                -           83,602


Recovery Matrix using Valuation based on Payment

General
Unsecured
Claims              6,700           100%             6,700                -            6,700           100%
                   -------          ----             -----                            -------          ----

Subordinated
Claims             18,482            47%             8,763            (8,413)            350             2%

Park Place
Undersecured       11,463            47%             5,435               855           6,320            55%

Senior Note
Claims             69,887            47%            33,136             7,528          40,664            58%
                  ---------                         ---------          -----          ------

Total Bondholder-
I/C Claims         99,832                           47,334                -           47,334

Recovery Matrix using Valuation based on average of Payment and High Range

General
Unsecured
Claims              6,700           100%             6,700                -            6,700           100%
                    -------         ----             -----                            -------          ----

Subordinated
Claims             18,482            66%            12,120           (11,770)            350             2%

Park Place
Undersecured       11,463            66%             7,517             1,358           8,875            77%

Senior Note
Claims             69,887            66%            45,830            10,412          56,242            80%
                  ---------                         ---------         ---------       -------

Total Bondholder-
I/C Claims         99,832                           65,468                -           65,468




              Park Place - Committee/High River Distribution Comparison Analysis

Recovery Matrix using High Range Valuation - High River


                                                                                                       Post subord.
                                    Pre-subord.                                       Recovery         Unsecured
                                    Percentage       Dollar            Subordination  After            Percentage
                  Claim Amount      Recovery         Recovery          Impact         Subordination    Recovery
General
Unsecured
Claims              6,700            80%              5,360                 -          5,360            80%
                    -------          ---              ---------                       -------          ----

Subordinated
Claims             18,482            84%              15,446         (15,446)             -              0%

Senior Note
Claims - Others    53,366            84%              44,598          10,132          54,731           100%

Senior Note Claims
- High River       27,984            84%              23,387           5,313          28,700           100%
                   -------                          ---------         -------         -------

Total Bondholder-
I/C Claims         99,832                             83,431             -            83,431

Recovery Matrix using Valuation based on Payment

General
Unsecured
Claims              6,700            80%                5,360             -            5,360            80%
                    -------         ----                ------       ---------        ------

Subordinated
Claims             18,482            76%              13,985         (13,985)              -             0%

Senior Note
Claims - Others    53,366            76%              40,381           9,174          49,555            93%

Senior Note Claims
- High River       27,984            76%              21,175           4,811          25,986            93%
                   --------                          ---------        -------         -------

Total Bondholder-
I/C Claims         99,832                             75,541             -            75,541

Recovery Matrix using Valuation based on average of Payment and High Range

General
Unsecured
Claims              6,700            80%                5,360             -            5,360            80%
                  ---------          ---                -----                         ------           ----

Subordinated
Claims             18,482            80%              14,715         (14,715)             -              0%

Senior Note
Claims - Others    53,366            80%              42,489           9,653          52,143            98%

Senior Note Claims
- High River       27,984            80%              22,281           5,062          27,343            98%
                  ---------                                          ---------        ------

Total Bondholder
-I/C Claims        99,832                                               -             79,486




             Park Place - Committee/High River Valuation Comparison

Recoveries using Park Place Valuation Analysis - Park Place

Estimated 2000 EBITDA                                                40,363
Multiple                                            5.30               5.80                   6.30
Enterprise Value                                 213,924            234,105                254,287
Less Debt                                       (128,000)          (128,000)              (128,000)
Plus Cash                                         28,800             28,800                 28,800
                                                ----------          ---------             ---------
Implied Equity Value                             114,724            134,905                155,087

Park Place Ownership                                57.7%             57.7%                  57.7%
Park Place Value                                   66,196            77,840                 89,485
Park Place Payment                                 40,000            40,000                 40,000
                                                ---------           ---------             --------
Premium to Park Place                              26,196            37,840                 49,485
Discount for Park Place                             39.6%             48.6%                  55.3%
% Premium over Purchase Price                       65.5%             94.6%                 123.7%

Bondholder Ownership                                42.3%             42.3%                  42.3%
B/H Equity Value                                   48,528            57,065                 65,602
B/H Bond Value                                    128,000           128,000                128,000
                                                ----------          --------               -------
Total B/H Value                                   176,528           185,065                193,602
Less Secured Claim                               (110,000)         (110,000)              (110,000)
                                                -----------         ---------             ---------
Value to Unsecured Clm                             66,528            75,065                 83,602
Unsecured Claim Amount                             99,832            99,832                 99,832
% Recovery to unsecured**                             67%               75%                    84%
** Prior to the effect of subordination
agreement



Recoveries using Value based upon what Park Place is Paying
Implied Based on Payment                                   Implied Based on Exchange Option
------------------------                                   --------------------------------
Park Place Ownership%            57.7%
Park Place Payment              40,000
                                ------
Implied Value of Total Equity   69,334                     Repurchase offer                       3.61
B/H Equity %                     42.3%                     # of shares (000's)                4,230.80
                               -------
B/H Equity Value                29,334                     B/H Exchange Equity Value        15,273
B/H Bond Value                 128,000                     B/H Bond Value                  128,000
                               --------                                                   ---------
Total B/H Value                157,334                     Total B/H Value                 143,273
Less Secured Claim            (110,000)                    Less:  Secured Claim           (110,000)
                              ------------                                                ------------
Implied Value to Unsecured Clm  47,334                     Exch. Option value to unsec.     33,273
Unsecured Claim Amount          99,832                     Unsecured Claim Amount           99,832
% Recovery to unsecured**          47%                     % Recovery to unsecured**           33%
** Prior to subordination                                  ** Prior to subordination



             Park Place - Committee/High River Valuation Comparison

Valuation Analysis Recovery - High River                                                   65,000

Estimated 2000 EBITDA                                                32,473               Current Projections
Multiple                                            5.30               5.80                   6.30
Enterprise Value                                 172,107            188,343                204,580
Less Debt                                       (110,000)          (110,000)              (110,000)
Plus Cash                                         60,640             60,640                 60,640
                                                ----------          ---------             -----------
Implied Equity Value                             122,747            138,983                155,220

High River Ownership                              46.25%             46.25%                 46.25%
High River Value                                  56,770             64,280                 71,789
High River Payment                                65,000             65,000                 65,000
                                                ----------          ---------             ------------
Premium to High River                            (8,230)              (720)                  6,789
Discount for High River                          - 14.5%             - 1.1%                   9.5%
% Premium over Purchase Price                    - 12.7%             - 1.1%                  10.4%

Bondholder Ownership                              53.75%              53.75%                 53.75%
B/H Equity Value                                  65,976              74,704                 83,431
B/H Bond Value                                   110,000             110,000                110,000
                                                ----------          --------              ----------
Total B/H Value                                  175,976             184,704                193,431
Less Secured Claim                              (110,000)           (110,000)             (110,000)
                                                -----------         ---------             ----------
Value to Unsecured Clm                            65,976              74,704                83,431
Unsecured Claim Amount                            99,832              99,832                99,832
% Recovery to unsecured**                            66%                 75%                   84%
** Prior to the effect of subordination
agreement



Recoveries using Value based upon what High River is Paying
High River Ownership                 46.25%
High River Payment                   65,000
                                     ------
Implied Value of Total Equity       140,541
B/H Equity %                         53.75%
                                  ---------
B/H Equity Value                     75,541
B/H Bond Value                      110,000
                                    -------
Total B/H Value                     185,541
Less Secured Claim                (110,000)
                                 ----------
Value to Unsecured Clm               75,541
Unsecured Claim Amount               99,832
% Recovery to unsecured**               76%
** Prior to subordination

-------------------------------------------------------------------------------
SANDS HOTEL AND CASINO POST CONFIRMATION CASH ANALYSIS

--------------------------------------------------------------
 CASH BALANCE POST CONFIRMATION
--------------------------------------------------------------
                                         PPE          HR
                                         -------     --------
 Cash at 3/31/00                          18,000      18,000
 Cage & WC Needs                         (13,000)    (13,000)
 Cash Contribution                        40,000      65,000
 Pmnt to Convenience/ unsecured           (6,700)     (5,360)
 Pmnt to current profs                    (3,000)     (3,000)
 Other Admin Claims                       (1,000)     (1,000)
 Pmnt to ML/PP profs                      (2,000)       -
 Cost to convert signage                  (3,500)       -
                                          -------     --------

--------------------------------------------------------------
 Cash balance post confirmation **         28,800      60,640
--------------------------------------------------------------

** - Post confirmation cash balance for the PPE Plan does not relect adjustments for severence payments estimated at approximately $1.7 million.
--------------------------------------------------------------------------------